     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          ACCREDO HEALTH, INCORPORATED
             (Exact name of registrant as specified in its charter)

           DELAWARE                                                         62-1642871
(State or other Jurisdiction of                                          (I.R.S. Employer
        Incorporation)                                                  Identification No.)

                             ---------------------
                     1640 CENTURY CENTER PARKWAY, SUITE 101
                            MEMPHIS, TENNESSEE 38134
                                 (901) 385-3688

         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                DAVID D. STEVENS
                            CHIEF EXECUTIVE OFFICER
                          ACCREDO HEALTH, INCORPORATED
                     1640 CENTURY CENTER PARKWAY, SUITE 101
                            MEMPHIS, TENNESSEE 38134
                                 (901) 385-3688

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

                STEVEN L. POTTLE, ESQ.                                       JOHN J. EGAN III, P.C.
                JOHN B. SHANNON, ESQ.                                        DAVID A. CIFRINO, P.C.
                  ALSTON & BIRD LLP                                         MCDERMOTT, WILL & EMERY
              1201 WEST PEACHTREE STREET                                        28 STATE STREET
             ATLANTA, GEORGIA 30309-3424                                BOSTON, MASSACHUSETTS 02109-1775
                    (404) 881-7000                                               (617) 535-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
    If delivery of this prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED              PROPOSED
                                                                     MAXIMUM               MAXIMUM              AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE       OFFERING PRICE          AGGREGATE            REGISTRATION
             TO BE REGISTERED                 REGISTERED(1)        PER SHARE(2)         OFFERING PRICE             FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....  2,300,000 shares         $34.25             $78,775,000             $20,797
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares of common stock that the underwriters have the option to purchase from the Company solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on July 24, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 27, 2000
PROSPECTUS

                                2,000,000 SHARES

                       ACCREDO HEALTH, INCORPORATED LOGO
                                  COMMON STOCK

     We are offering 2,000,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol "ACDO." The last reported sale price of our common stock on the Nasdaq National Market on July 26, 2000 was $39.625 share.

                               ------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Public offering price.......................................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Accredo, before offering expenses...............   $          $

     We have granted the underwriters the right to purchase up to an additional 300,000 shares to cover over-allotments. The underwriters expect to deliver the
shares against payment on             , 2000.

                               ------------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q                                          SUNTRUST EQUITABLE SECURITIES
                     BANC OF AMERICA SECURITIES LLC
                                                    FIRST UNION SECURITIES, INC.

         , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    7
Forward-Looking Statements..................................   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Price Range of Common Stock.................................   17
Capitalization..............................................   18
Selected Financial Information..............................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   32
Management..................................................   50
Principal Stockholders and Beneficial Ownership of
  Management................................................   53
Description of Capital Stock................................   55
Shares Eligible for Future Sale.............................   58
Underwriting................................................   60
Legal Matters...............................................   62
Experts.....................................................   62
Incorporation of Certain Information By Reference...........   62
Where You Can Find More Information.........................   63
Index to Financial Statements...............................  F-1

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 7 and the financial statements beginning on page F-1 before making any investment decision.

                          ACCREDO HEALTH, INCORPORATED

     We provide specialized contract pharmacy services on behalf of biopharmaceutical manufacturers to patients with chronic and potentially life threatening diseases. We help these patients meet the challenges of often difficult medication regiments by ensuring that their drugs and related supplies are delivered securely and on time and that patients have the information and support they need to take their medication as prescribed. Our services help increase the revenues of biopharmaceutical manufacturers of the drugs we handle by accelerating patient acceptance of new drugs, increasing patient compliance with prescribed treatments and compiling valuable clinical information about drug effectiveness. Our principal focus is on providing drugs and services for drugs that are used by chronic patients on a recurring basis, administered through injection, and require temperature control or other specialized handling. These drugs are expensive, with annual costs generally ranging from $8,000 to $200,000 per patient. The following table lists the disease categories we serve and the drugs we dispense to patients with these diseases.

DISEASE CATEGORIES                                     DRUGS
------------------                                     -----
Multiple Sclerosis.................................    AVONEX(R)
Gaucher Disease....................................    Ceredase(R) and Cerezyme(R)
Hemophilia and Autoimmune Disorders................    Clotting factor and intravenous immunoglobulin
Growth Hormone-Related Disorders...................    Protropin(R), Nutropin(R), Nutropin AQ(R) and
                                                       Nutropin Depot(TM)
Crohn's Disease....................................    REMICADE(TM)
Rheumatoid Arthritis...............................    REMICADE(TM)
Respiratory Synctial Virus.........................    Synagis(R)

     We have existing preferred relationships with Biogen, Inc., Centocor, Inc., Genentech, Inc. and Genzyme Corporation, as well as a national distribution agreement with MedImmune, Inc. Although our preferred relationships are not exclusive, our preferred status generally means that we are a recommended provider of the manufacturer's drug to patients and physicians. These agreements with Biogen, Centocor and Genentech and also contain preferred drug pricing from the manufacturer to compensate us for our specialized services. These agreements provide that their terms may be adjusted periodically in the event of changed market conditions or required service levels.

     We provide overnight, temperature-controlled delivery of all drugs and supplies necessary for patients to self-administer their drugs safely and effectively. Our pharmacists and customer service staff talk frequently with patients over the telephone, help them comply with prescribed treatments and educate them about ways to manage their complex diseases more effectively. In addition, our reimbursement specialists manage the complicated paperwork that is required to collect payment for the patient's medication from insurance companies and managed care plans. Because these specialized drugs are so expensive to develop and to purchase, efficient reimbursement management is important to both the manufacturer and the patient.

     We believe our business will benefit from the large number of specialized drugs that are being developed to treat chronic diseases. We monitor the clinical development of new drugs and potential new treatments for chronic diseases to identify opportunities where our services can add value to manufacturers and patients. As of April 2000, industry sources estimated that there were more than 300 biopharmaceutical products in late stage development. Biopharmaceutical manufacturers face many challenges as they try to bring these drugs to market, such as limited internal resources, an unpredictable drug approval process, limits on patent protections, drug acceptance by physicians and consumers and competition with rival drugs. Traditional pharmacy distribution channels often lack the specialized knowledge needed to manage chronic disease patients. We believe that biopharmaceutical manufacturers will increasingly recognize the benefits of outsourcing product development, launch and specialized pharmacy services as the biopharmaceutical market matures and competition increases.

     Our goal is to be the leading provider of specialized contract pharmacy services to biopharmaceutical manufacturers. In addition to expanding revenues from our current product lines, key elements of our strategy include:

     - increasing the number of chronic diseases that we serve;

     - expanding our service offerings;

     - establishing additional relationships with academic medical centers and children's hospitals;

     - increasing our number of payor contracts; and

     - making selective acquisitions of similar or complementary businesses.

                              RECENT DEVELOPMENTS

     Since our initial public offering in April 1999, we have entered into two joint ventures and completed two acquisitions:

     - On October 1, 1999, we entered into a joint venture with Children's National Medical Center in Washington, D.C. to market and distribute Synagis(R) and growth hormone and related services and supplies.

     - On October 20, 1999, we acquired two pharmacies located in Florida and California from a subsidiary of Home Medical of America, Inc. Both pharmacies focus on pharmaceutical care for patients with chronic diseases.

     - On December 1, 1999, we acquired the outstanding stock of Sunrise Health Management, Inc., a provider of specialty pharmacy services to patients with chronic diseases. Sunrise serves patients throughout the Southeast from its headquarters in Norcross, Georgia and specializes in providing intravenous immunoglobulin, commonly referred to as IVIG, to patients with autoimmune disorders. Sunrise also provides pharmacy services to patients with hemophilia and growth hormone-related disorders.

     - On January 1, 2000, we entered into a joint venture agreement with Specialized Pharmaceutical Services, Inc. to market, sell, provide and distribute IVIG products and related services and supplies in 13 northeastern and eastern states.

     Effective April 1, 2000, we purchased an additional interest in Children's Hemophilia Services, increasing our ownership from 50% to 80%.

     Effective May 1, 2000, Aetna U.S. Healthcare(R) selected us as one of three preferred providers of injectable medications to Aetna U.S. Healthcare(R) members and participating physicians.

                                  THE OFFERING

Common stock offered by us..............       2,000,000 shares

Common stock to be outstanding after the
offering                                       16,106,968 shares

Use of proceeds.........................       We intend to use the proceeds to
                                               repay approximately $40 million
                                               of indebtedness and for working
                                               capital and other general
                                               corporate purposes, including
                                               possible acquisitions.

Nasdaq National Market symbol...........       ACDO

     The number of shares of common stock to be outstanding after the offering does not include 1,187,287 shares of common stock subject to outstanding options at June 30, 2000 with a weighted average exercise price of $5.95 per share.

     Unless otherwise stated, all information contained in this prospectus gives effect to a three-for-two stock split in the form of a 50% stock dividend issued to stockholders on February 21, 2000 and assumes no exercise of the underwriters' over-allotment option.

                            ------------------------

     Our principal executive offices are located at 1640 Century Center Parkway, Suite 101, Memphis, Tennessee 38134, and our telephone number is (901) 385-3688.

     Accredo Health, Incorporated(SM) is a service mark of Accredo and Nova Factor(R) is a trademark of Accredo. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The table below provides a summary of our financial data for the three fiscal years ended June 30, 1999, the nine months ended March 31, 1999 and 2000 and as of March 31, 2000. You should read this summary financial data together with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                             YEAR ENDED JUNE 30,              MARCH 31,
                                                        ------------------------------   -------------------
                                                          1997       1998       1999       1999       2000
                                                        --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Net patient service revenue.......................  $106,143   $170,002   $244,158   $176,816   $241,413
    Other revenue.....................................     8,049      9,806     12,277      8,861     11,483
    Equity in net income of joint ventures............     1,017      1,150      1,919      1,230      1,722
                                                        --------   --------   --------   --------   --------
         Total revenues...............................   115,209    180,958    258,354    186,907    254,618
  Operating expenses:
    Cost of services..................................   101,080    154,046    220,517    159,198    217,450
    General and administrative........................     5,939     12,489     17,637     12,907     17,089
    Bad debts.........................................     2,977      3,165      4,739      3,420      4,549
    Depreciation and amortization.....................     4,877      3,861      3,911      3,003      2,404
                                                        --------   --------   --------   --------   --------
         Total operating expenses.....................   114,873    173,561    246,804    178,528    241,492
                                                        --------   --------   --------   --------   --------
  Operating income....................................       336      7,397     11,550      8,379     13,126
  Interest expense, net...............................       984      3,552      3,165      2,653      1,498
                                                        --------   --------   --------   --------   --------
  Income (loss) before income taxes and extraordinary
    item..............................................      (648)     3,845      8,385      5,726     11,628
  Income tax expense..................................     1,502      2,420      4,003      2,843      4,580
                                                        --------   --------   --------   --------   --------
  Income (loss) before extraordinary item.............    (2,150)     1,425      4,382      2,883      7,048
  Extraordinary item for early extinguishment of debt,
    net of income tax benefit.........................        --         --     (1,254)        --         --
                                                        --------   --------   --------   --------   --------
  Net income (loss)...................................  $ (2,150)  $  1,425   $  3,128   $  2,883   $  7,048
  Mandatorily redeemable cumulative preferred stock
    dividends.........................................    (2,043)    (2,043)    (1,617)    (1,532)        --
                                                        --------   --------   --------   --------   --------
  Net income (loss) to common stockholders............  $ (4,193)  $   (618)  $  1,511   $  1,351   $  7,048
                                                        ========   ========   ========   ========   ========
  Net income (loss) per share to common stockholders--
    diluted(1)........................................  $  (0.54)  $  (0.07)  $   0.14   $   0.15   $   0.48
                                                        ========   ========   ========   ========   ========
  Weighted average number of shares and dilutive
    equivalents outstanding...........................     8,127      9,061     10,432      9,322     14,741

                                                                   MARCH 31, 2000
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  8,500      $ 41,340
  Working capital...........................................    36,744        69,584
  Total assets..............................................   201,392       234,232
  Long-term debt............................................    41,500            --
  Stockholders' equity......................................    74,224       148,564

------------------------------

(1) Historical diluted loss per share for the years ended June 30, 1997 and 1998 have been calculated using the same denominator as used for basic loss per share because the inclusion of dilutive securities in the denominator would have an anti-dilutive effect.

(2) Reflects the receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock by us in this offering at an assumed offering price of $39.625 per share.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and results of operations could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment.

WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF BIOPHARMACEUTICAL SUPPLIERS AND THE LOSS OF ANY OF THESE RELATIONSHIPS COULD SIGNIFICANTLY IMPACT OUR ABILITY TO SUSTAIN OR GROW OUR REVENUES.

     We derive a substantial majority of our revenue and profitability from our relationships with Biogen, Genzyme and Genentech. The table below shows the concentration of our revenue derived from these relationships as a percentage of revenue for the periods indicated:

                                                       FISCAL YEARS ENDED
                                                  -----------------------------   NINE MONTHS ENDED
                                                  JUNE 30, 1998   JUNE 30, 1999    MARCH 31, 2000
                                                  -------------   -------------   -----------------
Biogen..........................................      23%             31%               37%
Genzyme.........................................      46%             37%               31%
Genentech.......................................       6%              4%                4%

     Our agreements with these suppliers are short-term and cancelable by either party without cause on 60 to 90 days prior notice. These agreements also generally limit our ability to handle competing drugs during and, in some cases, after the term of the agreement, but allow the supplier to distribute through channels other than us. Further, these agreements provide that pricing and other terms of these relationships be periodically adjusted for changed market conditions or required service levels. Any termination or adverse adjustment to any of these relationships could have a material adverse effect on a significant portion of our business, financial condition and results of operations.

OUR ABILITY TO GROW COULD BE LIMITED IF WE DO NOT EXPAND OUR EXISTING BASE OF DRUGS OR IF WE LOSE PATIENTS.

     We focus almost exclusively on a limited number of complex and expensive drugs that serve small patient populations. The concentration of our revenue related to these diseases and the associated drugs is shown in the table below as a percentage of revenue for the periods indicated:

                                                       FISCAL YEARS ENDED
                                                  -----------------------------   NINE MONTHS ENDED
                                                  JUNE 30, 1998   JUNE 30, 1999    MARCH 31, 2000
                                                  -------------   -------------   -----------------
Multiple Sclerosis..............................       23%             31%               37%
Gaucher Disease.................................       46%             37%               31%
Hemophilia and Autoimmune Disorders.............       23%             21%               20%
Growth Hormone-Related Disorders................        7%              6%                7%
Crohn's Disease.................................       --               1%                1%
Respiratory Synctial Virus......................       --               1%                2%

     Due to the small patient populations that use the drugs we handle, our future growth is highly dependent on expanding our base of drugs. Further, a loss of patient base or reduction in demand for any reason of the drugs we currently handle could have a material adverse effect on a significant portion of our business, financial condition and results of operation.

OUR BUSINESS WOULD BE HARMED IF DEMAND FOR OUR PRODUCTS AND SERVICES IS REDUCED.

     Reduced demand for our products and services could be caused by a number of circumstances, including:

     - patient shifts to treatment regimens other than those we offer;

     - new treatments or methods of delivery of existing drugs that do not require our specialty products and services;

     - a recall of a drug;

     - adverse reactions caused by a drug;

     - the expiration or challenge of a drug patent;

     - competing treatment from a new drug or a new use of an existing drug;

     - the loss of a managed care or other payor relationship covering a number of high revenue patients;

     - the cure of a disease we service; or

     - the death of a high-revenue patient.

THERE IS SUBSTANTIAL COMPETITION IN OUR INDUSTRY, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The specialty pharmacy industry is highly competitive and is continuing to become more competitive. All of the drugs, supplies and services that we provide are also available from our competitors. Our current and potential competitors include:

     - other specialty pharmacy distributors;

     - specialty pharmacy divisions of wholesale drug distributors;

     - pharmacy benefit management companies;

     - hospital-based pharmacies;

     - retail pharmacies;

     - home infusion therapy companies;

     - comprehensive hemophilia treatment centers; and

     - other alternative site health care providers.

     Many of our competitors have substantially greater resources and more established operations and infrastructure than we have. We are particularly at risk from any of our suppliers deciding to pursue its own distribution and services and not outsource these needs to companies like us. A significant factor in effective competition will be an ability to maintain and expand relationships with managed care companies, pharmacy benefit managers and other payors who can effectively determine the pharmacy source for their enrollees.

RECENT INVESTIGATIONS INTO REPORTING OF AVERAGE WHOLESALE PRICES COULD REDUCE OUR PRICING AND MARGINS.

     Recent revisions to how the average wholesale price (or AWP) is determined will result in reduced prices and profit margins for some drugs that the Company handles. Many government payors, including Medicare and Medicaid pay the Company directly or indirectly at the drug's AWP or at a percentage off AWP. The Company has also contracted with a number of private payors to sell drugs at AWP or at a percentage off AWP. AWP for most drugs is compiled and published by a private company, First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported AWP of many drugs, including some that the Company sells, is an appropriate or accurate measure of the market price of the drugs. As recently reported in the Wall Street Journal, there are also several whistleblower lawsuits pending against manufacturers of certain drugs. These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWP prices of certain drugs to First DataBank. Bayer AG, one of the Company's suppliers of clotting factor, announced on May 9, 2000, that is engaged in settlement discussions with the government regarding these charges. In February 2000, First DataBank published a Market Price Survey of 437 drugs. The First DataBank Survey significantly reduces reimbursement to the Company for a number of the clotting factor products and IVIG the Company sells.

     A number of state Medicaid agencies now pay the Company for clotting factor at the prices shown on the Market Price Survey or at a percentage discount off those prices. Other states have not changed their pricing structure or have changed back to their pre-Market Price Survey reimbursement rates. Health Care Financing Administration has also announced that effective October 1, 2000 Medicare intermediaries should calculate the amount that they pay for clotting factor and 49 other drugs by using the lower prices on the First DataBank Market Price Survey. It is expected that all of the Medicare intermediares will adopt the lower pricing.

     The Company estimates that reimbursements by Medicare and state Medicaid agencies make up approximately 2% and 7%, respectively, of the Company's gross patient service revenues from drugs the Company handles that are covered by the Market Price Survey. The Company has seen an overall reduction in pricing and margins for clotting factor that the Company sells. However, management of the Company cannot predict the eventual results of the government investigations and the changes made by First DataBank. If the reduced average wholesale prices published by First DataBank for the drugs that the Company sells are ultimately adopted as the standard by which the Company is paid by government payors or private payors, this could have a material adverse effect on the Company's business, financial condition and results of operation, including reducing the pricing and margins on certain of the Company's products.

IF ANY OF OUR RELATIONSHIPS WITH MEDICAL CENTERS ARE DISRUPTED OR CANCELLED, OUR BUSINESS COULD BE HARMED.

     We have significant relationships with six medical centers that provide services primarily related to hemophilia, growth hormone-related disorders and respiratory synctial virus. For the fiscal years ended June 30, 1998 and 1999 and the nine-month period ended March 31, 2000, we received approximately 30%, 23% and 15%, respectively, of our earnings before income taxes and extraordinary item from equity in the net income from our joint ventures. Our joint venture with Children's Home Care, Inc. represented approximately 11% of our earnings before income taxes and extraordinary item for the fiscal year ended June 30, 1999.

     Our agreements with medical centers have terms, between one and five years, and may be cancelled by either party without cause upon notice of between one and twelve months. Adverse changes in our relationships with those medical centers could be caused, for example, by:

     - changes caused by consolidation within the hospital industry;

     - changes caused by regulatory uncertainties inherent in the structure of the relationships; or

     - restrictive changes to regulatory requirements.

Any termination or adverse change of these relationships could have a material adverse effect on our business, financial condition and results of operations.

IF ADDITIONAL PROVIDERS OBTAIN ACCESS TO FAVORABLY PRICED DRUGS WE HANDLE, OUR BUSINESS COULD BE HARMED.

     We are not eligible to participate directly in the federal pricing program of the Public Health Service, commonly known as PHS, which allows hospitals and hemophilia treatment centers to obtain discounts on clotting factor. The federal Health Resources and Services Administration recently issued a notice we expect will broaden the number of facilities purchasing PHS priced clotting factor. Increased competition from hospitals and hemophilia treatment centers may reduce our profit margins.

OUR ACQUISITION AND JOINT VENTURE STRATEGY MAY NOT BE SUCCESSFUL, WHICH COULD CAUSE OUR BUSINESS AND FUTURE GROWTH PROSPECTS TO SUFFER.

     As part of our growth strategy, we recently completed two acquisitions and entered into two joint venture arrangements. We will continue to evaluate other joint venture and acquisition opportunities, but we cannot predict or provide assurance that we will complete any future acquisitions or joint ventures. Acquisitions and joint ventures involve many risks, including:

     - difficulty in identifying suitable candidates and negotiating and consummating acquisitions on attractive terms;

     - difficulty in assimilating the new operations;

     - increased transaction costs;

     - diversion of our management's attention from existing operations;

     - dilutive issuances of equity securities that may negatively impact the market price of our stock;

     - increased debt; and

     - increased amortization expense related to goodwill and other intangible assets that would decrease our earnings.

We could also be exposed to unknown or contingent liabilities resulting from the pre-acquisition operations of the entities we acquire, such as liability for failure to comply with health care or reimbursement laws.

FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Our results of operations may fluctuate on a quarterly basis, which could adversely affect the market price of our common stock. Our results may fluctuate as a result of:

     - lower prices paid by Medicare or Medicaid for the drugs that we sell, including lower prices resulting from recent revisions in the method of establishing AWP

     - below-expected sales or delayed launch of a new drug;

     - price and term adjustments with our drug suppliers;

     - increases in our operating expenses in anticipation of the launch of a new drug;

     - product shortages;

     - inaccuracies in our estimates of the costs of ongoing programs;

     - the timing and integration of our acquisitions;

     - changes in governmental regulations;

     - the annual renewal of deductibles and co-payment requirements that affect patient ordering patterns;

     - our provision of drugs to treat seasonal illnesses, such as respiratory synctial virus;

     - physician prescribing patterns; and

     - general economic conditions.

OUR BUSINESS WOULD BE HARMED IF THE BIOPHARMACEUTICAL INDUSTRY CEASES RESEARCH, DEVELOPMENT AND PRODUCTION OF THE TYPES OF DRUGS THAT ARE COMPATIBLE WITH THE SERVICES WE PROVIDE.

     Our business is highly dependent on continued research, development, manufacturing and marketing expenditures of biopharmaceutical companies, and the ability of those companies to develop, supply and generate demand for drugs that are compatible with the services we provide. Our business would be materially and adversely affected if those companies stopped outsourcing the services we provide or failed to support existing drugs or develop new drugs. Our business could also be harmed if the biopharmaceutical industry undergoes any of the following developments:

     - supply shortages;

     - adverse drug reactions;

     - drug recalls;

     - increased competition among biopharmaceutical companies;

     - an inability of drug companies to finance product development because of capital shortages;

     - a decline in product research, development or marketing;

     - a reduction in the retail price of drugs from governmental or private market initiatives;

     - changes in the FDA approval process; or

     - governmental or private initiatives that would alter how drug manufacturers, health care providers or pharmacies promote or sell products and services.

OUR BUSINESS COULD BE HARMED IF THE SUPPLY OF ANY OF THE PRODUCTS THAT WE DISTRIBUTE BECOMES SCARCE.

     The biopharmaceutical industry is susceptible to product shortages. Some of the products that we distribute, such as IVIG and blood-related products, are collected and processed from human donors. Accordingly, the supply of these products is highly dependant on human donors and their availability have been constrained from time to time. If these products, or any of the other drugs that we distribute, are in short supply for long periods of time, our business could be harmed.

IF SOME OF THE DRUGS THAT WE PROVIDE LOSE THEIR "ORPHAN STATUS," WE COULD FACE MORE COMPETITION.

     Our business could also be adversely affected by the expiration or challenge to the "orphan drug" status that has been granted by the Food and Drug Administration, FDA, to some of the drugs that we handle. When the FDA grants "orphan drug" status, it will not approve a second drug for the same treatment for a period of seven years unless the new drug is chemically different or clinically superior. The "orphan drug" status applicable to drugs that we handle expires as follows:

     - Cerezyme(R) expires May 2001;

     - AVONEX(R) expires May 2003; and

     - REMICADE(TM) expires September 2005.

The loss of orphan drug status could result in competitive drugs entering the market, which could harm our business.

OUR ABILITY TO CONTINUE TO PROVIDE AVONEX(R) COULD BE AFFECTED BY A PENDING CHALLENGE THAT BIOGEN IS INFRINGING ON A PATENT.

     Our ability to continue to service AVONEX(R) could also be affected by a pending challenge by Berlex Laboratories, Inc. that Biogen is infringing on a Berlex patent in the production of AVONEX(R). Berlex is seeking, among other things, a permanent injunction restraining Biogen from manufacturing AVONEX(R). If the permanent injunction is granted or if Biogen is unable to continue to supply AVONEX(R) on terms favorable to us, our business could be harmed. Biogen has disclosed that it expects a trial to occur in the second half of 2000.

OUR BUSINESS COULD BE HARMED BY CHANGES IN MEDICARE OR MEDICAID.

     Changes in the Medicare, Medicaid or similar government programs or the amounts paid by those programs for our services may adversely affect our earnings. For example, these programs could revise their pricing based on new methods of calculating the AWP for drugs we handle. We estimate that approximately 20% of our gross patient service revenues for the fiscal year ended June 30, 1998 and 18% of our gross patient service revenue for both the fiscal year ended June 30, 1999 and for the nine months ended March 31, 2000 consisted of reimbursements from federal and state programs, excluding sales to private physicians whose ultimate payor is typically Medicare. Any reductions in amounts reimbursable by government programs for our services or changes in regulations governing such reimbursements could materially and adversely effect our business, financial condition and results of operations.

OUR BUSINESS WILL SUFFER IF WE LOSE RELATIONSHIPS WITH PAYORS.

     We are highly dependent on reimbursement from non-governmental payors. For the fiscal years ended June 30, 1998 and 1999 and nine-month period ended March 31, 2000, we derived approximately 80%, 82% and 82%, respectively, of our gross patient service revenue from non-governmental payors (including self-pay), which included 7%, 6% and 5%, respectively, from sales to private physician practices whose ultimate payor is typically Medicare.

     Many payors seek to limit the number of providers that supply drugs to their enrollees. For example, we were recently selected by Aetna U.S. Healthcare, Inc.(R) as one of three providers of injectible medications. From time to time, payors with whom we have relationships require that we and our competitors bid to keep their business, and there can be no assurance that we will be retained or that our margins will not be adversely affected when that happens. The loss of a payor relationship, for example, our relationship with Aetna (which is terminable on 90 days notice), could result in the loss of a significant number of patients and have a material adverse effect on our business, financial condition and results of operations.

WE RELY HEAVILY ON A SINGLE SHIPPING PROVIDER, AND OUR BUSINESS WOULD BE HARMED IF OUR RATES ARE INCREASED OR OUR PROVIDER IS UNAVAILABLE.

     Almost all of our revenues result from the sale of drugs we deliver to our patients and principally all of our products are shipped by a single carrier, FedEx. We depend heavily on these outsourced shipping services for efficient, cost effective delivery of our product. The risks associated with this dependence include:

     - any significant increase in shipping rates;

     - strikes or other service interruptions by our primary carrier, FedEx, or by another carrier that could affect FedEx; or

     - spoilage of high cost drugs during shipment, since our drugs often require special handling, such as refrigeration.

OUR BUSINESS COULD BE HARMED IF PAYORS DECREASE OR DELAY THEIR PAYMENTS TO US.

     Our profitability depends on payment from governmental and non-governmental payors, and we could be materially and adversely affected by cost containment trends in the health care industry or by financial difficulties suffered by non-governmental payors. Cost containment measures affect pricing, purchasing and usage patterns in health care. Payors also influence decisions regarding the use of a particular drug treatment and focus on product cost in light of how the product may impact the overall cost of treatment. Further, some payors, including large managed care organizations and some private physician practices, have recently experienced financial trouble. The timing of payments and our ability to collect from payors also affects our revenue and profitability. If we are unable to collect from payors or if payors fail to pay us in a timely manner, it could have a material adverse effect on our business and financial condition.

IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

     Our rapid growth over the past four years has placed a strain on our resources, and if we cannot effectively manage our growth, our business, financial condition and results of operations could be materially and adversely affected. We have experienced a large increase in the number of our employees, the size of our programs and the scope of our operations. Our ability to manage this growth and be successful in the future will depend partly on our ability to retain skilled employees, enhance our management team and improve our management information and financial control systems.

WE COULD BE ADVERSELY AFFECTED BY AN IMPAIRMENT OF THE SIGNIFICANT AMOUNT OF GOODWILL ON OUR FINANCIAL STATEMENTS.

     Our formation and our acquisitions of Southern Health Systems, Inc. and Hemophilia Health Services, Inc., and most recently Sunrise Health Management, Inc. and the specialty pharmacy businesses of Home Medical of America, Inc. resulted in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the book value of the tangible and intangible assets owned by those companies at the time they were acquired was less than the purchase price. We have determined that the goodwill recorded as a result of those acquisitions will benefit us for a period of no less than 40 years and, as a result, we amortize this goodwill evenly over a 40-year period. There can be no assurance that we will realize the full value of this goodwill. We evaluate on an on-going basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill in a charge to our earnings.

     If the amortization period for a material portion of goodwill is overly long, it causes an overstatement of earnings in periods immediately following the transaction in which the goodwill was recorded. In later periods, it causes earnings to be understated because of an amortization charge for an asset that no longer provides a corresponding benefit. Earnings in later periods could also be significantly affected if the remaining balance of goodwill is impaired and written off as a charge against earnings. We are not presently aware of any persuasive evidence that any material portion of our goodwill will be impaired and written off against earnings. As of March 31, 2000, we had goodwill, net of accumulated amortization, of approximately $66.4 million, or 33% of total assets and 89% of stockholders' equity.

     Since our growth strategy may involve the acquisition of other companies, we may record additional goodwill in the future. The amortization and possible write-off of this goodwill could negatively impact our future earnings. Also, in future acquisitions we will be required to allocate a portion of the purchase price to the value of non-competition agreements, patient base and contracts that are acquired. The value of any amounts allocated to these items could be amortized over a period much shorter than 40 years. As a result, our earnings and market price of our common stock could be negatively impacted.

WE RELY ON A FEW KEY EMPLOYEES WHOSE ABSENCE OR LOSS COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on a few key executives, and the loss of their services could cause a material adverse effect to our company. We do not maintain "key person" life insurance policies on any of those executives. As a result, we are not insured against the losses resulting from the death of our key executives. Further, we must be able to attract and retain other qualified, essential employees for our technical operating and professional staff, such as pharmacists. If we are unable to attract and retain these essential employees, our business could be harmed.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS, WHICH COULD PREVENT US FROM FULLY PURSUING OUR GROWTH STRATEGY.

     In order to implement our growth strategy, we will need substantial capital resources and will incur, from time to time, additional short- and long-term indebtedness, the terms of which will depend on market and other conditions. We cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would reduce the percentage ownership of our then current stockholders.

OUR INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND NONCOMPLIANCE BY US OR OUR SUPPLIERS COULD HARM OUR BUSINESS.

     The marketing, sale and purchase of drugs and medical supplies is extensively regulated by federal and state governments, and if we fail or are accused of failing to comply with laws and regulations, we could suffer a material adverse effect on our business, financial condition and results of operations. Our business could also be materially and adversely effected if the suppliers or clients we work with are accused of violating laws or regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation, and have not been addressed by substantive court decisions.

     The health care laws and regulations that especially apply to our activities include:

     - The federal "Anti-Kickback Law" prohibits the offer or solicitation of compensation in return for the referral of patients covered by almost all governmental programs, or the arrangement or recommendation of the purchase of any item, facility or service covered by those programs. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients. The potential sanctions for violations of these laws range from significant fines, to exclusion from participation in the Medicare and Medicaid programs, to criminal sanctions. Although some "safe harbor" regulations attempt to clarify when an arrangement will not violate the Anti-Kickback Law, our business arrangements and the services we provide may not fit within these safe harbors. Failure to satisfy a safe harbor requires analysis of whether the parties intended to violate the Anti-Kickback Law. The finding of a violation could have a material adverse effect on our business.

     - The Department of Health and Human Services recently proposed regulations implementing the Administrative Simplification provision of HIPAA concerning the maintenance and transmission and security of electronic health information, particularly individually identifiable information. The new regulations, when enacted, will require the development and implementation of security and transaction standards for all electronic health information and impose significant use and disclosure obligations on entities that send or receive individually identifiable electronic health information. Failure to comply with these regulations, or wrongful disclosure of confidential patient information could result in the imposition of administrative or criminal sanctions, including exclusion from the Medicare and state Medicaid programs. In addition, if we choose to distribute drugs through new distribution channels such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could have a material adverse effect on our business.

     - The Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," prohibits physician referrals to entities with which the physician or their immediate family members have a "financial relationship." A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

     - State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. If we are found to have violated those laws, we could face civil and criminal penalties and be required to reduce, restructure, or even cease our business in that state.

     - Pharmacies and pharmacists must obtain state licenses to operate and dispense drugs. Pharmacies must also obtain licenses in some states to operate and provide goods and services to residents of those states. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states which could adversely impact our business and results of operations.

     - Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients.

     - The False Claims Act encourages private individuals to file suits on behalf of the government against health care providers such as us. Such suits could result in significant financial sanctions or exclusion from participation in the Medicare and Medicaid programs.

For a more detailed discussion of these government regulations, see "Business -- Government Regulation."

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE SUBSTANTIAL FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

     Our common stock is traded on the Nasdaq National Market. Since our common stock has only been publicly traded for a short time, an active trading market for the stock may not develop or be maintained. Also, the market price of our common stock could fluctuate substantially based on a variety of factors, including the following:

     - future announcements concerning us, our competitors, the drug manufacturers with whom we have relationships or the health care market;

     - changes in government regulations;

     - overall volatility of the stock market;

     - changes in earnings estimates by analysts; and

     - changes in operating results from quarter to quarter.

     Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD DISCOURAGE A CHANGE IN CONTROL, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock -- Preferred Stock" and
"-- Special Provisions of the Certificate of Incorporation, Bylaws and Delaware Law" for further information relating to these provisions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend," and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our actual results could be materially different or worse from those expressed or implied by these forward-looking statements as a result of various factors including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $74,340,000 from the sale of 2,000,000 shares of common stock by us in this offering, or $85,603,000 if the underwriters' over-allotment option is exercised in full, assuming a public offering price of $39.625 per share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the proceeds of this offering as follows:

     - approximately $40.0 million will be used to prepay our existing debt under our revolving line of credit, which matures on December 1, 2001 and bears interest at approximately 7.50%; and

     - the balance of the net proceeds will be used for working capital and other general corporate purposes.

We may use a portion of the net proceeds of this offering to acquire or invest in businesses, products or services complementary to our business, through mergers, acquisitions, joint ventures or otherwise. However, we currently have no specific agreements or commitments with any third party regarding any such potential acquisition or investment. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our revolving line of credit prohibits us from paying dividends without the prior written consent of our lenders. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon factors such as our earnings, capital requirements, financial condition and other factors deemed relevant by our Board of Directors. There can be no assurance that we will pay any dividends in the future. For a discussion of the restrictive covenants relating to our revolving line of credit, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     Our common stock began trading publicly on the Nasdaq National Market on April 16, 1999 and is traded under the symbol "ACDO." The following table shows the range of the high and low per share sales prices of the common stock as reported by the Nasdaq National Market for the periods indicated.

                                                               HIGH      LOW
                                                              ------    ------
Fourth Quarter ended June 30, 1999..........................  $21.83    $12.71
First Quarter ended September 30, 1999......................   24.58     18.00
Second Quarter ended December 31, 1999......................   22.17     17.75
Third Quarter ended March 31, 2000..........................   39.38     19.25
Fourth Quarter ended June 30, 2000..........................   37.75     18.38
First Quarter ended September 30, 2000 (through July 26,
  2000).....................................................   40.25     32.00

     On July 26, 2000, the last sales price for the common stock on the Nasdaq National Market was $39.625 per share. As of July 26, 2000, there were approximately 47 record holders of our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     - on an actual basis; and

     - on an as adjusted basis to reflect our sale of 2,000,000 shares of common stock hereby at an assumed offering price of $39.625 per share, the receipt of the estimated net proceeds of such sale after deducting underwriting discounts and commission and estimated offering expenses, and the application of net proceeds as described in "Use of Proceeds."

     This table should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                 AS OF MARCH 31, 2000
                                                                -----------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                --------    -----------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
Long-term notes payable.....................................    $ 41,500     $     --
                                                                --------     --------
Stockholders' equity:
  Undesignated Preferred Stock, 5,000,000 shares authorized,
     no shares issued.......................................          --           --
  Non-voting common stock, $.01 par value 2,500,000 shares
     authorized, no shares issued and outstanding actual, no
     shares issued and outstanding as adjusted..............          --           --
  Common Stock, $.01 par value; 30,000,000 shares
     authorized, 14,076,324 issued and outstanding actual,
     16,076,324 shares issued and outstanding as adjusted...         141          161
  Additional paid-in capital................................      66,365      140,685
  Retained earnings.........................................       7,718        7,718
                                                                --------     --------
          Total stockholders' equity........................      74,224      148,564
                                                                --------     --------
          Total capitalization..............................    $115,724     $148,564
                                                                ========     ========

     The outstanding share information shown in the table excludes:

     - options to purchase 1,187,287 shares of common stock granted under our Amended and Restated Stock Option and Restricted Stock Purchase Plan and 1999 Long-Term Incentive Plan at a weighted average exercise price of $5.95 per share; and

     - 717,605 shares of common stock available for future issuance under our Amended and Restated Stock Option and Restricted Stock Purchase Plan, 1999 Long-Term Incentive Plan and 1999 Employee Stock Purchase Plan.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our predecessor's and our financial statements and the notes thereto included elsewhere in this prospectus. The selected financial data with respect to (a) Nova Factor (Predecessor) as of and for the fiscal year ended June 30, 1995, and as of May 31, 1996 and for the period July 1, 1995 through May 31, 1996, and (b) Accredo as of June 30, 1996 and for the period from inception (May 24, 1996) through June 30, 1996, and as of and for the fiscal years ended June 30, 1997, 1998 and 1999 have been derived from our audited financial statements and the audited financial statements of our predecessor. The selected financial data at March 31, 2000 and for the nine months ended March 31, 1999 and 2000 has been derived from our unaudited financial statements, which, in our opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The information set forth below is not necessarily indicative of the results of future operations.

                                                                                             ACCREDO(1)
                                                                       -------------------------------------------------------
                                                    PREDECESSOR(1)                                                      NINE
                                                   -----------------   MAY 24,                                         MONTHS
                                                    YEAR     JULY 1,     1996                                          ENDED
                                                    ENDED     1995     (INCEPTION)                                     MARCH
                                                    JUNE     THROUGH   THROUGH            YEAR ENDED JUNE 30,           31,
                                                     30,     MAY 31,   JUNE 30,      ------------------------------   --------
                                                    1995      1996       1996        1997(3)      1998       1999       1999
                                                   -------   -------   -----------   --------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues:
    Net patient service revenue..................  $71,513   $68,585     $6,647      $106,143   $170,002   $244,158   $176,816
    Other revenue................................   6,710     6,346         597         8,049      9,806     12,277      8,861
    Equity in net income (loss) of joint
      ventures...................................     646      (139)         49         1,017      1,150      1,919      1,230
                                                   -------   -------     ------      --------   --------   --------   --------
        Total revenues...........................  78,869    74,792       7,293       115,209    180,958    258,354    186,907
  Operating expenses:
    Cost of services.............................  68,273    65,867       6,450       101,080    154,046    220,517    159,198
    General and administrative...................   2,714     2,753         627         5,939     12,489     17,637     12,907
    Bad debts....................................   1,322     1,860         251         2,977      3,165      4,739      3,420
    Depreciation and amortization................      76       104         456         4,877      3,861      3,911      3,003
    Corporate overhead allocation(2).............   1,900     4,206          --            --         --         --         --
                                                   -------   -------     ------      --------   --------   --------   --------
        Total operating expenses.................  74,285    74,790       7,784       114,873    173,561    246,804    178,528
                                                   -------   -------     ------      --------   --------   --------   --------
  Operating income (loss)........................   4,584         2        (491)          336      7,397     11,550      8,379
  Interest expense net...........................     943       266         106           984      3,552      3,165      2,653
                                                   -------   -------     ------      --------   --------   --------   --------
  Income (loss) before income taxes and
    extraordinary item...........................   3,641      (264)       (597)         (648)     3,845      8,385      5,726
  Income tax expense (benefit)...................   1,387       (72)        (28)        1,502      2,420      4,003      2,843
                                                   -------   -------     ------      --------   --------   --------   --------
  Income (loss) before extraordinary item........  $2,254    $ (192)       (569)       (2,150)     1,425      4,382      2,883
                                                   =======   =======
  Extraordinary item for early extinguishment of
    debt, net of income tax benefit..............                            --            --         --     (1,254)        --
                                                                         ------      --------   --------   --------   --------
  Net income (loss)..............................                          (569)       (2,150)     1,425      3,128      2,883
  Mandatorily redeemable cumulative preferred
    stock dividends..............................                          (170)       (2,043)    (2,043)    (1,617)    (1,532)
                                                                         ------      --------   --------   --------   --------
  Net income (loss) to common stockholders.......                        $ (739)     $ (4,193)  $   (618)  $  1,511   $  1,351
                                                                         ======      ========   ========   ========   ========
  Net income (loss) per share to common
    stockholders -- diluted(4)...................                        $ (.10)     $   (.54)  $   (.07)  $    .14   $   0.15
                                                                         ======      ========   ========   ========   ========
  Cash dividends declared on common stock........                        $   --      $     --   $     --   $     --   $     --
                                                                         ======      ========   ========   ========   ========
  Weighted average number of shares and dilutive
    equivalents outstanding......................                         7,661         8,127      9,061     10,432      9,322
                                                                         ======      ========   ========   ========   ========

                                                   --------
                                                     NINE
                                                    MONTHS
                                                    ENDED
                                                   --------
                                                     2000
                                                   --------
                                                     (IN
                                                   THOUSANDS,
                                                   EXCEPT PER
                                                    SHARE
                                                   DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues:
    Net patient service revenue..................  $241,413
    Other revenue................................    11,483
    Equity in net income (loss) of joint
      ventures...................................     1,722
                                                   --------
        Total revenues...........................   254,618
  Operating expenses:
    Cost of services.............................   217,450
    General and administrative...................    17,089
    Bad debts....................................     4,549
    Depreciation and amortization................     2,404
    Corporate overhead allocation(2).............        --
                                                   --------
        Total operating expenses.................   241,492
                                                   --------
  Operating income (loss)........................    13,126
  Interest expense net...........................     1,498
                                                   --------
  Income (loss) before income taxes and
    extraordinary item...........................    11,628
  Income tax expense (benefit)...................     4,580
                                                   --------
  Income (loss) before extraordinary item........     7,048
  Extraordinary item for early extinguishment of
    debt, net of income tax benefit..............        --
                                                   --------
  Net income (loss)..............................     7,048
  Mandatorily redeemable cumulative preferred
    stock dividends..............................        --
                                                   --------
  Net income (loss) to common stockholders.......  $  7,048
                                                   ========
  Net income (loss) per share to common
    stockholders -- diluted(4)...................  $   0.48
                                                   ========
  Cash dividends declared on common stock........  $     --
                                                   ========
  Weighted average number of shares and dilutive
    equivalents outstanding......................    14,741
                                                   ========

                                                    PREDECESSOR(1)                          ACCREDO(1)
                                                   -----------------   ----------------------------------------------------
                                                    JUNE                               JUNE 30,
                                                     30,     MAY 31,   ----------------------------------------   MARCH 31,
                                                    1995      1996      1996       1997       1998       1999       2000
                                                   -------   -------   -------   --------   --------   --------   ---------
BALANCE SHEET DATA:
  Cash and cash equivalents......................  $  645    $1,995    $ 3,576   $  3,676   $  5,087   $  5,542   $  8,500
  Working capital................................  13,523     1,148      1,384     16,894     23,377     28,906     36,744
  Total assets(5)................................  44,808    27,538     72,036    113,309    114,049    146,746    201,392
  Long-term debt.................................   4,000        --         --     35,195     36,418     20,500     41,500
  Mandatorily redeemable cumulative preferred
    stock........................................      --        --     25,706     27,749     29,792         --         --
  Stockholders' equity...........................  11,315     3,327     14,583     12,790     12,801     64,127     74,224

------------------------------

(1) We were incorporated on May 24, 1996. On May 31, 1996, we acquired all of the outstanding common stock of Southern Health Systems, Inc., a holding company, and its wholly-owned subsidiary, Nova Factor, Inc., our Predecessor. Since we were newly formed at May 24, 1996, and because our Predecessor had been in existence for several years, we are considered the successor to the Predecessor's operations. The balance sheet data of the Predecessor represents the historical cost basis of the Predecessor's assets and liabilities prior to its acquisition by us. Our acquisition of the Predecessor resulted in a new basis of accounting such that the Predecessor's assets and liabilities were recorded at their fair value in our consolidated balance sheet upon consummation of the acquisition. Additionally, we acquired Hemophilia Health Services, Inc. on June 1, 1997. Accordingly, the selected Financial Data are not strictly comparable for the periods presented. See Notes 1 and 3 of Notes to our consolidated financial statements included elsewhere in this prospectus.

(2) The Predecessor has been allocated expenses for some services provided by its parent, Southern Health Systems, Inc., including cash management, tax reporting, risk management and executive management services. Charges for these services were based upon a general allocation methodology determined by Southern Health Systems, Inc. (used to allocate all corporate overhead expenses to Southern Health Systems, Inc. subsidiaries), and were not necessarily allocated based on specific identification of expenses. We believe the allocation methodology is reasonable, and results in amounts that approximate the amounts that would have been incurred on a stand-alone basis.

(3) On June 1, 1997, we acquired all of the stock of Hemophilia Health Services, Inc.

(4) Historical diluted loss per share for the periods ended June 30, 1996, 1997 and 1998 have been calculated using the same denominator as used for basic loss per share because the inclusion of dilutive securities in the denominator would have an anti-dilutive effect.

(5) In May 1996, the Predecessor settled various intercompany accounts with related subsidiaries of Southern Health Systems, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide specialized contract pharmacy services for the treatment of patients with costly, chronic diseases. We derive revenues primarily from the sale of drugs to patients.

     The following table presents the percentage of our total revenue generated from sales and services provided with respect to the diseases that we service for the time periods shown.

                                                            FISCAL YEAR ENDED          NINE MONTHS
                                                      -----------------------------       ENDED
                                                      JUNE 30, 1998   JUNE 30, 1999   MARCH 31, 2000
                                                      -------------   -------------   --------------
Multiple Sclerosis..................................        23%             31%             37%
Gaucher Disease.....................................        46%             37%             31%
Hemophilia and Autoimmune Disorders.................        23%             21%             20%
Growth Hormone-Related Disorders....................         7%              6%              7%
Respiratory Synctial Virus..........................        --               1%              2%
Crohn's Disease.....................................        --               1%              1%
Rheumatoid Arthritis................................        --              --              --

     Sales and services with respect to Multiple Sclerosis, Gaucher Disease, growth hormone-related disorders, Crohn's Disease and rheumatoid arthritis are dependent upon our preferred relationships with Biogen, Genzyme, Genentech and Centocor.

     Our agreements with these manufacturers describe the services to be provided by us, including contract pharmacy, information, clinical, reimbursement and customized delivery services. These agreements generally:

     - limit our ability to supply competing drugs during (and in some cases up to five years after) the term of the agreement;

     - allow the manufacturer to distribute directly or through other parties;
       and

     - are short-term and may be cancelled by either party, without cause, upon between 60 and 90 days prior notice.

These agreements vary in level of exclusivity and scope of services provided. We typically purchase products at prices below the manufacturers' average wholesale sales prices, and our resulting contribution margins vary for each product line. Pricing is customized to reflect specific services to be provided by us and is subject to periodic adjustments to reflect changing market conditions.

     We purchase drugs for hemophilia and autoimmune disorders from all available sources on a volume discount basis. We were one of the national providers selected by MedImmune, Inc. to distribute drugs for respiratory synctial virus for the 1999-2000 season and are in discussions with MedImmune, Inc. to be a national provider for the 2000-2001 season.

     We recognize revenue at the time we ship drugs or when we have performed the contractual service. While we may experience revenue changes from price fluctuations on our existing product lines, our revenue growth will depend principally on the introduction of new drugs and, to a lesser extent, on volume growth in existing drug lines.

     We have five joint venture agreements with various medical centers (or their affiliates) in which we own 50% of each venture and one joint venture agreement with a medical center affiliate in which we increased our ownership from 50% to 80% effective April 1, 2000. Many of our patient populations have diseases that are discovered before or during adolescence and require ongoing care from physician specialists, many of whom are based at pediatric, academic and other acute care medical centers. To date, these ventures have primarily derived revenues from the treatment of patients with hemophilia, growth hormone-related disorders and respiratory synctial virus. We share profits and losses with our joint venture partners in equal proportion to our respective equity ownership. We account for our interests in the net income or loss in our 50% owned joint ventures under the equity method of accounting, and in our 80% owned joint venture under the consolidated method of accounting. Our equity interest in the net income of these joint ventures represented approximately 15% and 23% of our income before income taxes for the nine-month period ended March 31, 2000 and the fiscal year ended June 30, 1999, respectively. In addition to joint venture relationships, we have a management agreement with one medical center for the provision of specialized contract pharmacy services. We receive a management fee for these services which we classify as other revenue.

     Cost of services include drug acquisition costs, pharmacy and warehouse personnel costs, freight and other direct costs associated with the delivery of our products and costs of clinical services provided. General and administrative expenses include the personnel costs of the reimbursement, sales, marketing, administrative and support staffs as well as corporate overhead and other general expenses. Bad debts include our provision for patient accounts receivable which prove to be uncollectible after routine collection efforts have been exhausted. We typically hire personnel and incur legal, recruiting, marketing and other expenses in anticipation of the commercial launch of a new biopharmaceutical drug. In some instances, a portion of these expenses are reimbursed to us by the biopharmaceutical manufacturer. We have not historically capitalized any of these start up expenses.

     Due to the increasing sensitivity to drug cost within governmental and non-governmental payors, we are continuously susceptible to reimbursement and operating margin pressures. In recent years, pharmacy benefit managers and other non-governmental payors have aggressively attempted to discount their reimbursement rates for our products. Although this aggressive discounting has resulted in some reduced margins for our services, our agreements with biopharmaceutical manufacturers typically have provisions that address these discounts through adjustments in product acquisition cost. These provisions have allowed us to remain price competitive while maintaining relatively stable operating margins.

     Many government payors, including Medicare and Medicaid, pay us directly or indirectly for some of the drugs that we sell at the drug's AWP or a percentage discount off AWP. Recent government investigations into the reporting of AWP by drug manufacturers have lead First DataBank, Inc. to publish a Market Price Survey of 437 drugs that significantly reduces reimbursement for a number of the clotting factor products and IVIG we sell.

     A number of state Medicaid agencies now pay us for clotting factor at the prices shown on the Market Price Survey or at a discount off those prices. Other states have not changed their pricing structure or have changed back to their pre-Market Price Survey reimbursement rates. HCFA has also announced that effective October 1, 2000, Medicare intermediaries should calculate the amount that they pay for clotting factor and 49 other drugs by using the lower prices on the First DataBank Market Price Survey. We estimate that reimbursements by Medicare and state Medicaid agencies make up approximately 2% and 6%, respectively, of our gross patient service revenues from drugs we handle that are covered by the Market Price Survey.

     We do not have agreements with manufacturers of clotting factor to adjust our product acquisition costs and we have experienced reduced reimbursement in our sales of clotting factor to patients who are insured by Medicaid in a number of states. While we cannot predict the eventual results of the changes being considered by the various government agencies, we expect that we will receive less reimbursement from our sales of clotting factor to patients insured by Medicare and Medicaid.

RECENT TRANSACTIONS

     - On October 1, 1999, we entered into a joint venture with Children's National Medical Center in Washington, D.C. to market and distribute Synagis(R) and growth hormone and related services and supplies.

     - On October 20, 1999, we acquired two pharmacies located in Florida and California from a subsidiary of Home Medical of America, Inc. Both pharmacies focus on pharmaceutical care for patients with chronic diseases.

     - On December 1, 1999, we acquired the outstanding stock of Sunrise Health Management, Inc., a provider of specialty pharmacy services to patients with chronic diseases. Sunrise serves patients throughout the Southeast from its headquarters in Norcross, Georgia and specializes in providing intravenous immunoglobulin, commonly referred to as IVIG, to patients with autoimmune disorders. Sunrise also provides pharmacy services to patients with hemophilia and growth hormone-related disorders.

     - On January 1, 2000, we entered into a joint venture agreement with Specialized Pharmaceutical Services, Inc. to market, sell, provide and distribute IVIG products and related services and supplies in 13 northeastern and eastern states.

     - On June 30, 2000 we increased our ownership in Children's Hemophilia Services from 50% to 80%.

     Effective April 1, 2000, we purchased an additional interest in Children's Hemophilia Services, increasing our ownership from 50% to 80%.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, the percentages of total revenues represented by the respective financial items:

                                                                                NINE MONTHS
                                                                                   ENDED
                                                       YEAR ENDED JUNE 30,       MARCH 31,
                                                      ---------------------   ----------------
                                                      1997    1998    1999    1999       2000
                                                      -----   -----   -----   -----      -----
Revenues:
  Net patient service revenue.......................   92.1%   94.0%   94.5%   94.6%      94.8%
  Other revenue.....................................    7.0     5.4     4.8     4.7        4.5
  Equity in net income of joint ventures............    0.9     0.6     0.7     0.7        0.7
                                                      -----   -----   -----   -----      -----
          Total revenues............................  100.0   100.0   100.0   100.0      100.0
Operating Expenses:
  Cost of services..................................   87.7    85.1    85.4    85.2       85.4
  General and administrative........................    5.2     6.9     6.8     6.9        6.7
  Bad debts.........................................    2.6     1.8     1.8     1.8        1.8
  Depreciation and amortization.....................    4.2     2.1     1.5     1.6        0.9
                                                      -----   -----   -----   -----      -----
          Total operating expenses..................   99.7    95.9    95.5    95.5       94.8
                                                      -----   -----   -----   -----      -----

                                                                                NINE MONTHS
                                                                                   ENDED
                                                       YEAR ENDED JUNE 30,       MARCH 31,
                                                      ---------------------   ----------------
                                                      1997    1998    1999    1999       2000
                                                      -----   -----   -----   -----      -----
Operating income....................................    0.3     4.1     4.5     4.5        5.2
Interest expense, net...............................    0.9     2.0     1.3     1.4        0.6
                                                      -----   -----   -----   -----      -----
Income (loss) before income taxes and extraordinary
  item..............................................   (0.6)    2.1     3.2     3.1        4.6
Income tax expense..................................    1.3     1.3     1.5     1.6        1.8
                                                      -----   -----   -----   -----      -----
Income (loss) before extraordinary item.............   (1.9)    0.8     1.7     1.5        2.8
Extraordinary item, net of income tax benefit.......     --      --    (0.5)     --         --
                                                      -----   -----   -----   -----      -----
          Net income (loss).........................   (1.9)%   0.8%    1.2%    1.5%       2.8%
                                                      =====   =====   =====   =====      =====

NINE MONTHS ENDED MARCH 31, 2000 COMPARED TO NINE MONTHS ENDED MARCH 31, 1999

     Revenues. Total revenues increased 36% from $186.9 million to $254.6 million from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000. Approximately $36.8 million, or 54%, of this increase was attributable to our increased sales of AVONEX(R). Our Cerezyme(R) and Ceredase(R) drug sales increased approximately $8.8 million, or 13% of the revenue increase. Approximately $7.6 million, or 11% of this increase, was attributable to increased hemophilia revenue. Approximately $6.2 million, or 9%, of the increase was attributable to the increased sales of growth hormone products. Synagis(R) drug sales increased approximately $2.5 million, or 4% of the increase, as a result of increased patients. Approximately $2.4 million, or 4%, of the increase was attributable to the sale of IVIG products we began distributing in December 1999. The remaining $3.4 million, or 5%, of our revenue increase was primarily attributable to increased sales of other ancillary drugs that we dispense as part of the patient's primary therapy or under contractual obligations within some managed care contracts and an increase of approximately $492,000 from our equity in net income of joint ventures. Total revenues included approximately $8.3 million of revenues from companies that we acquired during the nine-month period ended March 31, 2000.

     Cost of Services. Cost of services increased 37% from $159.2 million to $217.5 million from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000. This increase is commensurate with the increase in our revenues. As a percentage of revenues, cost of services increased from 85.2% to 85.4% from the nine-month period ended March 31, 1999 to the same period in 2000. The increase is primarily the result of changes in the revenue mix by therapy type and increased pharmacy and warehouse costs included in cost of services.

     General and Administrative. General and administrative expenses increased from $12.9 million to $17.1 million, or 33%, from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000. This increase was primarily the result of increased salaries and benefits associated with the expansion of our reimbursement, sales, marketing, administrative and support staffs due to existing product line revenue growth, new product line launches and the two acquisitions we made during the nine-month period ended March 31, 2000. General and administrative expenses represented 6.9% and 6.7% of our revenues for the nine-months ended March 31, 1999 and 2000, respectively.

     Bad Debts. Bad debts increased from $3.4 million to $4.5 million, or 32%, from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000. Bad debt expense was 1.8% of revenues for the nine-months ended March 31, 1999 and 2000.

     Depreciation and Amortization. Depreciation expense increased from $430,000 to $750,000 from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000 as a result of purchases of property and equipment associated with our revenue growth and the expansion of our leasehold facility improvements. Amortization expense associated with goodwill and other intangible assets decreased from $2,573,000 to $1,654,000 from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000 due to some contract intangibles and a non-compete covenant that were fully amortized by the end of the fiscal year ended June 30, 1999. Amortization expense attributable to the acquisitions made during the nine-month period ended March 31, 2000 amounted to approximately $325,000.

     Interest Expense, Net. Interest expense, net, decreased from $2,653,000 to $1,498,000 from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000. This decrease was due to lower interest and margin rates payable under our existing revolving line of credit agreement with our lenders, lower fixed interest rate payments associated with our interest rate swap agreement, and a reduced level of debt resulting from the early payoff of a significant portion of our debt with a portion of the proceeds from our initial public offering completed in April 1999. We had interest income of approximately $114,000 and $157,000 in the nine-months ended March 31, 1999 and 2000, respectively.

     Income Tax Expense. Our effective tax rate decreased from 49.6% to 39.4% from the nine-month period ended March 31, 1999 to the nine-month period ended March 31, 2000 as a result of the increase in income before taxes while nondeductible amortization expense decreased. The difference between the recognized effective tax rate and the statutory tax rate is primarily attributed to approximately $1,845,000 and $612,000 of nondeductible amortization expense in the nine-months ended March 31, 1999 and 2000, respectively, and state income taxes.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

     Revenues. Total revenues increased from $181.0 million to $258.4 million, or 43%, from fiscal year 1998 to fiscal year 1999. Approximately $39.5 million, or 51%, of this increase was attributable to our increased sales volume of AVONEX(R). Approximately $14.2 million, or 18%, of this increase was attributable to the increased hemophilia revenue associated with increased patient volume and wholesale sales. Our Cerezyme(R) and Ceredase(R) drug sales increased approximately $12.6 million, or 16% of the revenue increase, as a result of increased patient volume. Approximately $2.4 million, or 3%, of the increase was attributable to the sale of the new drug REMICADE(TM) for the treatment of Crohn's Disease and approximately $2.3 million, or 3%, of the increase was attributable to the sale of Synagis(R), a drug used in the treatment of respiratory synctial virus in pediatric patients. The remaining $6.4 million, or approximately 9%, of our revenue increase was primarily attributable to increased sales of growth hormone, service fees associated with our sales of Ceredase(R), Cerezyme(R), and AVONEX(R), increased sales of other ancillary drugs we dispense as part of a patient's primary therapy or under contractual obligations within some managed care contracts and an increase of approximately $769,000 from our equity in net income of joint ventures.

     Cost of Services. Cost of services increased from $154.0 million to $220.5 million, or 43%, from fiscal year 1998 to fiscal year 1999. This increase was commensurate with the increase in our sales referred to above. As a percentage of revenues, cost of services increased from 85.1% to 85.4% from fiscal year 1998 to fiscal year 1999. This increase is primarily as a result of an increase in hemophilia factor acquisition costs without an associated increase in selling price during fiscal year 1999 in addition to changes in our volume of net patient service revenue by therapy type.

     General and Administrative. General and administrative expenses increased from $12.5 million to $17.6 million, or 41%, from fiscal year 1998 to fiscal year 1999. This increase was primarily the result of increased salaries and benefits associated with the expansion of our reimbursement, sales, marketing, administrative and support staffs due to existing product line revenue growth and new product line launches. General and administrative expenses represented 6.9% and 6.8% of our revenues for the fiscal years 1998 and 1999, respectively.

     Bad Debts. Bad debts increased from $3.2 million to $4.7 million from fiscal year 1998 to fiscal year 1999. Bad debt expense was 1.8% of our revenue in both periods.

     Depreciation and Amortization. Depreciation expense increased from $430,000 to $614,000 from fiscal year 1998 to fiscal year 1999 as a result of $1.5 million in purchases of property and equipment in fiscal year 1999 associated with our revenue growth and expansion of our leasehold facility improvements. Amortization expense associated with the goodwill and other intangible assets decreased from $3.4 million to $3.3 million from fiscal year 1998 to fiscal year 1999 due to contract intangibles and a non-compete covenant that were fully amortized by the end of fiscal year 1999.

     Interest Expense, Net. Interest expense, net, decreased from $3.6 million to $3.2 million from fiscal year 1998 to fiscal year 1999 due to lower interest and margin rates payable under our existing revolving line of credit agreement with our lenders, lower fixed interest rate payments associated with our renegotiated interest rate swap agreement, and a reduced level of debt resulting from the early payoff of a significant portion of our debt with a portion of the proceeds from our initial public offering completed in April 1999. We generated interest income of approximately $181,000 in fiscal year 1999 and $169,000 in fiscal year 1998 as a result of cash management programs which utilized our increased short-term excess cash balances.

     Income Tax Expense. Our effective tax rate decreased from 62.9% to 47.7% from fiscal year 1998 to fiscal year 1999 as a result of the increase in income before taxes while nondeductible amortization expense decreased. The difference between the recognized tax rate and the statutory tax rate was primarily attributed to approximately $2.5 million and $2.3 million of nondeductible amortization expense in fiscal year 1998 and 1999, respectively, and state income taxes.

     Extraordinary Item. We incurred an extraordinary charge of approximately $1.3 million, net of tax, in connection with the re-payment of the senior subordinated notes with the offering proceeds of our initial public offering in April 1999.

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

     Revenues. Total revenues increased from $115.2 million to $181.0 million, or 57%, from fiscal 1997 to fiscal 1998. Approximately $25.1 million, or 38%, of this increase was attributed to our increased sales volume of AVONEX(R), which was launched in May 1996. Approximately $30.0 million, or 46%, of the increase was attributed to the increased hemophilia revenue associated with our acquisition of Hemophilia Health Services in June 1997 and increased patient volume. The remaining $10.7 million, or 16% of the revenue increase, was attributable primarily to growth in our Ceredase(R) and Cerezyme(R) drug sales and associated service fees. Our equity in net income of joint ventures increased from approximately $1.0 million to approximately $1.2 million from fiscal 1997 to fiscal 1998.

     Cost of Services. Cost of services increased from $101.1 million to $154.0 million, or 52%, from fiscal 1997 to fiscal 1998. This increase was attributable primarily to the expanded revenue volume of AVONEX(R), hemophilia clotting factor and Ceredase(R) and Cerezyme(R) along with personnel and other direct expenses associated with this growth. As a percentage of revenues, cost of services decreased from 87.7% to 85.1% from fiscal 1997 to fiscal 1998 primarily as a result of an increase in revenue from drugs with lower acquisition costs as a percentage of revenue.

     General and Administrative. General and administrative expenses increased from $5.9 million to $12.5 million, or 112%, from fiscal 1997 to fiscal 1998. Approximately $4.2 million, or 66%, of this increase was associated with our acquisition of Hemophilia Health Services in June 1997. The remaining $2.4 million of this increase was primarily the result of increased salaries and benefits associated with the expansion of our reimbursement, sales, marketing, administrative and support staffs in anticipation of revenue growth and new strategic sales, marketing efforts and approximately $138,000 in compensation expense recognized primarily due to stock that we sold to one of our directors at less than estimated fair value. As a percentage of revenues, general and administrative expenses increased from 5.2% to 6.9% from fiscal 1997 to fiscal 1998 primarily as a result of our acquisition of Hemophilia Health Services, which involves a more cost intensive service model than that of our other drug therapies.

     Bad Debts. Bad debts increased from $3.0 million to $3.2 million from fiscal 1997 to fiscal 1998. As a percentage of revenue, bad debt expense decreased from 2.6% to 1.8% from fiscal 1997 to fiscal 1998 primarily as a result of the increased percentage of our revenues being reimbursed by prescription benefit managers and other payors, which reduced our exposure to the uncollectability of patient co-payments.

     Depreciation and Amortization. Depreciation expense increased from $231,000 to $430,000 from fiscal 1997 to fiscal 1998. Of this increase, $94,000 was attributable to the assets acquired as a result of our acquisition of Hemophilia Health Services in June 1997. The remaining increase is a result of approximately $992,000 of capital expenditures made in fiscal 1998 for the purchases of property and equipment associated with our revenue growth and expansion of our leasehold facility improvements. Amortization expense decreased from $4.6 million in fiscal 1997 to $3.4 million in fiscal 1998. This decrease was primarily attributable to several significant contract intangibles that were fully amortized by the end of fiscal year 1997. Additional amortization expense was recognized as a result of the acquisition of Hemophilia Health Services in June 1997, which resulted in approximately $24.4 million of goodwill and other intangible assets. Approximately $804,000 of additional amortization was attributable to Hemophilia Health Services intangibles in fiscal year 1998. Amortization expense attributable to Nova Factor intangibles decreased from $4.6 million in fiscal 1997 to $2.5 million in fiscal 1998.

     Interest Expense, Net. Interest expense, net, increased from $984,000 to $3.6 million from fiscal 1997 to fiscal 1998 primarily as a result of the issuance of $27.5 million of long-term notes payable and $10.0 million of senior subordinated notes payable issued as part of our acquisition of Hemophilia Health Services in June 1997. We generated interest income of approximately $169,000 in fiscal 1998 and $100,000 in fiscal 1997 resulting from cash management programs which utilized our increased short-term excess cash balances.

     Income Tax Expense. Our effective tax rate decreased from over 100% to 62.9% from fiscal 1997 to fiscal 1998 as a result of increased income before income taxes while nondeductible amortization expense decreased substantially. The difference between the recognized effective tax rate and the statutory tax rate is primarily attributed to approximately $4.6 million and $2.5 million of nondeductible amortization expense in fiscal 1997 and 1998, respectively, and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2000, June 30, 1999 and June 30, 1998, we had working capital of $36.7 million, $28.9 million and $23.4 million, respectively. Our net cash provided by operating activities was approximately $6.1 million for the nine-month period ended March 31, 2000 and $4.1 million for the fiscal year ended June 30, 1999. These increases are due primarily to our revenue growth and the timing of the collection of receivables, inventory purchases and payments of accounts payable.

     At March 31, 2000, our joint venture partner Children's Hemophilia Services owed us approximately $2.0 million for product and fees. This amount has been outstanding for more than 360 days. Our joint venture partner's ability to satisfy this amount depends in part on its ability to collect on claims filed by it with the State of California's MediCal program. We believe that we have sufficient reserves for any bad debt resulting from the failure to collect these receivables. These receivables have reduced the amount of cash that would have otherwise been provided by operations during that period.

     Net cash used by investing activities was $27.1 million for the nine-month period ended March 31, 2000 and $4.3 million for the fiscal year ended June 30, 1999. Cash used by investing activities in the nine-month period ended March 31, 2000 consisted primarily of $22.5 million for acquisitions, $2.9 million for purchases of property and equipment and $1.7 million of undistributed earnings from our joint ventures. Cash used by investing activities in fiscal 1999 consisted primarily of $1.3 million for the acquisition of a 50% interest in two California partnerships, $1.5 million for purchases of property and equipment and $1.5 million of undistributed earnings from our joint ventures.

     Net cash provided by financing activities was $24.0 million for the nine-month period ended March 31, 2000 and $0.6 million for the fiscal year ended June 30, 1999. Cash provided by financing activities for the nine-month period ended March 31, 2000 consisted primarily of $21.0 million of net borrowings on our revolving line of credit to finance our acquisitions and $3.0 million from the proceeds of stock option exercises and the tax benefit associated with the disqualifying disposition of a portion of those shares. In April 1999, we completed our initial public offering of 5,175,000 shares of common stock. The aggregate net proceeds from that offering of approximately $51.3 million were used to pay expenses of the offering ($1.7 million), redeem all outstanding shares of Series A preferred stock plus accrued dividends ($31.4 million), prepay in full all principal and accrued interest on our senior subordinated notes ($11.2 million) and reduce the outstanding balance of our revolving line of credit ($7.0 million). During fiscal year 1999, we also received approximately $0.2 million from the private sale of our common stock.

     Historically, we have funded our operations and continued internal growth through cash provided by operations. Capital expenditures amounted to $1.5 million in fiscal year 1999 and $2.9 million in the nine-month period ended March 31, 2000. We anticipate that our capital expenditures for the fiscal year ending June 30, 2000 will consist primarily of additional leasehold improvements, equipment and software systems for the continuing expansion of our leasehold and to enhance our computer systems to meet the needs of our growth. We expect the cost of our capital expenditures in fiscal year 2000 to be approximately $5.0 million, exclusive of any acquisitions of businesses, and expect to fund these expenditures through cash provided by operating activities, proceeds from the offering and/or borrowings under the revolving credit agreement with our bank. In addition, in connection with three of our acquisitions that were completed in 1998 and 1999, we may be obligated to make up to $2.5 million in earn-out payments during the next twelve months.

     We have a $60.0 million revolving credit facility under the terms of our existing credit agreement. The credit agreement contains a $20.0 million sub-limit for working capital loans and letters of credit and is subject to a borrowing base limit that is based on our cash provided by operations. All outstanding principal and interest on loans made under the credit agreement are due and payable on December 1, 2001. Interest on loans under the credit agreement accrues at a variable rate index, at our option, based on the prime rate or London Inter Bank Offered Rate for one, two, three or six months (as selected by us), plus, in each case, a margin depending on the amount of our debt to cash flow ratio as defined by the credit agreement and measured at the end of each quarter for prospective periods. During the nine-month period ended March 31, 2000, we paid margin rates of 0.75% to 1.50%.

     Our obligations under the credit agreement are secured by a lien on substantially all of our assets, including a pledge of all of the common stock or partnership interest of each of our subsidiaries in which we own an 80% or more interest. Each of our subsidiaries has also guaranteed all of our obligations under the credit agreement. These guarantee obligations are secured by a lien on substantially all of the assets of each such subsidiary.

     The credit agreement contains operating and financial covenants, including requirements to maintain a minimum debt to equity ratio and minimum leverage and debt service coverage ratios. In addition, the credit agreement includes customary affirmative and negative covenants, including covenants relating to transactions with affiliates, use of proceeds, restrictions on subsidiaries, limitations on indebtedness, limitations on liens, limitations on capital expenditures, limitations on mergers, acquisitions and sales of assets, limitations on investments, prohibitions on payment of dividends and stock repurchases, and limitations on debt payments (including payment of subordinated indebtedness) and other distributions. The credit agreement also contains customary events of default, including events relating to changes in control of our company.

     We are also a guarantor of a bank loan made to Children's Hemophilia Services, a California general partnership in which we own an 80% interest. The original line of credit amounted to $1.5 million. The payment schedule requires that all outstanding principal amounts in excess of $1.0 million be paid on January 1, 2000, all outstanding principal amounts in excess of $0.5 million be paid on July 1, 2000 and all remaining principal shall be paid in full on November 24, 2000. As of June 30, 2000, the partnership had $0.2 million outstanding under the line of credit.

     We use interest rate swap agreements to manage our interest rate exposure under the credit agreement. We have effectively converted, for the period through October 31, 2001, $25.0 million of floating-rate borrowings to fixed-rate borrowings. We secured a 5.5% fixed interest rate (exclusive of the margin rate) under our current interest rate swap agreement.

     While we anticipate that our cash from operations, along with the short term use of the credit agreement and the net proceeds to be received from this offering, will be sufficient to meet our internal operating requirements and growth plans for at least the next 12 months, we expect that additional funds may be required in the future to successfully continue our growth beyond that 12-month period or in the event that we grow more than expected within such period. We may be required to raise additional funds through sales of equity or debt securities or seek additional financing from financial institutions. There can be no assurance, however, that financing will be available on terms that are favorable to us or, if obtained, will be sufficient for our needs.

SELECTED QUARTERLY FINANCIAL RESULTS

     The following table presents selected unaudited quarterly statements of operations items, and the percentages of total revenues represented by those respective items, for each of the nine quarters beginning January 1, 1998 and ending March 31, 2000. This information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the information when read in conjunction with our consolidated financial statements.

                                                                  THREE MONTHS ENDED
                          --------------------------------------------------------------------------------------------------
                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                            1998       1998       1998        1998       1999       1999       1999        1999       2000
                          --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                   ($ IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
  Total revenues........  $44,813    $50,559     $57,348    $62,678    $66,881    $71,447     $76,871    $86,356    $91,392
  Operating income......    1,908      2,214       2,709      2,747      2,922      3,170       3,625      4,316      5,186
  Net income before
    extraordinary
    item................      378        619         915        948      1,020      1,499       1,968      2,349      2,732
AS A PERCENTAGE OF TOTAL
  REVENUES:
  Total revenues........    100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
  Operating income......      4.3        4.4         4.7        4.4        4.4        4.4         4.7        5.0        5.7
  Net income before
    extraordinary
    item................      0.8        1.2         1.6        1.5        1.5        2.1         2.6        2.7        3.0

QUARTERLY FLUCTUATION

     Our results of operations may fluctuate on a quarterly basis. In particular, we typically increase our operating expenses in anticipation of the launch of a new drug, and if the new drug does not generate the levels of sales during the periods anticipated by our management, our results in that and future quarters could be adversely affected. Quarterly results can also fluctuate as a result of:

     - lower prices paid by Medicare or Medicaid for the drugs that we sell, including lower prices resulting from recent revisions in the method of determining AWP;

     - the timing of periodic adjustments to prices and other terms with our drug suppliers;

     - the accuracy of estimates of resources required for ongoing programs;

     - the timing and integration of acquisitions;

     - changes in regulations related to biopharmaceutical companies;

     - physician prescribing patterns;

     - general economic conditions;

     - the annual renewal (on a calendar year basis) of deductible and co-payment requirements, which affects patient ordering patterns;

     - our providing drugs, now or in the future, that treat seasonal illnesses.

We believe that quarterly comparisons of our financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our longer term operating performance.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued, and is required to be adopted in years beginning after June 15, 1999. In June 1999, SFAS No. 137 was issued, deferring the effective date of SFAS No. 133 for one year. We expect to adopt Statement No. 133 in fiscal year 2001. Statement No. 133 will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in the comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a hedge's change in fair value will be immediately recognized in earnings. We do not anticipate that the adoption of Statement No. 133 will have a significant effect on our results of operations or our financial position.

IMPACT OF INFLATION

     Changes in prices charged by the biopharmaceutical manufacturers for the drugs we dispense, along with increasing labor costs, freight and supply costs and other overhead expenses, affect our cost of services and general and administrative expenses. Historically, we have been able to pass all, or a portion, of the effect of such increases to the biopharmaceutical manufacturers pursuant to negotiated adjustments made under our preferred distribution agreements. As a result, changes due to inflation have not had significant adverse effects on our operations.

IMPACT OF YEAR 2000 ISSUES

     In prior years, we discussed the nature and progress of our plans to become Year 2000 ready. In late 1999, we completed the remediation and testing of our systems. As a result of our planning and implementation efforts, we experienced no disruptions in our mission critical information technology and non-information technology systems. We believe these systems successfully responded to the Year 2000 date change. We are not aware of material problems resulting from Year 2000 issues, either with our internal systems, our services or the products and services of third parties with whom we do business. We will continue to monitor our mission critical computer applications and those of our suppliers throughout the year 2000 to ensure that any Year 2000 issues that may arise are properly addressed.

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

                                    BUSINESS

OVERVIEW

     We provide specialized contract pharmacy services on behalf of biopharmaceutical manufacturers to patients with chronic diseases. The unique needs of patients with chronic diseases have led biopharmaceutical manufacturers to develop programs with companies like Accredo to help patients manage their diseases more effectively. Our services help simplify the difficult and often challenging medication process for patients with a chronic disease and help ensure that patients receive and take their medication as prescribed. Our services benefit biopharmaceutical manufacturers by accelerating patient acceptance of new drugs, facilitating patient compliance with the prescribed treatment and capturing valuable clinical information about a new drug's effectiveness, all of which help manufacturers to increase revenues. We have existing preferred relationships with Biogen, Centocor, Genentech and Genzyme Corporation.

     Our services include contract pharmacy services, clinical services, reimbursement services and delivery services. We provide overnight, temperature-controlled delivery of all drugs and supplies necessary for patients to self-administer their drug dosages safely and effectively in the privacy of their homes. Our pharmacists and customer service staff talk frequently with patients over the telephone, help them comply with prescribed treatment schedules and educate them about ways to manage their complex diseases more effectively. Our reimbursement specialists manage the complicated paperwork that is required to collect payment for the patient's medication from insurance companies and managed care plans.

     We sell a limited number of drugs to our patients. We mainly focus our services on drugs that:

     - are used on a recurring basis to treat chronic and potentially life-threatening diseases;

     - are expensive, with annual costs generally ranging from $8,000 to $200,000 per patient;

     - are administered through injection; and

     - require temperature control or other specialized handling.

     We have agreements with four biopharmaceutical manufacturers to provide specialized contract pharmacy services on a preferred basis. Although our agreements are not exclusive, our preferred status generally means that we are a recommended provider of the manufacturer's drug to patients and physicians. These agreements also contain preferred drug pricing from the manufacturer to compensate us for our specialized services. The terms of these agreements may be adjusted periodically in the event of changed market conditions or required service levels.

INDUSTRY BACKGROUND

     We believe that biopharmaceutical products represent the most rapidly growing part of the new drug pipeline. Significant advances in disciplines such as molecular biology, genomics and high-throughput screening have accelerated the pace of biopharmaceutical discovery. As a result, opportunities to develop therapies for previously unmet patient needs are greater than ever before. As of April 2000, industry sources estimated that there were more than 300 biopharmaceutical products in late stage development.

     Unlike many traditional drugs, biopharmaceutical products often possess specific characteristics that make patient use and compliance with prescribed therapies difficult. These drugs often contain unstable proteins that must be taken by injection and require timely, temperature maintained distribution, dosage monitoring, and controlled inventory management. In addition, expert reimbursement management is crucial as a result of the high cost and significant support services associated with these products.

     Biopharmaceutical manufacturers face many challenges bringing their drugs to market, such as limited internal resources, an unpredictable drug approval process, limits on patent protection, drug acceptance by physicians and consumers and competition from rival drugs. In response to these challenges, biopharmaceutical manufacturers have historically used contract research and site management organizations to outsource aspects of the discovery and development processes. They are now expanding this outsourcing trend to product commercialization and launch, sales and marketing, product delivery, pharmacy and distribution, and patient support services.

     The challenges facing biopharmaceutical manufacturers of drugs for chronic diseases are often heightened by complexities from small patient populations, uncertainties of patient compliance and persistence with treatment programs, the need to realize a return on investment prior to the expiration of any patent or orphan drug status exclusivity, and the onset of significant competition. In addition, many traditional distribution channels, such as wholesalers, hospitals, physicians, pharmacies and pharmacy benefit managers, do not want to maintain an inventory of expensive drugs and often lack the specialized knowledge needed to manage chronic disease patients.

OUR STRATEGY

     We believe that we are well-positioned to take advantage of the large drug development pipeline and trend toward specialized outsourcing by the biopharmaceutical industry. Our objective is to be the leading provider of specialized contract pharmacy services to biopharmaceutical manufacturers. In addition to expanding revenues from our current product lines, key elements of our strategy include the following:

     Expand Number of Chronic Diseases Served. We closely monitor the development of drugs in an effort to expand the number of chronic diseases we serve. We seek to establish new relationships with biopharmaceutical manufacturers and to expand our existing relationships to cover newly-developed drugs and newly-approved disease indications for existing drugs. For example, in August 1998, we established a new preferred relationship with Centocor in which we provide our specialized services with respect to REMICADE(TM) for use in treating patients with Crohn's Disease. In November 1999, the FDA approved REMICADE(TM) for use in treating patients with rheumatoid arthritis and we began providing the drug to patients with this disease. Additionally, in December 1999, the FDA approved Genentech's Nutropin Depot(TM) for the treatment of growth hormone-related disorders. We will deliver Genentech's Nutropin Depot(TM) to patients.

     Leverage Expertise to Expand Service Offerings. We seek to develop new or complementary services that meet the specialized needs of biopharmaceutical manufacturers and the patients who use their products. We believe that we are well-positioned to identify these needs and develop customized solutions through our close relationships with leading biopharmaceutical manufacturers. We believe that biopharmaceutical manufacturers will increasingly recognize the benefits of outsourcing product development, launch and specialized pharmacy services as the biopharmaceutical market matures and competition increases.

     Establish Additional Relationships with Medical Centers. We intend to pursue additional strategic relationships with medical centers. Many of the diseases for which we provide services are discovered before or during adolescence and require on-going care from physician specialists who are often based at pediatric, academic or other acute care medical centers. By establishing strategic relationships with these centers, we believe we can obtain access to a large number of patients and introduce them to our specialized services during the initial stages of their treatment program.

     Increase Number of Payor Contracts. We intend to pursue contracts with additional payors, including managed care companies and employers, in order to access and provide services to a greater number of patients. Because most patients are restricted to using pharmacy providers specified by their payment plans, we are eligible to receive reimbursement only for services provided to patients who are enrolled in payment plans with which we maintain provider contracts. We maintain a dedicated team of sales and marketing personnel that work exclusively on pursuing additional payor relationships and have a variety of payor education programs aimed at increasing awareness of our specialized services among private payors. Effective May 1, 2000, Aetna U.S. Healthcare(R) selected us as a preferred provider of injectible medications to Aetna U.S. Healthcare(R) members and participating physicians.

     Pursue Selective Acquisitions of Similar or Complementary Businesses. We intend to pursue acquisitions that offer attractive growth opportunities and that involve businesses that are similar to or that complement our present operations. For example, in June 1997, we made an acquisition that significantly expanded the scope of our hemophilia operations, and in November 1998, we acquired a 50% interest in each of two California general partnerships that service patients with hemophilia and growth hormone related disorders. Effective April 1, 2000, we increased our interest in one of these partnerships to 80%. In October 1999, we acquired two pharmacies that are engaged in pharmaceutical care of patients with chronic diseases. In addition, on December 1, 1999, we acquired a provider of specialty pharmacy services that serves patients throughout the Southeast and specializes in providing IVIG to patients with autoimmune disorders.

OUR SERVICES

     Our services include the following:

     Contract Pharmacy Services. We offer customized services to biopharmaceutical manufacturers designed to meet specific needs that arise at various stages in the life cycles of their products. Prior to product launch, we offer:

     - consulting services related to strategic pricing decisions;

     - analyses and information to assist manufacturers in evaluating payor mix and pricing strategies for their new drugs;

     - testing of a manufacturer's packaging to assess maintenance of product temperatures and to determine whether the packaging system will meet the product's unique needs during normal shipping conditions;

     - advice on injection and infusion supplies related to the drug therapy and assistance in procuring supplies and customized packaging for infusion supply kits; and

     - clinical guidelines that assist nurses and caregivers in learning how to safely and effectively administer a drug, including sterilization techniques, supplies needed and infusion time required.

     Following product launch, we offer:

     - clinical hotlines that allow the physician or patient caregiver to inquire about product usage, adverse drug reactions and other clinical questions;

     - reimbursement hotlines for patients and health care professionals;

     - support for manufacturers' patient assistance programs for patients without the financial ability to otherwise acquire needed drugs and services;

     - replacement drug and supply programs that replenish patients' inventory of products or supplies that become damaged;

     - home care coordination programs that provide patient assistance in training, identify home care providers and transfer clinical information to all caregivers; and

     - triage services that refer patients to the appropriate provider based on the patients' insurance provider network.

Results of our interaction with patients, which is primarily via telephone, are coded to protect privacy and tracked to compile valuable information, including side effects, drug interactions, administration problems, supply issues, physician prescription habits, changes to new products, and reasons for therapy discontinuation and non-compliance.

     We will also report on adverse drug reactions, log the occurrence, and complete an initial preliminary report of the occurrence to assist manufacturers in completing adverse event reports in a timely manner. We can also create a wide variety of additional reports that can be customized to meet specific manufacturers' needs. Examples of reports include sales by physician, sales by zip code, sales trending, first time patient orders, Medicaid and Medicare sales, inventory status and reasons for patient discontinuations. Due to the nature of the data we collect, we have established procedures designed to ensure compliance with laws regarding confidentiality of patient information.

     Clinical Services. We work with the patient and the patient's physician to implement the prescribed plan of care. Each patient is assigned to a team consisting of a pharmacist, a customer service representative and reimbursement specialist. Generally, each patient's team members specialize only in that patient's disease and work only with payors and providers in that patient's geographic region. In helping to implement the prescribed plan of care; we:

     - help patients understand their medication and treatment program;

     - help patients manage potential side effects and adverse reactions that may occur so that patients are less likely to discontinue therapy;

     - help coordinate backup care in the event of a medical emergency; and

     - help patients establish an inventory management and record keeping system.

     In addition, we assist patients and their families in coping with a variety of difficult and emotional social challenges presented by their diseases, participate in patient advocacy organizations, assist in the formation of patient support groups, advocate legislation to advance patient interests and publish newsletters for our patients.

     Reimbursement Services. By focusing on specific chronic diseases, we have developed significant expertise in managing reimbursement issues related to the patient's condition and treatment program. Due to the long duration and high cost of therapy generally required to treat chronic disorders, the availability of adequate health insurance is a continual concern for chronically ill patients and their families. Generally, we contact the payor prior to each shipment to determine the patient's health plan coverage and the portion of costs that the payor will reimburse. Our reimbursement specialists review issues such as pre-certification or other prior approval requirements, lifetime limits, pre-existing condition clauses, and the availability of special state programs. By identifying coverage limitations as part of an initial consultation, we can assist the patient in planning for alternate coverage, if necessary. From time to time, we negotiate with payors to facilitate or expand coverage for the chronic diseases we serve. In addition, we accept assignment of benefits from numerous payors, which substantially eliminates the claims submission process for most patients.

     Delivery Services. We provide timely delivery of drugs and ancillary supplies directly to the patient or the patient's physician in packaging specially designed to maintain appropriate temperatures. The package typically contains all of the supplies required for administration in the patient's home or in other alternate sites. Substantially all products are shipped from our two primary pharmacy locations in Memphis and Nashville, Tennessee. We also maintain satellite pharmacy locations in Dallas-Ft. Worth, Texas, Birmingham, Alabama, Atlanta, Georgia, Temecula, California, Charlotte, North Carolina and Jacksonville, Florida. We ship our products via FedEx and believe that our proximity to FedEx's principal "hub" location in Memphis provides us with a competitive advantage in meeting the time-sensitive needs of our patients.

DISEASE MARKETS AND RELATED PRODUCTS

     Substantially all of the biopharmaceutical drugs that we sell, other than growth hormones, IVIG and other blood-related products, are only available from single sources. Currently, we provide our specialty services with respect to the drugs and diseases described below.

     Multiple Sclerosis. Multiple Sclerosis is a progressive neurological disease in which the body loses the ability to transmit messages among nerve cells, leading to a loss of muscle control, paralysis and, in some cases, death. Patients with active relapsing Multiple Sclerosis experience an uneven pattern of disease progression characterized by periods of stability interrupted by flare-ups of the disease. Industry sources estimate that Multiple Sclerosis affects between 250,000 and 350,000 people in the United States, approximately two-thirds of whom are women. Disease onset typically occurs in young adults between the ages of 20 and 40. Of the patients diagnosed with Multiple Sclerosis in the United States, about 90% of patients initially have relapsing Multiple Sclerosis and about half of those patients go on to develop a progressive form of the disease. About 10% of patients exhibit a progressive form of the disease at onset. Industry sources estimate that of the persons currently affected by Multiple Sclerosis in the United States, approximately 50% have a relapsing form of the disease, and approximately 50% have a progressive form. There are currently three FDA-approved products used for treating relapsing Multiple
Sclerosis:

     - AVONEX(R), which is manufactured by Biogen;

     - Betaseron(R), which is manufactured by Chiron Corporation; and

     - Copaxone(R), which is manufactured by Teva Pharmaceutical Industries Limited.

     Biogen's AVONEX(R) product is the only FDA-approved product shown to slow the accumulation of disability in patients with relapsing forms of Multiple Sclerosis and, as a result, AVONEX(R), which is generally administered via a single intramuscular injection once per week, is used by a majority of such patients in the United States currently on drug therapy.

     We have recently entered into amended and restated agreements with Biogen pursuant to which we dispense AVONEX(R) and provide various services and information to Biogen. The pricing of AVONEX(R) under our agreements with Biogen, as well as the scope and pricing of services provided by us, are subject to periodic adjustment. Our agreements with Biogen have an initial term of three years ending December 31, 2002 and are terminable by either party for any reason with 90 days prior notice. In addition, our agreements provide that as long as we are the only preferred home delivery service provider approved by Biogen (other than providers to Medicaid patients in some states), we may not, without Biogen's approval, sell any products that compete with AVONEX(R) for the treatment of Multiple Sclerosis. We do not have exclusive rights to sell AVONEX(R), and Biogen has reserved the right under our agreement to sell AVONEX(R) directly or to appoint other providers of home delivery pharmacy services for AVONEX(R), but any such action would eliminate our exclusivity obligations.

     Gaucher Disease. Gaucher Disease is a seriously debilitating, sometimes fatal, genetic disorder caused by a deficiency of an important enzyme in the body called glucocerebrosidase. This deficiency results in the accumulation of the glucocerebroside lipid in the cells of organs in the body. The disease is characterized by an enlarged liver or spleen, anemia, bleeding problems, fatigue, bone and joint pain and other orthopedic complications such as repeated fractures and bone erosion. Type I Gaucher Disease is the most common form of Gaucher Disease, affecting about 90% of all Gaucher patients. Genzyme's Ceredase(R) and Cerezyme(R) products are the only FDA-approved products used for treating Type I Gaucher Disease.

     We have a preferred relationship with Genzyme relating to Ceredase(R) and Cerezyme(R). Ceredase(R) and Cerezyme(R) are administered by intravenous infusion. Dosing frequencies vary, but a typical dosing regimen involves administration once every two weeks. Pursuant to our current agreement with Genzyme, we dispense Ceredase(R) and Cerezyme(R) in the United States and provide various information and other services to Genzyme. The pricing of Ceredase(R) and Cerezyme(R) under our agreement with Genyzme, as well as the scope and pricing of services that we provide, are subject to periodic adjustment. Our agreement with Genzyme automatically renews on an annual basis unless either party provides 90 days prior notice of non-renewal, and is terminable by either party for any reason with 60 days prior notice. In addition, the agreement provides that, during the term of the agreement and for a period of five years after its termination, we may not sell any prescription drug for the treatment of Gaucher Disease other than Ceredase(R) and Cerezyme(R). We do not have exclusive rights to sell Ceredase(R) or Cerezyme(R). Genzyme has reserved the right under the agreement to sell these products directly or to appoint other distributors of these products, but any such action would eliminate our exclusivity obligations. Our annual revenue during fiscal year 1999 from patients receiving this therapy was predominantly within the range of $150,000 to $200,000 per patient, depending on the patient's weight, stage of the therapy cycle and severity of condition.

     Hemophilia. Hemophilia is an inherited, genetic, lifelong bleeding disorder caused by the absence or inactivity of an essential blood clotting protein or "factor." Two major disease categories exist, hemophilia A, or Factor VIII deficiency, and hemophilia B, or Factor IX deficiency. It is estimated that there are approximately 20,000 people with hemophilia in the United States, and presently there is no known cure. Individuals with hemophilia may suffer from bleeding episodes that can occur spontaneously or as a result of physical activity or trauma. While small surface cuts can usually be treated with a pressure bandage, the most frequent complication of hemophilia is internal bleeding into muscles and joints, which can cause arthritis and debilitating orthopedic problems. More serious complications include internal bleeding in the head, neck, spinal cord or internal organs, which can cause death.

     Hemophilia is generally treated by infusing anti-hemophilic factor concentrates intravenously when the symptoms of a bleed are detected. This therapy is generally administered by the patient or his or her family members, without the assistance of a nurse, in response to bleeding episodes. Approximately 60% of the persons with hemophilia in the United States have a severe form of the disorder as measured by the level of factor naturally present in the body. In general, the more severe the factor deficiency, the more frequently the bleeding episodes may occur. On average, someone with severe hemophilia will need to infuse factor weekly. In many individuals with severe hemophilia, factor therapy is administered prophylactically to maintain high enough circulating factor levels to minimize the risk of bleeding. Our annual revenue from patients receiving this therapy generally ranged from $50,000 to $100,000 per patient depending on the patient's weight, severity of condition and the presence of complications.

     In the recent past, many hemophilia patients contracted hepatitis or human immunodeficiency virus, commonly known as HIV, as a result of contaminated blood derivative therapies they received prior to the mid-1980's. It is estimated that approximately one-half of the hemophilia population who received anti-hemophilic factor prior to the mid-1980's was exposed to HIV and is at risk of developing acquired immune deficiency syndrome, commonly known as AIDS. We offer medications used in treating AIDS as a convenience to our hemophilia patients that have contracted HIV. In the early 1990's, recombinant clotting factor, a biotechnological alternative to plasma-derived factor, was introduced and to date has proved to be as effective as the blood-derived products with virtually no risk of viral transmission. Current utilization reflects increased use of recombinant and monoclonal products by physicians because of the advantages of increased purity. Issues related to the development of inhibitors, or antibodies to the infused factor products, may influence future utilization of these products.

     There are currently six major suppliers of FDA-approved products used for treating hemophilia. We purchase products from all six suppliers. No supplier is responsible for a majority of our hemophilia product purchases.

     Growth Hormone-Related Disorders. A major treatable cause of growth delay in children is growth hormone deficiency. It is estimated that there are approximately 20,000 pediatric patients in the United States who are candidates for growth hormone therapy. The market for growth hormone products is relatively mature and currently four manufacturers sell eleven FDA-approved growth hormone products for a variety of indications. However, a majority of patients currently being treated with growth hormone products use one of Genentech's growth hormone products, Protropin(R), Nutropin(R) or Nutropin AQ(R). Additionally, the FDA recently approved Genentech's Nutropin Depot(TM), the first long-acting dosage form of recombinant human growth hormone. Genetech began shipping Nutropin Depot(TM) to distributors in June 2000.

     We have purchasing relationships with all six manufacturers of growth hormone products used in the United States, including a preferred relationship with Genentech. Typically, patients or family members administer growth hormone products at home without the presence of a nurse. Most growth hormone products require administration by injection several times per week, and in some cases daily. In contrast, Nutropin Depot(TM) may be administered as infrequently as monthly or bi-monthly. We have entered into a distribution agreement with Genentech in which we also provide various information and other services relating to Genentech's human growth hormone products, Protropin(R), Nutropin(R), Nutropin AQ(R) and Nutropin Depot(TM) in the United States. Under the agreement, the pricing of Protropin(R), Nutropin(R), Nutropin AQ(R) and Nutropin Depot(TM) under the distribution agreement, as well as the scope and pricing of the services provided by us, are subject to periodic adjustment. The distribution agreement has an initial term that has been extended to December 31, 2002. The agreement may be terminated by Genentech if we are acquired by one of their competitors and may be terminated by either party for cause following a 60-day right to cure or in the event of bankruptcy, insolvency or similar events affecting the other party. We do not have exclusive rights to distribute Protropin(R), Nutropin(R), Nutropin AQ(R) and Nutropin Depot(TM). Genentech has reserved the right under our agreement to sell these drugs directly or to appoint other distributors of these drugs. Our annual revenue from pediatric patients receiving this therapy generally ranges from $15,000 to $25,000 per patient depending on a patient's weight and severity of condition.

     Crohn's Disease. Crohn's Disease is a chronic and debilitating disorder involving inflammation of the gastrointestinal tract. Symptoms include abdominal pain, diarrhea, fever, general fatigue, and weight loss. Crohn's Disease is estimated to affect approximately 400,000 patients in the United States, of which as many as 140,000 patients have moderate to severe Crohn's Disease. Of those with moderate to severe Crohn's Disease, more than 40,000 suffer from draining fistulizing disease. REMICADE(TM), a drug developed by Centocor, was approved in 1998 by the FDA for the treatment of moderate to severe active Crohn's Disease. It has also been approved as a treatment for patients with fistulizing Crohn's Disease for reduction in the number of draining fistulae.

     In August 1998, we established a preferred relationship with Centocor relating to REMICADE(TM). Under an agreement that we have with Centocor, we dispense REMICADE(TM) and provide various information and other services to Centocor. The pricing of REMICADE(TM) under our agreement with Centocor, as well as the scope and pricing of the services provided by us, are subject to periodic adjustment. Our agreement with Centocor has an initial term of three years ending August 2001, with a renewal provision. We do not have any exclusive rights to sell REMICADE(TM). In addition, our agreement provides that as long as we are the only retail distributor approved by Centocor, we may not, without Centocor's approval, sell any products that compete with REMICADE(TM) during the term of the agreement and for 90 days thereafter. Centocor has reserved the right under the agreement to sell REMICADE(TM) directly or to appoint distributors or other providers of pharmacy services for REMICADE(TM), but any such action would eliminate our exclusivity obligations.

     Rheumatoid Arthritis. Rheumatoid arthritis is a chronic disease in which the inflammation of various joints in the body leads to swelling, pain, and eventual loss of function. It is estimated that Rheumatoid Arthritis affects approximately 2.5 million patients in the United States. Three general classes of drugs are commonly used in the treatment of Rheumatoid Arthritis:

     - anti-rheumatic drugs that slow the progression and treat the symptoms of the disease, such as REMICADE(TM) and Enbrel(TM);

     - corticosteroids, which reduce inflammation and regulate the immune system; and

     - non-steroidal agents that reduce inflammation and decrease pain and other symptoms.

     On November 10, 1999, the FDA approved REMICADE(TM) for the treatment of rheumatoid arthritis. We distribute REMICADE(TM) for the treatment of rheumatoid arthritis under our agreement with Centocor described above.

     Autoimmune Disorder. Autoimmune disorders describe a group of chronic diseases in which the body treats its own tissues or cells as if they were foreign substances and produces antibodies to attack and destroy those tissues or cells. Most autoimmune disorders currently are incurable and tend to become progressively severe. Various therapies, including IVIG, are administered to minimize the effects of autoimmune disorders and the severity of their associated symptoms. Although typically administered via infusion in a hospital or physician's office, IVIG can be administered at home by patients who require repeated treatment.

     Prior to December 1999, we did not offer IVIG products on a retail basis. In an effort to improve the overall effectiveness of a patient's medication, many physicians prescribe IVIG in combination with existing drug therapies to treat chronic diseases such as Multiple Sclerosis and rheumatoid arthritis. This trend contributed to our decision to make two acquisitions in fiscal year 2000 through which we gained access to the retail IVIG market. Because IVIG is collected and processed from human donors, the IVIG product market is somewhat limited by supply constraints.

     Respiratory Synctial Virus. Respiratory synctial virus (RSV) is a serious lower respiratory tract disease that primarily attacks pediatric patients. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. Approximately two-thirds of infants are infected with RSV during the first year of life, and almost all have been infected by age two. It has been estimated that, nationwide, there are approximately 300,000 children at risk of RSV each year and approximately 90,000 hospitalizations due to RSV infections.

     Synagis(R) (palivizumab), a drug manufactured by MedImmune, has been shown to significantly reduce RSV hospitalizations in pediatric patients at risk of the disease. Clinical studies have shown that preventive treatment with Synagis(R) was associated with a 55% reduction in overall hospitalizations due to RSV. Physicians prescribe Synagis(R) to immunize infants who are at high risk for serious lung impairment. Synagis(R) is typically administered by intramuscular injection once a month over a five month period.

     Respiratory synctial virus is seasonal, with the disease striking primarily during the period of October through April. We renewed our relationship with MedImmune for the 1999-2000 respiratory synctial virus season by executing a new distribution agreement on August 16, 1999. The distribution agreement with MedImmune has a term of one year. We do not have the exclusive right to sell Synagis(R), although we were a national assignment-of-benefits provider of the drug for the 1999-2000 respiratory synctial virus season. The distribution agreement can be terminated by either party upon 30 days notice. We are in discussions with MedImmune to renew our agreement for the 2000-2001 season.

BUSINESS DEVELOPMENT

     We have a full-time director of business development whose responsibilities include tracking biopharmaceutical drugs in development, determining whether these drugs meet our service criteria and are a strategic fit for us, introducing our services to the manufacturers of these drugs, and assisting in the development of customized services for these manufacturers.

     At June 30, 2000, we had 34 full-time and 2 part-time sales and marketing personnel who market our therapies and services to physicians, patients and payors. We also market directly to potential referral sources that specialize in the care and support of patients with chronic disorders. Our sales and support personnel also work closely with each of the referral sources with the goal of addressing the clinical and reimbursement needs of its patients. We assist in clinical drug trials, professional training seminars, distribution of patient support material, development of patient support groups, and other programs designed to assist patients, payors, manufacturers, and physicians in enhancing the quality of care and quality of life for patients and their families.

     We continually seek to obtain contracts with additional payors, including managed care companies and employers, in order to access and provide services for a greater number of patients. For example, we were recently selected as one of three providers by Aetna U.S. Healthcare(R). The Aetna agreement has a term of 3 years from April 1, 2000, but is terminable by either party on 90 days notice. Because most patients are restricted to using pharmacy providers included in their payors' provider panels, we are eligible to receive reimbursement only for services provided to patients covered by payors with whom we maintain provider contracts. We maintain a dedicated team of sales and marketing personnel that work exclusively on pursuing additional payor relationships and have a variety of payor education programs aimed at increasing awareness of our specialized services among payors.

SUPPLIERS

     The drugs that we dispense, other than growth hormones, IVIG and other blood-related products, are available only from single sources:

     - Genzyme, with respect to Ceredase(R) and Cerezyme(R);

     - Biogen, with respect to AVONEX(R);

     - Centocor with respect to REMICADE(TM); and

     - MedImmune, with respect to Synagis(R).

     Although there are five other manufacturers of FDA-approved growth hormone products, Genentech's products collectively enjoy a market share that exceeds the aggregate of all other individual manufacturers of growth hormone products. Accordingly, in the event that one or more of our current suppliers of products (other than IVIG and other blood-related products) were to cease selling products to us, our business, financial condition and results of operations would be materially and adversely affected. Approximately 37%, 31% and 23% of our total revenues for the nine-month period ended March 31, 2000 and the fiscal years ended June 30, 1999 and 1998, respectively, were derived from sales of AVONEX(R) and related services. In addition, approximately 31%, 37% and 46% of our total revenues for the nine-month period ended March 31, 2000 and the fiscal years ended June 30, 1999 and 1998, respectively, were derived from sales of Ceredase(R) and Cerezyme(R) and related services. We have supply contracts with all six major suppliers of clotting factor and all five major suppliers of IVIG in the United States, and no supplier is responsible for a majority of our hemophilia or IVIG product purchases.

     Our agreements with our key suppliers generally may be canceled by either party, without cause, upon between 30 and 90 days prior notice. Furthermore, both we and our suppliers periodically adjust the acquisition cost and other terms for the drugs and related supplies covered by such contracts. In addition, our agreements with our suppliers generally provide that during the term of the agreements (and, in some instances, for as much as five years after termination of the agreements), we may not distribute any competing products. We do not have any exclusive rights to dispense our products, and our suppliers have generally reserved the right under their agreements with us to distribute their products directly or to appoint other distributors of their products. See "Risk Factors -- We are highly dependent on our relationships with a limited number of biopharmaceutical manufacturers." and "Business -- Disease Markets and Related Products."

STRATEGIC RELATIONSHIPS WITH MEDICAL CENTERS

     We currently have joint ventures with five medical centers (or their affiliates):

     - Children's Home Care located in Los Angeles, California;

     - Alternative Care Systems, Inc. located in Dallas, Texas;

     - Cook Children's Medical Center located in Ft. Worth, Texas;

     - Children's Memorial Hospital located in Chicago, Illinois;

     - Children's National Medical Center located in Washington D.C.

In our typical joint venture arrangement, we and the medical center (or its affiliate) form a joint venture entity that then enters into a management agreement with us to obtain specialized contract pharmacy services. Under the terms of the joint venture agreement, we manage the sales, marketing, and provision of specialty pharmacy services in exchange for a monthly management fee and the reimbursement of some expenses. We share in the profits and losses of the joint venture entity with the medical center in proportion to our respective capital contributions. The agreements generally have initial terms of between one and five years and contain restrictive covenants and rights of first refusal.

     In addition to joint venture relationships, from time to time we have entered into management agreements with medical centers (or their affiliates) to provide specialized contract pharmacy services. We currently have one contract management relationship with LeBonheur Children's Medical Center located in Memphis, Tennessee.

     Under these management agreements, we provide goods and services used in the medical center's specialized pharmacy business, including drugs and related supplies, patient education, clinical consultation, and reimbursement services. While the payment terms under such management agreements may vary, we are generally reimbursed for our costs and are paid a monthly management fee from the sale of those products and services. These agreements usually have terms of between one and five years and are terminable by either party, with or without cause, with between one and twelve months prior notice. See "Risk Factors -- If our relationships with some medical centers are disrupted, our business could be harmed."

PAYORS

     The following are the approximate percentages of our gross patient service revenue attributable to various payor categories for the fiscal years ended June 30, 1999 and 1998 and the nine-month period ended March 31, 2000:

                                                           YEAR ENDED                NINE MONTHS
                                                  -----------------------------         ENDED
                                                  JUNE 30, 1998   JUNE 30, 1999    MARCH 31, 2000
                                                  -------------   -------------   -----------------
Private payors (including self pay)(1)..........        80%             82%               82%
Medicaid and other state programs...............        17%             16%               16%
Medicare and other federal programs.............         3%              2%                2%
                                                       ---             ---               ---
          Total.................................       100%            100%              100%
                                                       ===             ===               ===

------------------------------

(1) Includes sales to private physician practices, whose ultimate payor is typically Medicare, which accounted for approximately 7%, 6% and 5% of gross patient service revenue, respectively for the fiscal years ended June 30, 1998 and 1999 and the nine-month period ended March 31, 2000.

     The primary trend in the United States health care industry is toward cost containment. The increasing prevalence of managed care, centralized purchasing decisions, consolidation among and integration of health care providers, and competition for patients has affected, and continues to affect, pricing, purchasing, and usage patterns in health care. Decisions regarding the use of a particular drug treatment are increasingly influenced by large private payors, including managed care organizations, pharmacy benefit managers, group purchasing organizations, regional integrated delivery systems, and similar organizations, and are based increasingly on economic considerations including product cost and whether a product reduces the cost of treatment. Efforts by payors to eliminate, contain or reduce costs through coverage exclusions, lower reimbursement rates, greater claims scrutiny, closed provider panels, restrictions on required formularies, claim delays or denials and other similar measures could have a material adverse effect on our business, financial condition and results of operations.

     Some payors set lifetime limits on the amount reimbursable to patients for medical costs. Some of our patients may reach these limits because of the high cost of their medical treatment and associated pharmaceutical regimens. Some payors may attempt to further control costs by selecting some firms to be their exclusive providers of pharmaceutical or other medical product benefits. If any such arrangements were with our competitors, we would be unable to be reimbursed for purchases made by such patients.

     We derive a significant portion of our revenue from governmental programs such as Medicare and Medicaid. Such programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers. The Balanced Budget Act of 1997 includes significant additional reductions in spending levels for these programs. This legislation also replaced and relaxed the federal Medicaid payment standard, thereby increasing state discretion over administration of Medicaid programs.

     Federal and state proposals are pending that would impose further limitations on governmental payments and that could increase patient co-payments and deductibles. Federal and state agencies are examining perceived discrepancies between reported average wholesale prices of drugs and the actual manufacturers selling price. Talks are currently underway with at least one large drug manufacturer aimed at revising price reporting methods. Recently, First DataBank, Inc., which reports average wholesale drug prices to Medicaid programs, announced that it will report based on market prices rather than prices submitted by manufacturers. As a result, a number of state Medicaid agencies have recently lowered the amount of reimbursement that they pay for certain drugs, including clotting factor. Medicare also announced that it will implement lower prices for clotting factor effective October 1, 2000. We expect that these developments will reduce prices and margins on some of the drugs that we distribute.

     Recently, several proposals have been made in Congress to enlarge prescription drug coverage. The U.S. Congress has also been studying the accuracy of average wholesale prices as an appropriate benchmark for setting rates of reimbursement. Additionally, a number of states are considering legislation designed to reduce their Medicaid expenditures and provide universal coverage and additional care for some populations, including proposals to impose additional taxes on providers to help finance or expand such programs. Some states may require us to maintain a licensed pharmacy in their states in order to qualify for reimbursement under state-administered reimbursement plans. Any of these changes could result in significant reductions in payment levels for drugs handled and services provided by us, which would have a material adverse effect on our business, financial condition and results of operations.

     Hemophilia treatment centers may purchase factor from manufacturers at a discount under a government program established in 1992 which extended the Medicaid best price rebate program to hemophilia treatment centers. Manufacturers that sell outpatient drugs to hemophilia treatment centers agree with the Department of Health and Human Services that they will not charge a price for covered outpatient drugs that is higher than a statutorily set amount. We do not directly own or operate a hemophilia treatment center that is eligible for this special pricing, which places us at a competitive disadvantage as a provider of factor, except where our affiliated medical centers are eligible for the special pricing. Under the Department's guidelines, an eligible hemophilia treatment center may obtain factor at this special pricing and use a contract pharmacy to dispense it to the center's patients. However, if a hemophilia treatment center does not comply with the Department's guidelines or sells factor bought at this special pricing to patients who are not patients of the center, it may incur civil penalties or liability to drug manufacturers for the amount of the discount that the center received from the manufacturer.

     The Federal Health Resources and Services Administration recently gave notice that all entities receiving grants from the Health Resources and Services Administration must annually certify that they either receive this special pricing or can purchase drugs at or below such special pricing. This policy will cause us to face additional competition in our clotting factor sales because the number of hemophilia treatment centers receiving this special pricing will increase.

COMPETITION

     The specialty pharmacy industry is highly competitive and is undergoing consolidation. The industry is fragmented, with many public and private companies focusing on different product or customer niches. Some of our current and potential competitors include:

     - specialty pharmacy distributors, such as Caremark Therapeutic Services, Priority Healthcare Corporation and Gentiva Health Services, Inc.;

     - specialty pharmacy divisions of national wholesale drug distributors;

     - pharmacy benefit management companies;

     - hospital-based pharmacies;

     - retail pharmacies;

     - home infusion therapy companies;

     - manufacturers that sell their products both to distributors and directly to users, including clinics and physician offices; and

     - hospital-based comprehensive hemophilia care centers and other alternate site health care providers.

Some of our competitors have greater financial, technical, marketing and managerial resources than we have.

     While competition is often based primarily on price and quality of care and service, it can also be affected by the ability to develop and maintain relationships with patients and referral sources, depth of product line, technical support systems, specific patient requirements and reputation. There can be no assurance that competitive pressures will not have a material adverse affect on our business, financial condition and results of operations.

COMPLIANCE PROGRAM

     We adopted a corporate compliance program, entitled "Code of Ethics and Business Conduct," in February 1998. We implemented our compliance program to help detect and prevent inappropriate or dishonest conduct in the workplace, including among other things violations of antitrust laws, fraud and abuse laws, billing and coding errors, dishonest or misleading dealings with suppliers, patients, payors, and competitors, and the disclosure of confidential or sensitive information. Upon accepting a job with us, a new employee receives a written copy of the Code and is asked to read the document prior to beginning employment. We conduct a training session shortly after the new employee begins work and all employees are required to sign written acknowledgments indicating that he or she has read and understands the Code and will adhere to the standards set forth therein. We have a corporate compliance officer and a compliance committee. Our compliance officer is responsible for administering the program, which includes training, internal audits and reviews, and responding to reported issues with the assistance of the compliance committee.

     We encourage employees to ask questions or reveal potential compliance issues to either their supervisor or a compliance committee member or via a toll free hotline number. Employees can make these calls anonymously, if so desired. Employees also receive corporate compliance training periodically with respect to potential compliance issues. Issues that employees report to the committee will normally be handled at the committee level unless the compliance officer believes that our Board of Directors should be involved. At least once a year, the corporate compliance officer will meet with or submit a report to our Board of Directors. The Audit Committee of our Board has responsibility for handling compliance issues.

GOVERNMENT REGULATION

     Federal and state governments heavily regulate the drug and medical supply industry. Manufacturers, distributors, health care providers and patients are all subject to these regulations. Particular government attention currently focuses on:

     - the payment of inducements for patient referrals

     - prohibited financial relationships with physicians

     - joint venture and management arrangements

     - product discounts

     - inducements given to patients; and

     - professional licensing.

The laws are very broad, the regulations are complicated, and in many cases the courts interpret them differently. This makes compliance difficult. Federal and state civil and criminal fines and penalties may be imposed on persons who violate these laws. While we try to comply with all laws, a violation could result in fines or criminal penalties, which could reduce our profitability. The following are particular areas of government regulation that apply to our business.

     Licensing and Registration. State laws require that we be licensed as an in-state pharmacy in Tennessee, Alabama, Georgia, California, North Carolina, Florida and Texas. We also currently ship prescription drugs to many other states that require us to be licensed as an out-of-state pharmacy. We believe that we substantially comply with all state licensing laws applicable to our business.

     Some pharmacy associations and state boards of pharmacy are attempting to protect local pharmacies by restricting the activities of out-of-state pharmacies. In addition, some states impose limits on financial incentives paid to insurance companies and other payors offering managed drug programs. Restrictions on our operations imposed by these laws could reduce our profitability.

     Laws enforced by the federal Drug Enforcement Agency, as well as some similar state agencies, require our pharmacy locations to individually register in order to handle controlled substances, including prescription drugs. A separate registration is required at each principal place of business where the applicant manufactures, distributes, or dispenses controlled substances. Federal and state laws also require that we follow specific labeling and record-keeping requirements for controlled substances. We maintain federal and state controlled substance registrations for each of our facilities that require it, and follow procedures intended to comply with all such record-keeping requirements.

     Pharmacists and Nursing Licenses. Our nurses must obtain state licenses to provide teaching services and the hands on nursing which we provide to our IVIG patients and some of our hemophilia patients, and our pharmacists must obtain state licenses to dispense drugs. Our pharmacists and nurses are licensed in those states where their activity requires it. Pharmacists and nurses must also comply with professional practice rules. We monitor our nurses' and pharmacists' practices for compliance with such state laws and rules. We do not believe that the activities undertaken by our nurses or pharmacists violate laws or rules governing the practice of pharmacy, nursing or medicine.

     Pharmacy Counseling. Federal law requires that states offering Medicaid prescription drug benefits implement a drug use review program. The program requires "before and after" drug use reviews, the use of predetermined standards, and patient education. Its purpose is to improve the quality of care by ensuring drug prescriptions are medically necessary, and not likely to cause adverse effects. Participating states must develop standards for pharmacy counseling. These standards apply as well to non-resident pharmacies like us. We believe our pharmacists monitor these requirements, and provide the necessary counseling.

     Federal Mail Order.  Federal law imposes standards for:

     - the labeling, packaging and repackaging, advertising and adulteration of prescription drugs; and

     - the dispensing of controlled substances and prescription drugs.

     The Federal Trade Commission and the United States Postal Service regulate mail order drug sellers. The law requires truth in advertising, a reasonable supply of drugs to fill orders, and a right to a refund if an order cannot be filled within thirty days. We believe that we substantially comply with all of these requirements.

     Prescription Drug Marketing Act. This federal law exempts many drug and medical devices from federal labeling and packaging requirements, as long as they are not adulterated or misbranded and were prescribed by a physician. The law also prohibits the sale, purchase or trade of drug samples that are not intended for sale or intended to promote the sale of the drug. Records must be kept of drug sample distribution, and proper storage and maintenance methods used. To the extent that this law applies to us, we believe that we comply with the documentation, record-keeping and storage requirements.

     Anti-Kickback and Self-Referral. We are subject to the federal Medicare Anti-Kickback law that prohibits offering, paying, soliciting or receiving, directly or indirectly, in cash or in kind, remuneration to induce or in exchange for:

     - the referral of patients covered by Medicare, Medicaid or other government healthcare reimbursement programs; or

     - the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by the programs.

Violations by individuals or entities are punishable by criminal fines, civil penalties, imprisonment, or exclusion from participation in the reimbursement programs. Sanctions imposed under this law on us, our business partners (such as drug suppliers), or our customers could reduce our business and our profits.

     Many states have similar state laws, which, if violated, could result in similar penalties. Courts have not applied the Anti-Kickback law or similar state laws consistently, and some courts have found a violation if only one purpose of an otherwise acceptable arrangement was to induce referrals.

     The Department of Health and Human Services, DHHS, published a set of "safe harbor" regulations and continues to publish clarifications to the safe harbors. Arrangements that fully comply with a safe harbor are deemed not to violate the Anti-Kickback law. We have several business arrangements (for example, our joint venture and management arrangements with medical centers, service arrangements with physicians and product pricing arrangements with suppliers) that do not satisfy all of the requirements necessary to fall within the safe harbors. Failure to satisfy a safe harbor does not mean that a transaction is necessarily illegal. The law requires the government to evaluate the intent in each situation. We try to structure our business arrangements to comply with the Anti-Kickback law, HIPAA and similar state laws. However, if we are found to violate any of these laws, we could suffer penalties, fines, or possible exclusion, which could reduce our revenues and profits.

     Health Insurance Portability and Accountability Act. HIPAA created new health care crimes, and granted authority to the Secretary of DHHS to impose certain civil penalties. Particularly, the Secretary may now exclude from Medicare any individual with a direct or indirect ownership interest in an entity convicted of health care fraud or excluded from the program. HIPAA encourages the reporting of health care fraud by allowing reporting individuals to share in any recovery made by the government. HIPAA also requires new programs to control fraud and abuse, and new investigations, audits and inspections.

     New crimes under HIPAA include:

     - knowingly and willfully committing a federal health care offense relating to a health care benefit program; and

     - knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false or fraudulent statements in connection with claims and payment for health care services by a health care benefit plan.

These provisions of HIPAA criminalized situations that previously were handled civilly through repayments of overpayments, offsets, and fines. We believe that our business arrangements and practices comply with HIPAA. However, a violation could subject us to penalties, fines, or possible exclusion from Medicare or Medicaid. Such sanctions could reduce our revenues or profits.

     OIG Fraud Alerts. The Office of Inspector General of DHHS periodically issues Fraud Alerts identifying practices it believes may violate federal fraud and abuse laws. One Fraud Alert addresses joint venture and contractual arrangements between health care providers. Another concerns prescription drug marketing practices. Drug marketing activities may implicate the federal fraud and abuse laws because the cost of drugs are often reimbursed by Medicare and Medicaid. According to the Fraud Alert, questionable practices may include payments to pharmacists to recommend a particular drug or product. We try to structure our business arrangements to comply with federal fraud and abuse laws. However, if we are found to have violated any of these laws, we could suffer penalties, fines or possible exclusion from the Medicare, Medicaid or other governmental programs, which could adversely affect our results of operations.

     State Consumer Protection Laws. A number of states are involved in enforcement actions involving pharmaceutical marketing programs, including programs offering incentives for pharmacists to dispense one product rather than another. State consumer protection laws generally prohibit false advertising, deceptive trade practices and the like. A number of the states have requested that the FDA exercise greater regulatory oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will act in this regard or what effect, if any, FDA involvement would have on our operations.

     The Stark Law. Federal law prohibits physicians from making a referral for certain health items or services if they, or their family members, have a financial relationship with the entity receiving the referral. No bill may be submitted in connection with a prohibited referral. Violations are punishable by civil monetary penalties upon both the person making the referral and the provider rendering the service. Such persons or entities are also subject to exclusion from Medicare and Medicaid. The Stark Law applies to our products and services, and we try to structure our relationships to comply with the law. However, if our practices are found to violate the Stark Law, we may be subject to sanctions or be required to alter or discontinue some of our practices. This could reduce our revenues or profits.

     Beneficiary Inducement. HIPAA penalizes the offering of remuneration or other inducements to beneficiaries of federal health care programs to influence the beneficiaries' decision to seek specific governmentally reimbursable items or services, or to choose a particular provider. HIPAA excludes items provided to promote the delivery of preventive care. The statutory exception would apply where "such care is provided or directly supervised by the medical provider that has provided the incentive."

     The OIG recently issued final regulations concerning inducements to beneficiaries. Under the new regulations, permissible incentives are those given in connection with preventive care, including pre and post natal care, and services described in the U.S. Preventive Service Task Force's Guide to Preventive Care. OIG also believes that items of nominal value given to beneficiaries are permissible even if not related to preventive care. However, permissible incentives would not include cash or cash equivalents. We from time to time provide some items at no charge to our patients in connection with their drug therapies, not all of which are included on the list of items specifically stated not to violate the new regulations. We nevertheless believe that those items are allowed by the underlying statute. A determination that we violated the regulations or the statute, however, could result in sanctions that reduce our revenue or profits.

     The False Claims Act. We are also subject to federal and state laws prohibiting individuals or entities from knowingly and willfully making claims for payment to Medicare, Medicaid, or other third party payors that contain false or fraudulent information. These laws provide for both criminal and civil penalties. Health care providers who submit claims which they knew or should have known were false, fraudulent, or for items or services that were not provided as claimed, may be excluded from Medicare and Medicaid participation, required to repay previously collected amounts, and subject to substantial civil monetary penalties.

     Government Investigations. The government increasingly examines arrangements between health care providers and potential referral sources to ensure that they are not designed to exchange remuneration for patient care referrals. Investigators are increasingly willing to look behind formalities of business transactions to determine the underlying purpose of payments. Enforcement actions have increased and are highly publicized. To our knowledge, we are not currently the subject of any investigation. Any future investigation may cause publicity that would cause potential customers to avoid us, reducing potential revenues and profits.

     In addition to investigations and enforcement actions initiated by governmental agencies, we could be the subject of an action brought under the False Claims Act by a private individual on behalf of the government. Actions under the False Claims Act, commonly known as "whistleblower" lawsuits are generally filed under seal to allow the government adequate time to investigate and determine whether it will intervene in the action, and defendant health care providers are often without knowledge of such actions until the government has completed its investigation and the seal is lifted.

     Confidentiality. Federal and state laws protect confidentiality of medical records and information. We maintain medical records for each patient to whom we dispense drugs. We are thus subject to some of these medical record and patient confidentiality laws. In addition, we expect to become subject to DHHS rules recently proposed to ensure integrity and confidentiality of patient data. These rules, if adopted, would require mandatory security standards for entities which maintain or transmit health information electronically. Compliance with new standards to safeguard electronic medical records could be expensive, harming our results of operations. The HIPAA statute imposes criminal penalties on wrongful disclosure of private medical information. We maintain written procedures and provide regular training to our employees in an effort to comply with all of the medical record and patient confidentiality laws to which we are subject.

While we attempt to comply with all confidentiality requirements, a violation of any confidentiality law could subject us to sanctions that could reduce revenues or profits.

     Balanced Budget Act. Each state operates a Medicaid program funded in part by the Federal government. The states may customize their programs within federal limitations. Each state program has its own payment formula and recipient eligibility criteria. In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of health care goods and services. For example, the federal Balanced Budget Act of 1997 (even after the restoration of some funding in 1999) will continue to cause significant reductions in spending levels for the Medicare and Medicaid programs. A more recent example is the action of a number of state Medicaid agencies to reduce their reimbursement rates in response to the new AWP prices published by First Data Bank. Medicare has announced that it will adopt new AWP pricing effective October 1, 2000.

     Laws governing Medicare, Medicaid, CHAMPUS and other governmental programs may change, and various administrative rulings, interpretations and determinations make compliance difficult. Any changes may materially increase or decrease program payments or the cost of providing services. Final determinations of government program reimbursement often require years, because of audits, providers' rights of appeal and numerous technical requirements. We believe we make adequate provision for adjustments. However, future reductions in reimbursement could reduce our revenues and profits.

     Reform. The U.S. health care industry continues to undergo significant change. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methods and that public debate of these issues will likely continue in the future. We cannot predict which, if any, reform proposals will be adopted. Future changes in the nature of the health care system could reduce revenues and profits.

FACILITIES

     We are headquartered in Memphis, Tennessee. Our primary pharmacy locations are in Memphis and Nashville, Tennessee. In addition, we have satellite pharmacy locations in the following cities:

     - Birmingham, Alabama;

     - Atlanta, Georgia;

     - Dallas/Ft. Worth, Texas;

     - Temecula, California;

     - Jacksonville, Florida; and

     - Charlotte, North Carolina

     Memphis, Tennessee. We currently lease approximately 72,000 square feet of space in an office/warehouse business park in Memphis. We also have a land lease for an expanded parking lot next to our offices. Our leases for 41,873 square feet of space expire in August 2003, the leases on the remainder of the space and the land expire in December 2005, but we have an option to extend our lease terms for one additional five-year period.

     Nashville, Tennessee. We currently lease approximately 28,000 square feet of space in Nashville. We are currently in negotiation to confirm our renewal of this lease for a term ending October 2004.

     Birmingham, Alabama. We currently lease approximately 2,400 square feet of space near Birmingham. Our lease expires in February 2003.

     Dallas/Ft. Worth, Texas. Partnerships in which we are a general partner currently lease an aggregate of approximately 2,400 square feet of space in two locations in the Dallas/Fort Worth, Texas area. The leases for this space expire in May 2002 with an option to extend the lease terms for one additional three-year period.

     Atlanta, Georgia. We currently lease approximately 5,400 square feet of space in the Atlanta area. Our leases expire in December 2000 and September 2001.

     Temecula, California. We currently lease approximately 3,800 square feet of space in Temecula. Our lease expires in October 2001.

     Jacksonville, Florida. We currently lease approximately 2,400 square feet of space in Jacksonville. Our lease expires in September 2002.

     Charlotte, North Carolina. We currently lease approximately 1,500 square feet of space in Charlotte, North Carolina. Our lease expires in May 2003.

EMPLOYEES

     As of June 30, 2000, we had 480 full-time and 58 part-time employees, which included 51 full-time and 9 part-time pharmacists. Our employees are not represented by a labor union, and we believe we have good relations with our employees.

LIABILITY INSURANCE

     Providing health care services and products entails an inherent risk of liability. In recent years, participants in the health care industry have become subject to an increasing number of lawsuits, many of which involve large claims and significant defense costs. We may from time to time be subject to such suits as a result of the nature of our business. We maintain general liability insurance, including professional and product liability, in an amount deemed adequate by our management. There can be no assurance, however, that claims in excess of, or beyond the scope of, our insurance coverage will not arise. In addition, our insurance policies must be renewed annually. Although we have not experienced difficulty in obtaining insurance coverage in the past, there can be no assurance that we will be able to do so in the future on acceptable terms or at all.

LEGAL PROCEEDINGS

     We are involved in a small number of lawsuits and claims arising in the normal course of our business. In our opinion, in the aggregate these lawsuits and claims should not have a material adverse effect on our business, financial condition, or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of June 30, 2000.

NAME                                         AGE   POSITION
----                                         ---   --------
David D. Stevens...........................  47    Chairman of the Board of Directors and
                                                   Chief Executive Officer
John R. ("Randy") Grow.....................  51    President and Director
Joel R. Kimbrough..........................  42    Senior Vice President, Chief Financial
                                                   Officer and Treasurer
Kyle J. Callahan...........................  34    Senior Vice President and Director
Thomas W. Bell, Jr.........................  48    Senior Vice President, Secretary and
                                                   General Counsel
Kenneth R. Masterson(1)....................  56    Director
Kenneth J. Melkus(1)(2)....................  54    Director
Andrew M. Paul(2)..........................  44    Director
Kevin L. Roberg(1).........................  49    Director
Patrick J. Welsh...........................  56    Director

------------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     David D. Stevens has served as Chief Executive Officer of Accredo since it was acquired from Le Bonheur in 1996 and has served as a director of Accredo since June 1997. Previously, Mr. Stevens served as Chief Operating Officer of Accredo's wholly owned subsidiary, Southern Health Systems, Inc., since its inception in 1983. Mr. Stevens has served as President of Southern Health Systems since 1993 and as a director since 1996. He has served as Chief Executive Officer of Accredo's wholly owned subsidiary, Nova Factor, since 1996 and as a director since 1990.

     John R. ("Randy") Grow has served as President of Accredo since it was acquired from Le Bonheur in 1996 and has served as a director of Accredo since June 1997. Mr. Grow has also served as President of Nova Factor since 1996, and Chief Operating Officer and director since 1990. Previously, Mr. Grow was employed in the home infusion industry as President of Curaflex Health Infusion Services, Inc. from 1988 to 1989 and as Area Vice President of Caremark, Inc. from 1985 to 1988.

     Joel R. Kimbrough has served as Senior Vice President and Chief Financial Officer and Treasurer of Accredo since it was acquired from Le Bonheur in 1996. He has also served as Chief Financial Officer and as a director of Nova Factor since its inception in 1990, as Chief Financial Officer of Southern Health Systems since 1989, and as a director of Southern Health Systems since 1996. Previously, Mr. Kimbrough, a certified public accountant, was employed by Ernst & Young LLP from 1980 to 1989.

     Kyle J. Callahan has served as Senior Vice President and a director of Accredo since Accredo's wholly owned subsidiary, Hemophilia Health Services, Inc., was acquired by Accredo in June 1997. Mr. Callahan has served as President of Hemophilia Health Services since June 1997. From Hemophilia Health Service's inception in 1990 until June 1997, Mr. Callahan served in several management and executive positions with Hemophilia Health Services, including Vice President of Operations.

     Thomas W. Bell, Jr. joined Accredo as Senior Vice President and General Counsel in July 1998 and was elected Secretary of Accredo in October 1998. Prior to joining Accredo, Mr. Bell practiced law from 1976 to 1998 as a member of the firm of Armstrong Allen Prewitt Gentry Johnston & Holmes, PLLC in Memphis, Tennessee, where Mr. Bell represented Nova Factor and Southern Health Systems since their inceptions in 1990 and 1983, respectively.

     Kenneth R. Masterson has been a director of Accredo since April 1998. Mr. Masterson joined Federal Express Corporation in 1980 and in 1996 he became Executive Vice President, General Counsel and Secretary of Federal Express Corporation. In 1998, Mr. Masterson assumed the same duties for FedEx Corporation, a transportation holding company and the parent company of Federal Express. Mr. Masterson is also a director of Thomas & Betts Corporation.

     Kenneth J. Melkus has been a director of Accredo since October 1997. Mr. Melkus currently serves as a consultant to Welsh, Carson, Anderson & Stowe. From its founding in 1993 to its sale in 1996, Mr. Melkus served as Chairman of the Board and Chief Executive Officer of HealthWise of America, Inc., an operator of health maintenance organizations. From 1986 until 1993, Mr. Melkus served as Vice Chairman and President of Surgical Care Affiliates, Inc., an operator of outpatient surgery centers. Mr. Melkus is also a director of Quorum Health Group, Inc. and several privately-held companies.

     Andrew M. Paul has been a director of Accredo since 1996. Mr. Paul joined Welsh, Carson, Anderson & Stowe in 1984 and is a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. Mr. Paul also is a director of Centennial HealthCare Corporation, Concentra Managed Care, Inc., and several privately-held companies.

     Kevin L. Roberg has been a director of Accredo since November 1999. From 1995 to 1998, Mr. Roberg served as the Chief Executive Officer and President of ValueRX and Medintell Systems Corporation, which was acquired by ValueRX. Mr. Roberg has held numerous positions with healthcare companies since 1974, including positions with United Healthcare Corporation, Partners National Health Plans, American MedCenters, Inc. and MedCenters Health Care, Inc. Mr. Roberg serves as a director of Duane Reade Drug Stores.

     Patrick J. Welsh has been a director of Accredo since June 1997. Mr. Welsh was a founder of Welsh, Carson, Anderson & Stowe in 1979 and is a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. Prior to 1979, Mr. Welsh was President and a director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh also serves as a director of several privately-held companies.

BOARD OF DIRECTORS

     Our Board of Directors is divided into the following three classes, with the members of the respective classes serving for staggered three year terms:

     - Class I directors, whose terms expire at the annual meeting of stockholders to be held in 2002;

     - Class II directors, whose terms expire at the annual meeting of stockholders to be held in 2000; and

     - Class III directors, whose terms expire at the annual meeting of stockholders to be held in 2001.

     Messrs. Melkus, Roberg and Stevens are our Class I directors, Messrs. Paul and Callahan are our Class II directors, and Messrs. Welsh, Grow and Masterson are our Class III directors. At each annual meeting of stockholders, our stockholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election. The classification of the Board of Directors may delay or prevent a change in control or in the management of Accredo. See "Description of Capital
Stock -- Special Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

     Our executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee currently consists of Messrs. Melkus and Paul. The Compensation Committee is responsible for the approval of compensation arrangements for our executive officers. The Compensation Committee also administers our stock option and employee stock purchase plans.

     The Audit Committee currently consists of Messrs. Masterson, Melkus and Roberg. The audit committee reviews the scope and results of audits and other services performed by our independent public accountants and reviews the adequacy of our internal controls.

COMPENSATION OF DIRECTORS

     Employees of Accredo who are members of our Board of Directors do not receive any compensation for serving on our Board. Messrs. Welsh, Paul, Melkus, Masterson and Roberg are members of our Board who are not our employees. In exchange for their service on our Board for the 12 month period beginning November 1, 1999, they each received options to purchase 15,000 shares of common stock at $19.33 per share, which was the closing price of our common stock on the Nasdaq National Market on the date of the option grant. All of these options are fully-vested and immediately exercisable. Our directors do not receive a fee for attending meetings. All of our directors, including our employees, are reimbursed for out of pocket expenses that they incur to attend Board or committee meetings.

         PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. The percentage of shares beneficially owned are based on 14,106,968 shares of common stock outstanding as of June 30, 2000. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of June 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock outstanding after this offering includes shares of common stock being offered and does not include the shares that are subject to the underwriters' over-allotment option. Unless otherwise indicated, the address for each listed stockholder is the same as Accredo.

                                                                            PERCENTAGE OF SHARES
                                                                             BENEFICIALLY OWNED
                                                                            ---------------------
                                                        NUMBER OF SHARES     BEFORE       AFTER
NAME                                                   BENEFICIALLY OWNED   OFFERING     OFFERING
----                                                   ------------------   --------     --------
Janus Capital Corporation(1).........................        895,257          6.3%         5.6%
HLM Management Co., Inc.(2)..........................        820,800          5.8          5.1
Berger LLC(3)........................................        775,715          5.5          4.8
Deutsche Asset Management Americas(4)................        715,700          5.1          4.4
John McStay Investment Counsel, LLC(5)...............        708,750          5.0          4.4
David D. Stevens(6)..................................        357,321          2.5          2.2
John R. Grow(7)......................................        125,905            *            *
Joel R. Kimbrough(8).................................        140,116          1.0            *
Kyle J. Callahan(9)..................................         83,929            *            *
Thomas W. Bell, Jr.(10)..............................         23,830            *            *
Kenneth R. Masterson(11).............................         55,500            *            *
Kenneth J. Melkus(12)................................         30,000            *            *
Patrick J. Welsh(13)(14).............................        151,578          1.1            *
Andrew M. Paul(13)(15)...............................         47,684            *            *
Kevin L. Roberg(16)..................................         18,750            *            *
All directors and executive officers
  as a group (10 persons)(17)........................      1,034,613          7.0          6.2

------------------------------

  *  Less than one percent.

 (1) The address of Janus Corporation is 100 Fillmore Street, Denver, Colorado 80206-4923. This information is derived from a 13F filing made by such holder as to shares as to which it exercises investment discretion as of March 31, 2000. We make no representation as to the accuracy and completeness of this information regarding Janus.

 (2) The address of HLM Management Co., Inc. is 222 Berkeley St., Boston, Massachusetts 02116. This information is derived from a 13F filing made by such holder as to shares as to which it exercises investment discretion as of March 31, 2000. We make no representation as to the accuracy and completeness of this information regarding HLM Management.

 (3) The address of Berger LLC is 210 University Boulevard, Suite 900, Denver, Colorado 80206. This information is derived from a 13F filing made by such holder as to shares as to which it exercises investment discretion as of March 31, 2000. We make no representation as to the accuracy and completeness of this information regarding Berger.

 (4) The address of Deutsche Asset Management Americas is 130 Liberty Street, 35th Floor, New York, New York 10006. This information is derived from a 13F filing made by such holder as to shares as to which it exercises investment discretion as of March 31, 2000. We make no representation as to the accuracy and completeness of this information regarding Deutsche Asset Management.

 (5) The address of John McStay Investment Counsel, LLC is 5949 Sherry Lane, Suite 1600, Dallas, Texas 75225. This information is derived from a 13F filing made by such holder as to shares as to which it exercises investment discretion as of March 31, 2000. We make no representation as to the accuracy and completeness of this information regarding John McStay Investment.

 (6) Includes options to purchase 225,071 shares granted under our stock option plan.

 (7) Includes options to purchase 78,010 shares granted under our stock option plan.

 (8) Includes options to purchase 120,535 shares granted under our stock option plan.

 (9) Includes options to purchase 35,625 shares granted under our stock option plan.

(10) Includes options to purchase 13,125 shares granted under our stock option plan.

(11) Includes options to purchase 30,000 shares granted under our stock option plan. The address for Mr. Masterson is c/o FedEx Corporation, 942 S. Shady Grove Road, Memphis, Tennessee 38120.

(12) Includes options to purchase 15,000 shares granted under our stock option plan. The address for Mr. Melkus is 102 Woodmont Blvd., Suite 110, Nashville, Tennessee 37205.

(13) The address of the named person is 320 Park Avenue, Suite 2500, New York, New York 10022.

(14) Includes options to purchase 30,000 shares granted under our stock option plan.

(15) Includes options to purchase 30,000 shares granted under our stock option plan.

(16) Includes options to purchase 15,000 shares granted under our stock option plan. The address for Mr. Roberg is 1695 Hunter Drive, Medina, Minnesota 55391.

(17) Includes options to purchase an aggregate of 592,366 shares granted under our stock option plan.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 30,000,000 shares of common stock, $0.01 par value per share, 2,500,000 shares of non-voting common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share.

     As of June 30, 2000, there were 14,106,968 shares of common stock outstanding and held of record by approximately 47 stockholders. Based upon the number of shares of common stock outstanding as of that date and giving effect to the issuance of the shares of common stock that we are offering hereby, assuming no exercise of the underwriters' over-allotment option, there will be 16,106,968 shares of common stock outstanding upon the closing of this offering. There are no shares of non-voting common stock or preferred stock currently outstanding.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets of our company available for distribution after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. There are presently no shares of preferred stock outstanding.

NON-VOTING COMMON STOCK

     Holders of non-voting common stock are not entitled to vote such shares on any matter submitted to a vote of stockholders. Holders of non-voting common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. Holders of non-voting common stock may convert their shares of non-voting common stock into common stock at any time. Holders of Non-Voting Common Stock have no preemptive or subscription rights. Upon our liquidation, dissolution or winding up, holders of non-voting common stock are entitled to receive pro rata the net assets of our company available for distribution after payment of all debts and other liabilities on a pro rata basis with the holders of common stock. The rights, preferences and privileges of holders of non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. There are presently no shares of preferred stock outstanding.

PREFERRED STOCK

     Our Board of Directors is authorized, subject to conditions specified in our amended and restated certificate of incorporation and other applicable law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more class or series and to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, number of shares constituting any class or series, and designations of such class or series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control in Accredo. We have no present intention to issue any shares of preferred stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Some provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, as well as Delaware Law, may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

     Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a definitive period of time. That period is three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with his, her or its affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

     Classified Board of Directors. Our certificate of incorporation provides for the division of the Board of Directors into three classes of directors, as nearly equal in size as possible, with each class beginning its three-year term in different years. See "Management -- Board of Directors." A director may be removed from office prior to the expiration of his or her term only "for cause," so any person acquiring control of our company would need three annual meetings to replace all of the members of our Board.

     Number of Directors; Removal; Filling Vacancies. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time with the consent of two-thirds of the Board. Moreover, our certificate of incorporation provides that directors may only be removed "for cause" by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without the approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

     Advance Notice of Nominations and Stockholder Proposals. Our bylaws contain a provision requiring at least 60, but no more than 90 days advance notice by a stockholder of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders. This provision would prevent a stockholder from making a proposal or a director nomination at a stockholder meeting without us having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing our Board of Directors with more time to prepare an opposition to a proposed change in control.

     Vote Requirement for Calling Special Meeting. Our bylaws also contain a provision requiring the vote of the holders of two-thirds of the outstanding common stock in order to call a special meeting of stockholders. This provision would prevent a stockholder with less than a two-thirds interest from calling a special meeting to consider a merger unless such stockholder had first garnered adequate support from a sufficient number of other stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Limitations of Liability and Indemnification. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or to our stockholders to the full extent permitted by such Section 102(b). Specifically, our directors are not to be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of our directors and officers against any expense, liability or loss to which they may become subject, or which they may incur, as a result of being or having been a director or officer of our company. In addition, we must advance or reimburse our directors and officers for expenses incurred by them in connection with indemnifiable claims.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of June 30, 2000, we had outstanding 14,106,968 shares of common stock assuming no exercise of outstanding options under our stock option and employee stock purchase plans. We are offering 2,000,000 shares (2,300,000 shares, if the underwriters' over-allotment option is exercised in full) of common stock by this prospectus. Of these shares, all of the 2,000,000 shares sold in this offering (2,300,000 shares, if the underwriters' over-allotment option is exercised in full) and the 5,175,000 issued in our initial public offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of ours, as such term is defined in Rule 144 under the Securities Act. 8,440,631 shares of the remaining 8,931,968 shares outstanding were issued as "restricted securities" as that term is defined in Rule 144 and which may be sold in the market as described below under "Rule 144" and "Sales of Restricted Shares."

     In addition, as of June 30, 2000, 2,396,250 shares of our common stock have been registered under the Securities Act. These shares have been reserved for stock awards under our stock option and employee stock purchase plans and for issuance upon the exercise of outstanding awards. As of June 30, 2000, options to purchase 1,187,287 of these registered shares have been granted and not yet exercised. These shares are freely transferable upon exercise, except to the extent that holders are deemed to be "affiliates" of ours, in which case the transferability of such shares will be subject to Rule 144.

     Subject to some exceptions, our directors and executive officers, some holders of outstanding shares of common stock and optionees holding options to purchase a total of 851,386 shares of common stock have agreed under written "lock-up" agreements not to sell any shares of common stock for 90 days after the date of this prospectus without the prior written consent of Chase Securities Inc. See "Underwriting."

RULE 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from us or any affiliate at least one year previously, including a person who may be deemed to be an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of

     - 1% of the then outstanding shares of common stock, which will equal approximately 161,070 shares immediately after the completion of this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 must be made with the required notice and the availability of current public information about us.

     Any person or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

SALES OF RESTRICTED SHARES

     We believe that almost all of the 8,440,631 shares that were issued as restricted common stock are eligible for resale without restriction under Rule 144(k), of which 442,247 shares are subject to lock-up agreements.

     We have agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 90 days after the date of this prospectus, without the prior written consent of the representative of the underwriters, subject to some limited exceptions. See "Underwriting."

     Sales of substantial amounts of shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

     We have entered into an underwriting agreement with Chase Securities Inc., SunTrust Equitable Securities Corporation, Banc of America Securities LLC and First Union Securities, Inc. Chase Securities Inc. is acting as the lead underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriters have severally agreed to purchase from us all of the shares of common stock offered by this prospectus. This means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. The number of shares of common stock that each underwriter has agreed to purchase is listed opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Chase Securities Inc. ......................................
SunTrust Equitable Securities Corporation...................
Banc of America Securities LLC..............................
First Union Securities, Inc. ...............................
                                                                 ---------
          Total.............................................     2,000,000
                                                                 =========

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriting defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     We have granted to the underwriters an over-allotment option. If exercised within 30 days after the date of this prospectus, the option permits the underwriters to purchase up to 300,000 additional shares of common stock offered in this prospectus at the public offering price set forth on the cover page of this prospectus less the underwriting discount. The underwriters may exercise the option in whole or in part and we will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised.

     The following table summarizes the compensation that we will pay to the underwriters in connection with this offering. Such amount is shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                              TOTAL
                                                                 --------------------------------
                                                         PER           NO               FULL
                                                        SHARE       EXERCISE          EXERCISE
                                                        ------   ---------------   --------------
Underwriting discounts and commissions................

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against all liabilities, including liabilities to which they may become subject under the federal securities laws or other law. This includes contribution to any payments the underwriters may make with regard to those liabilities to the extent not covered by indemnification.

     Each of our executive officers and directors and certain of our significant stockholders have agreed that they will not, without the prior written consent of the underwriters, offer, sell, contract to sell, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 90-day period following the effective date of the registration statement. We have agreed that we will not, without prior written consent of the underwriters, offer, sell, contract to sell, or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock during the 90-day period following the effective date of the registration statement, except that we may (1) issue shares of common stock or grant options under our employee benefit plans, qualified stock plans or other employee compensation plans existing as of the date of this prospectus, and (2) issue shares of common stock upon the exercise of options, warrants or other rights granted prior to the date of this prospectus.

     Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - Stabilizing transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     - Over-allotments and syndicate covering transactions. The underwriters may create a short position in the shares of common stock by selling more shares than are shown on the cover page of this prospectus. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. If commenced, these stabilizing transactions may be discontinued at any time.

     The underwriters and any selling group member who is a qualified market maker on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. During the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock, passive market makers must comply with applicable volume and price limitations and must be identified passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock, and if all independent bids are lowered, the passive market maker's bid must also then be lowered when certain purchase limits are exceeded.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant providence of Canada in which such sale is made.

     Bank of America Corporation, an affiliate of Banc of America Securities LLC, one of the underwriters, is a lender under our revolving line of credit, and will receive more than 10% of the proceeds of this offering when the revolving line of credit is repaid. Accordingly, this offering is being conducted in compliance with Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc., which seeks to ensure fairness in pricing terms.

                                 LEGAL MATTERS

     Alston & Bird LLP, Atlanta, Georgia will pass upon the validity of the common stock offered in this offering on behalf of Accredo. McDermott, Will & Emery will pass upon certain legal matters in connection with this offering on behalf of the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at June 30, 1998 and 1999, and for each of the three years in the period ended June 30, 1999, the respective statements of income, partners' equity and cash flows and schedule of Texas Health Pharmaceutical Resources and of Children's Memorial Home Hemophilia Services for the year ended June 30, 1997, and the financial statements of Sunrise Health Management, Inc. as of June 30, 1999 and for the year then ended, as set forth in their reports. We have included these financial statements in the Prospectus and Registration Statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

     - incorporated documents are considered part of the prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file later with the SEC will automatically update and supercede this information.

     We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999;

     - Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999;

     - Form 8-K filed on December 16, 1999;

     - Form 8-K/A filed on February 11, 2000

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address: Accredo Health, Incorporated, 1640 Century Center Parkway, Suite 101, Memphis, Tennessee 38134,
Attention: Corporate Secretary (901) 385-3688.

     We also incorporate by reference all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of the filing of this registration statement and prior to its effectiveness or after the date of this prospectus but before all the common stock offered by this prospectus has been sold.

     Any statement contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the following locations of the Commission:

Public Reference Room    New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center      500 West Madison Street
Room 1024                Suite 1300                Suite 1400
Washington, D.C. 20549   New York, New York 10048  Chicago, Illinois 60661

     You may call 1-800-SEC-0330 for more information on the Commission's public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site at www.sec.gov that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. In addition, you can inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding Accredo Health and our common stock, including exhibits. You can get a copy of the registration statement from the Commission at the addresses listed above or from its Internet site.

                         INDEX OF FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ACCREDO HEALTH, INCORPORATED
  Report of Independent Auditors............................   F-3
  Consolidated Balance Sheets at June 30, 1998 and 1999.....   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1997, 1998 and 1999...........................   F-5
  Consolidated Statements of Stockholders' Equity and
     Mandatorily Redeemable Preferred Stock for the years
     ended June 30, 1997, 1998 and 1999.....................   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1997, 1998 and 1999...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
  Condensed Consolidated Balance Sheet at March 31, 2000
     (unaudited)............................................  F-21
  Condensed Consolidated Statements of Operations for the
     nine months ended March 31, 1999 and 2000
     (unaudited)............................................  F-22
  Condensed Consolidated Statement of Stockholders' Equity
     for the nine months ended March 31, 2000 (unaudited)...  F-23
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended March 31, 1999 and 2000
     (unaudited)............................................  F-24
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-25
  Pro Forma Condensed Consolidated Financial Statements
     (unaudited)............................................  F-30
  Pro Forma Condensed Consolidated Statement of Income for
     the year ended June 30, 1999 (unaudited)...............  F-31
  Pro Forma Condensed Consolidated Statement of Income for
     the nine months ended March 31, 2000 (unaudited).......  F-32
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................  F-33

SUNRISE HEALTH MANAGEMENT, INC.
  Report of Independent Auditors............................  F-34
  Balance Sheet at June 30, 1999............................  F-35
  Statement of Income for the year ended June 30, 1999......  F-36
  Statement of Stockholders' Equity for the year ended June
     30, 1999...............................................  F-37
  Statement of Cash Flows for the year ended June 30,
     1999...................................................  F-38
  Notes to Financial Statements.............................  F-39
  Condensed Balance Sheet at September 30, 1999
     (unaudited)............................................  F-42
  Condensed Statements of Income for the three months ended
     September 30, 1999 and 1998 (unaudited)................  F-43
  Condensed Statements of Cash Flows for the three months
     ended September 30, 1999 and 1998 (unaudited)..........  F-44
  Notes to Condensed Interim Financial Statements...........  F-45

TEXAS HEALTH PHARMACEUTICAL RESOURCES
  Report of Independent Auditors............................  F-46
  Balance Sheets as of June 30, 1998 (unaudited) and 1999
     (unaudited)............................................  F-47
  Statements of Income for the years ended June 30, 1997,
     1998 (unaudited) and 1999 (unaudited)..................  F-48

                                                              PAGE
                                                              ----
  Statements of Partners' Equity for the years ended June
     30, 1997, 1998 (unaudited) and 1999 (unaudited)........  F-49
  Statements of Cash Flows for the years ended June 30,
     1997, 1998 (unaudited) and 1999 (unaudited)............  F-50
  Notes to Financial Statements.............................  F-51

CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES
  Report of Independent Auditors............................  F-54
  Balance Sheets as of June 30, 1998 (unaudited) and 1999
     (unaudited)............................................  F-55
  Statements of Income for the years ended June 30, 1997,
     1998 (unaudited) and 1999 (unaudited)..................  F-56
  Statements of Partners' Equity for the years ended June
     30, 1997, 1998 (unaudited) and 1999 (unaudited)........  F-57
  Statements of Cash Flows for the years ended June 30,
     1997, 1998 (unaudited) and 1999 (unaudited)............  F-58
  Notes to Financial Statements.............................  F-59

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Accredo Health, Incorporated

     We have audited the accompanying consolidated balance sheets of Accredo Health, Incorporated (the "Company") as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and mandatorily redeemable cumulative preferred stock, and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Accredo Health, Incorporated at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/Ernst & Young LLP

Memphis, Tennessee
August 9, 1999,
except for Note 17 as to
which the date is February 21, 2000

                          ACCREDO HEALTH, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                    JUNE 30
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,087   $  5,542
  Receivables:
    Patient accounts........................................    40,062     60,116
    Allowance for doubtful accounts.........................    (3,430)    (5,300)
                                                              --------   --------
                                                                36,632     54,816
    Due from affiliates.....................................       321      2,105
    Other...................................................     2,922      5,856
                                                              --------   --------
                                                                39,875     62,777
  Recoverable income taxes..................................       151         --
  Inventories...............................................    12,131     19,927
  Prepaids and other current assets.........................       310        359
  Deferred income taxes.....................................       324      1,554
                                                              --------   --------
         Total current assets...............................    57,878     90,159
Property and equipment, net.................................     2,128      3,025
Other assets:
  Joint venture investments.................................       628      3,415
  Goodwill, net.............................................    49,647     48,353
  Other intangible assets, net..............................     3,768      1,794
                                                              --------   --------
         Total assets.......................................  $114,049   $146,746
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 31,305   $ 56,029
  Accrued expenses..........................................     3,197      4,831
  Income taxes payable......................................        --        393
                                                              --------   --------
         Total current liabilities..........................    34,502     61,253
Long-term notes payable.....................................    27,498     20,500
Senior subordinated notes payable...........................     8,920         --
Deferred income taxes.......................................       536        866
Mandatorily redeemable cumulative preferred stock, at
  redemption amount, 300,000 shares authorized, 255,361
  shares issued and outstanding in 1998; no shares issued
  and outstanding in 1999...................................    29,792         --
Stockholders' equity:
  Undesignated preferred stock, 5,000,000 shares authorized,
    no shares issued........................................        --         --
  Non-voting common stock, $.01 par value; 2,500,000 shares
    authorized; no shares issued and outstanding in 1998;
    1,650,000 shares issued and outstanding in 1999.........        --         16
  Common stock, $.01 par value; 30,000,000 shares
    authorized; 8,385,881 shares in 1998 and 11,965,631
    shares in 1999 issued and outstanding...................        84        120
  Common stock subscribed -- 51,000 shares in 1998 and none
    in 1999.................................................       204         --
  Additional paid-in capital................................    14,011     63,322
  Retained earnings (deficit)...............................    (1,294)       669
                                                              --------   --------
                                                                13,005     64,127
Subscription receivable.....................................      (204)        --
                                                              --------   --------
         Total stockholders' equity.........................    12,801     64,127
                                                              --------   --------
         Total liabilities and stockholders' equity.........  $114,049   $146,746
                                                              ========   ========

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                 YEARS ENDED JUNE 30
                                                     --------------------------------------------
                                                                                       (NOTE 15)
                                                                                       PRO FORMA
                                                                                      (UNAUDITED)
                                                       1997       1998       1999        1999
                                                     --------   --------   --------   -----------
Revenues:
  Net patient service revenue......................  $106,143   $170,002   $244,158    $244,158
  Other revenue....................................     8,049      9,806     12,277      12,277
  Equity in net income of joint ventures...........     1,017      1,150      1,919       1,919
                                                     --------   --------   --------    --------
          Total revenues...........................   115,209    180,958    258,354     258,354
Operating expenses:
  Cost of services.................................   101,080    154,046    220,517     220,517
  General and administrative.......................     5,939     12,489     17,637      17,637
  Bad debts........................................     2,977      3,165      4,739       4,739
  Depreciation.....................................       231        430        614         614
  Amortization.....................................     4,646      3,431      3,297       3,297
                                                     --------   --------   --------    --------
          Total operating expenses.................   114,873    173,561    246,804     246,804
                                                     --------   --------   --------    --------
Operating income...................................       336      7,397     11,550      11,550
Other expense (income):
  Interest expense.................................     1,084      3,721      3,346       1,888
  Interest income..................................      (100)      (169)      (181)       (181)
                                                     --------   --------   --------    --------
                                                          984      3,552      3,165       1,707
                                                     --------   --------   --------    --------
Income (loss) before income taxes and extraordinary
  item.............................................      (648)     3,845      8,385       9,843
Income tax expense.................................     1,502      2,420      4,003       4,547
                                                     --------   --------   --------    --------
Income (loss) before extraordinary item............    (2,150)     1,425      4,382       5,296
Extraordinary charge for early extinguishment of
  debt, net of income tax benefit..................        --         --     (1,254)         --
                                                     --------   --------   --------    --------
Net income (loss)..................................    (2,150)     1,425      3,128       5,296
Mandatorily redeemable cumulative preferred stock
  dividends........................................    (2,043)    (2,043)    (1,617)         --
                                                     --------   --------   --------    --------
Net income (loss) to common stockholders...........  $ (4,193)  $   (618)  $  1,511    $  5,296
                                                     ========   ========   ========    ========
Basic earnings per common share:
  Income (loss) before extraordinary item..........  $  (0.28)  $   0.17   $   0.46    $   0.39
  Extraordinary charge.............................        --         --      (0.13)         --
  Preferred stock dividends........................     (0.26)     (0.24)     (0.17)         --
                                                     --------   --------   --------    --------
Net income (loss) to common stockholders...........  $  (0.54)  $  (0.07)  $   0.16    $   0.39
                                                     ========   ========   ========    ========
Diluted earnings per common share:
Income (loss) before extraordinary item............  $  (0.28)  $   0.17   $   0.42    $   0.36
  Extraordinary charge.............................        --         --      (0.12)         --
  Preferred stock dividends........................     (0.26)     (0.24)     (0.16)         --
                                                     --------   --------   --------    --------
Net income (loss) to common stockholders...........  $  (0.54)  $  (0.07)  $   0.14    $   0.36
                                                     ========   ========   ========    ========

     See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
               MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK
                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                                                                  MANDATORILY
                                                                                                                  REDEEMABLE
                         COMMON                COMMON                    ADDITIONAL   RETAINED        TOTAL       CUMULATIVE
                         STOCK      COMMON     STOCK      SUBSCRIPTION    PAID-IN     EARNINGS    STOCKHOLDERS'    PREFERRED
                         SHARES     STOCK    SUBSCRIBED    RECEIVABLE     CAPITAL     (DEFICIT)      EQUITY          STOCK
                       ----------   ------   ----------   ------------   ----------   ---------   -------------   -----------
Balance at June 30,
  1996...............   7,660,880    $ 77      $  --         $  --        $15,075      $  (569)      $14,583       $ 25,706
Issuance of common
  stock..............     600,000       6         --            --          2,394           --         2,400             --
Common stock
  subscribed (125,001
  shares)............          --      --        500            --             --           --           500             --
Subscription
  receivable.........          --      --         --          (500)            --           --          (500)            --
Accrued dividends on
  mandatorily
  redeemable
  cumulative
  preferred stock....          --      --         --            --         (2,043)          --        (2,043)         2,043
Net loss.............          --      --         --            --             --       (2,150)       (2,150)            --
                       ----------    ----      -----         -----        -------      -------       -------       --------
Balance at June 30,
  1997...............   8,260,880      83        500          (500)        15,426       (2,719)       12,790         27,749
Issuance of common
  stock..............     125,001       1       (500)          500            499           --           500             --
Common stock
  subscribed (51,000
  shares)............          --      --        204            --             --           --           204             --
Subscription
  receivable.........          --      --         --          (204)            --           --          (204)            --
Accrued dividends on
  mandatorily
  redeemable
  cumulative
  preferred stock....          --      --         --            --         (2,043)          --        (2,043)         2,043
Compensation
  resulting from
  stock transactions,
  net of income tax
  benefit............          --      --         --            --            129           --           129             --
Net income...........          --      --         --            --             --        1,425         1,425             --
                       ----------    ----      -----         -----        -------      -------       -------       --------
Balance at June 30,
  1998...............   8,385,881      84        204          (204)        14,011       (1,294)       12,801         29,792
Issuance of common
  stock..............   5,229,750      52       (204)          204         51,496           --        51,548             --
Costs related to
  public offering....          --      --         --            --         (1,849)          --        (1,849)            --
Accrued dividends on
  mandatorily
  redeemable
  cumulative
  preferred stock....          --      --         --            --           (452)      (1,165)       (1,617)         1,617
Redemption of
  mandatorily
  redeemable
  cumulative
  preferred stock....          --      --         --            --             --           --            --        (31,409)
Compensation
  resulting from
  stock transactions,
  net of income tax
  benefit............          --      --         --            --            116           --           116             --
Net income...........          --      --         --            --             --        3,128         3,128             --
                       ----------    ----      -----         -----        -------      -------       -------       --------
Balance at June 30,
  1999...............  13,615,631    $136      $  --         $  --        $63,322      $   669       $64,127       $     --
                       ==========    ====      =====         =====        =======      =======       =======       ========

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                                   YEARS ENDED JUNE 30
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $ (2,150)  $  1,425   $  3,128
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................     4,877      3,861      3,911
  Original issue discount amortization......................        12        177        198
  Interest added to long term obligations...................        85      1,046          -
  Extraordinary charge for early retirement of debt.........         -          -      2,000
  Provision for losses on accounts receivable...............     2,977      3,165      4,739
  Deferred income taxes.....................................       111      1,466       (969)
  Compensation resulting from stock transactions............         -        138        184
Changes in operating assets and liabilities, net of effect
  from business acquisitions:
  Patient receivables and other.............................   (11,060)   (10,522)   (25,857)
  Due from affiliates.......................................       479         93     (1,784)
  Inventories...............................................    (5,260)     3,885     (7,796)
  Prepaids and other current assets.........................      (216)       144        (49)
  Recoverable income taxes..................................         -       (151)       151
  Accounts payable and accrued expenses.....................     9,378     (1,047)    25,891
  Income taxes payable......................................       261     (1,802)       393
                                                              --------   --------   --------
          Net cash provided by (used in) operating
            activities......................................      (506)     1,878      4,140
INVESTING ACTIVITIES:
Purchases of property and equipment.........................      (349)      (992)    (1,511)
Business acquisition and joint venture investments..........   (29,721)         -     (1,298)
Change in joint venture investments, net....................       378         25     (1,489)
                                                              --------   --------   --------
          Net cash used in investing activities.............   (29,692)      (967)    (4,298)
FINANCING ACTIVITIES:
Proceeds from (payment of) long-term obligations............    27,898          -    (18,116)
Redemption of preferred stock...............................        --         --    (31,409)
Capitalized loan fees.......................................         -          -        (27)
Issuance of common stock....................................     2,400        500     51,547
Payment of costs related to public offering.................        --         --     (1,382)
                                                              --------   --------   --------
          Net cash provided by financing activities.........    30,298        500        613
                                                              --------   --------   --------
Increase in cash and cash equivalents.......................       100      1,411        455
Cash and cash equivalents at beginning of year..............     3,576      3,676      5,087
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  3,676   $  5,087   $  5,542
                                                              ========   ========   ========
SUPPLEMENTARY CASH FLOW DISCLOSURES:
Income taxes paid...........................................  $    859   $  1,532   $  3,731
                                                              ========   ========   ========
Cash paid for interest......................................  $    568   $  1,826   $  3,836
                                                              ========   ========   ========

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1999

1.  DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts and transactions of Accredo Health, Incorporated (the Company) and its subsidiaries for the years ended June 30, 1997, 1998 and 1999, and its subsidiary Horizon Health Systems, Inc. (HHS) for the period from the date of its acquisition, June 1, 1997. Significant intercompany accounts have been eliminated in consolidation.

     The Company provides specialized contract pharmacy and related services pursuant to agreements with biotechnology drug manufacturers relating to the treatment of patients with certain costly chronic diseases. Because of the unique needs of patients suffering from chronic diseases, biotechnology drug manufacturers have recognized the benefits of customized programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance including the collection of timely drug utilization and patient compliance information, patient education and monitoring through the use of written materials and telephonic consultation, reimbursement expertise and overnight drug delivery.

     The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic, and potentially life threatening diseases; (ii) are expensive; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process. Currently, the Company provides specialized contract pharmacy and related services that address the needs of patients with the following diseases: Gaucher Disease, a hereditary liver enzyme deficiency; hemophilia, a hereditary bleeding disorder; Multiple Sclerosis, a debilitating disease of the central nervous system; growth hormone related disorders; and Crohn's Disease, a chronic inflammatory disease affecting the gastrointestinal tract. These diseases generally require life-long therapy, except for the treatment of growth hormone-related disorders which typically require treatment for six to ten years.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT

     The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Significant concentrations of gross patient accounts receivable consist of the following at June 30:

                                                              1998   1999
                                                              ----   ----
Medicare....................................................    3%     4%
Medicaid....................................................   23%    19%

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's operations. The Company grants credit without collateral to its patients.

                          ACCREDO HEALTH, INCORPORATED

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Federal deposit insurance is limited to $100,000 per depositor. Management has weighed the risks involved in entrusting a single depository bank with these assets and has considered the bank's financial stability and FDIC risk rating. Management believes that there is low risk associated with this practice. Included in cash and cash equivalents at June 30, 1998 and 1999, are cash balances at several institutions, which exceed the federal deposit insured limit, of $4,786,000 and $5,241,000, respectively.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, accounts payable and notes payable approximates fair value of these financial instruments at June 30, 1998 and 1999.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Provisions for depreciation are computed primarily by the straight-line method based on the estimated useful lives of the related assets of 2 to 7 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the cost of businesses acquired over fair value of net tangible and identifiable intangible assets at the date of acquisition. The Company recorded $22,388,000 in goodwill, $1,000,000 in non-compete agreements, and $1,008,000 in acquired patient population on June 1, 1997, and $29,396,000 in goodwill, $1,118,000 in non-compete agreements, $6,137,000 in value associated with agreements with drug manufacturers and medical centers, $247,000 in acquired patient population, and $361,000 in other intangible assets on May 31, 1996, in connection with business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill, 3 and 10 years for the non-compete agreements, 3 months to 3 years for the value associated with agreements with drug manufacturers and medical centers, 4 to 8 years for acquired patient population, and 10 years for the other intangible assets. Goodwill is net of accumulated amortization of $2,137,000 and $3,432,000 at June 30, 1998 and 1999, respectively. Other intangible assets are net of accumulated amortization of $6,379,000 and $8,382,000 at June 30, 1998 and 1999,
respectively.

VALUATION OF LONG-LIVED ASSETS

     Management periodically evaluates carrying values of long-lived assets, including property and equipment, strategic investments, goodwill and other intangible assets, to determine whether events and circumstances indicate that these assets have been impaired. An asset is considered impaired when undiscounted cash flows to be realized from such asset are less than its carrying value. In that event, a loss is determined based on the amount the carrying value exceeds the fair market value of such asset.

STOCK-BASED COMPENSATION

     The Company recognizes stock-based compensation using the intrinsic value method as permitted by Financial Accounting Standards Board Statement (FASB) No. 123, Accounting for Stock-Based Compensation (Statement 123). Accordingly, no compensation expense is recorded for

                          ACCREDO HEALTH, INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) stock-based awards issued at market value at the date such awards are granted. However, the Company incurred $436,000 and $420,000 in compensation cost in 1998 and 1999, respectively, for stock transactions at less than fair market value. The Company makes pro forma disclosures of net income as if the market-value method was followed.

REVENUE RECOGNITION

     Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third-party payors that provide for payments to the Company at amounts discounted from its established rates.

     Approximately 17%, 20% and 18% of gross patient service revenues for the years ended June 30, 1997, 1998 and 1999, respectively, is from participation in the Medicare and state-sponsored Medicaid programs.

     Other revenues primarily consist of management fees from biotech manufacturers and various management agreements with hospitals and joint ventures. The Company recognizes revenues in the period the services are rendered.

INTEREST RATE SWAP AGREEMENTS

     The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

EARNINGS PER SHARE

     In 1998, the Company adopted FASB Statement No. 128, Earnings Per Share. All per share amounts have been calculated in accordance with the statement using the weighted average number of shares outstanding during each period, adjusted for the impact of common stock equivalents using the treasury stock method when the effect is dilutive.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowance for doubtful accounts.

RISK MANAGEMENT

     During 1999 the Company adopted a self-insured medical and dental plan for employees. Claims are accrued under these plans as the incidents that give rise to them occur. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses. The Company has entered into a reinsurance agreement with an independent insurance company to limit its losses on claims. Under the terms of this agreement, the insurance company will reimburse the Company for individual claims generally in excess of $25,000 and when total claims exceed an aggregate amount based on the number of covered lives. These reimbursements are included in general and administrative expense in the accompanying consolidated statements of operations.

                          ACCREDO HEALTH, INCORPORATED

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Management of the Company does not anticipate that the adoption of the new Statement will have a significant effect on results of operations or the financial position of the Company.

3.  BUSINESS ACQUISITION

     On June 1, 1997, the Company acquired substantially all the assets of HHS, a Company engaged in the sale and distribution of blood clotting factors and ancillary supplies to hemophilia patients, through an acquisition accounted for using the purchase method of accounting. The consideration paid by the Company related to this acquisition was $29,996,000. Total assets acquired and liabilities assumed were $9,019,000 and $3,152,000, respectively. The excess of the purchase price of $24,396,000, including acquisition costs of $266,000, over the fair market value of the net assets acquired was allocated to goodwill and other identifiable intangible assets. The Company recorded $22,388,000 in goodwill, $1,000,000 in non-compete agreements, and $1,008,000 in acquired patient population. The operating results of HHS are included in the Company's consolidated statements of operations beginning June 1, 1997.

     Pro forma amounts for the year ended June 30, 1997, as if the acquisition had occurred on July 1, 1996, are as follows (in thousands, except per share data):

                                                                1997
                                                              --------
Pro forma total revenues....................................  $142,777
Pro forma net loss attributable to common stockholders......  $ (4,571)
Pro forma loss per share attributable to common
  stockholders..............................................  $  (0.59)

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at June 30 (in thousands):

                                                               1998     1999
                                                              ------   -------
Equipment...................................................  $1,305   $ 1,936
Furniture and fixtures......................................   1,488     2,362
                                                              ------   -------
                                                               2,793     4,298
Accumulated depreciation....................................    (665)   (1,273)
                                                              ------   -------
                                                              $2,128   $ 3,025
                                                              ======   =======

5.  NOTES PAYABLE

     At June 30, 1999, the Company has a revolving line of credit agreement for up to $60 million with banks, which expires December 1, 2001. The Company's borrowing base, as defined in the agreement, was approximately $39,843,000 and $54,112,000 at June 30, 1998 and 1999, respectively. Amounts outstanding under the line of credit bear interest at varying rates based upon a LIBOR or prime rate of interest at the periodic election of the Company plus a variable margin rate based on the Company's debt to cash flow ratio as defined by the banks (the combination of a variable rate margin and LIBOR base rate resulted in effective rates of 7.625% at June 30, 1998, and 6.44% at June 30, 1999). The Company entered into an interest rate swap agreement with a bank in October

                          ACCREDO HEALTH, INCORPORATED

5.  NOTES PAYABLE -- (CONTINUED)
1997 in order to fix a portion of its interest rate exposure on this line of credit. The terms of the agreement were revised and extended on January 21, 1999, and require the Company to pay a fixed interest rate of 5.5% on a $25 million notional amount and receive the 30 day LIBOR rate in exchange. The interest rate swap agreement terminates October 31, 2001. The line of credit is secured by substantially all assets of the Company. The bank's security interest in a portion of the Company's inventory is subordinate to the liens on that inventory under the terms of a security agreement between the Company and one of its vendors. The same vendor has a security interest in certain accounts receivable of the Company which is subordinate to the rights of the banks. At June 30, 1999, the balance outstanding under this line of credit was $20,500,000.

     As defined in the credit agreements, the line of credit contains financial covenants which require the Company to maintain certain levels of net worth, tangible net worth, working capital, debt to net worth and liquidity ratios. The credit agreement also restricts certain changes in management and ownership of the Company.

     During June 1997, the Company issued $10 million in senior subordinated notes (the Notes) to certain stockholders of the Company in connection with the purchase of HHS. The Notes, which were due June 1, 2004, had a stated interest rate of 10% and an effective rate of 16%. The Notes were unsecured. Concurrently with the issuance of the Notes, the Company issued 600,000 shares of its common stock to the Noteholders. The excess of the fair market value of the 600,000 shares of common stock issued over the purchase price of $4,000 was recorded as an original issue discount. This original issue discount, which was accreted over the life of the related obligation using the effective interest method, is reflected as a reduction of the Notes in the accompanying consolidated balance sheets at June 30, 1998.

     In accordance with the terms of the Notes, the Company added $85,000 and $1,046,000, respectively, of accrued interest due during 1997 and 1998 to the unpaid principal balance of the Notes.

     If at any time while the Notes were outstanding, the Company consummated a public offering, as defined in the note purchase agreement, or merged or consolidated, as defined in the note purchase agreement, the Company was required to use the net proceeds of such offering to repay the principal amount of the Notes, plus accrued interest.

     In connection with its initial public offering of common stock, the Company repaid in full all principal and accrued interest on the Notes. As a result of this repayment, the Company incurred an extraordinary charge related to the early extinguishment of debt. This extraordinary charge of $1,254,000, net of a $746,000 income tax benefit, is due to unamortized original issue discount remaining on the Notes on the repayment date.

6.  MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

     The Company is authorized to issue up to 300,000 shares of nonvoting mandatorily redeemable cumulative preferred stock (Series A). In connection with its formation, the Company issued, at the $100 redemption amount, 255,361 shares of the preferred stock on May 31, 1996, for a total of $25,536,100. The nonvoting mandatorily redeemable cumulative preferred stock is entitled to an $8 per share annual dividend.

     In connection with its initial public offering of common stock, the Company redeemed all the outstanding shares of nonvoting mandatorily redeemable cumulative preferred stock (Series A) and all accrued and unpaid dividends thereon.

                          ACCREDO HEALTH, INCORPORATED

7.  INCOME TAXES

     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is indemnified for income tax liabilities arising prior to May 31, 1996, by its former parent.

     Income tax expense (benefit) consist of the following for the years ended June 30 (in thousands):

                                                               1997     1998     1999
                                                              ------   ------   ------
Current:
  Federal...................................................  $1,160   $  850   $4,306
  State.....................................................     231      104      666
                                                              ------   ------   ------
                                                               1,391      954    4,972
Deferred:
  Federal...................................................      95    1,239     (839)
  State.....................................................      16      227     (130)
                                                              ------   ------   ------
                                                                 111    1,466     (969)
                                                              ------   ------   ------
                                                              $1,502   $2,420   $4,003
                                                              ======   ======   ======

     The provision (benefit) for income taxes differed from the amount computed by applying the statutory federal income tax rate of 34% for the years ended June 30 due to the following (in thousands):

                                                               1997     1998     1999
                                                              ------   ------   ------
Income tax expense (benefit) at statutory rate..............  $ (220)  $1,307   $2,851
State income tax expense, net of federal income tax
  benefit...................................................     164      219      354
Goodwill amortization.......................................   1,553      836      790
Other.......................................................       5       58        8
                                                              ------   ------   ------
Income tax expense..........................................  $1,502   $2,420   $4,003
                                                              ======   ======   ======

                          ACCREDO HEALTH, INCORPORATED

7.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30 are as follows (in thousands):

                                                              1998     1999
                                                              -----   ------
Deferred tax assets:
  Accounts receivable reserves..............................  $ 176   $1,186
  Accrued expenses..........................................     97      295
  Joint venture investments.................................     17       11
  Other.....................................................     34       62
                                                              -----   ------
                                                                324    1,554
Deferred tax liabilities:
  Property and equipment....................................   (151)    (235)
  Intangible assets.........................................   (301)    (587)
  Joint venture investments.................................    (84)     (44)
                                                              -----   ------
                                                               (536)    (866)
                                                              -----   ------
          Net deferred tax assets (liabilities).............  $(212)  $  688
                                                              =====   ======

     Management has evaluated the need for a valuation allowance for the deferred tax asset in 1999 and believes it is more likely than not that the assets will ultimately be realized through future taxable income from operations.

8.  COMMITMENTS

     The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $429,000, $758,000 and $985,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

     Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial terms of one year or more consist of the following at June 30, 1999 (in thousands):

2000........................................................  $  592
2001........................................................     360
2002........................................................     388
2003........................................................     388
2004........................................................      65
                                                              ------
                                                              $1,793
                                                              ======

     The Company has guaranteed a bank line of credit made to one of the partnerships in which the Company owns a 50% interest. This line of credit allows the partnership to borrow up to $1,500,000, which is repayable in full on November 24, 2000.

9.  INVESTMENT IN JOINT VENTURES

     Texas Health Pharmaceutical Resources, Teddy Bear Home Care/Drug Therapies, Children's Memorial Home Hemophilia Services, Children's Hemophilia Services and Children's Home Services are partnerships in which the Company has a 50% ownership interest. Campus Home Health Care-Home Hemophilia is a limited liability company in which the Company has a 25%

                          ACCREDO HEALTH, INCORPORATED

9. INVESTMENT IN JOINT VENTURES -- (CONTINUED) ownership interest (This entity was dissolved during the fiscal year ended June 30, 1999.). These joint ventures are accounted for by the Company under the equity method of accounting. Amounts due from these joint ventures to the Company are classified as due from affiliates in the accompanying consolidated balance sheets. The portion of the Company's retained earnings at June 30, 1998 and 1999, attributable to undistributed earnings of these joint ventures is $628,000 and $1,968,000, respectively.

     On November 10, 1998, the Company acquired a 50% general partnership interest in Children's Hemophilia Services, a partnership established to engage in the sale and distribution of blood clotting factors and ancillary supplies to hemophilia patients, for an initial purchase price of $917,000. In addition to the purchase price paid on the acquisition date, the Company will pay up to an additional $833,000 in two installments if targeted earnings specified in the purchase agreement are achieved for the twelve-month periods ending twenty-four months and thirty-six months from the acquisition date.

     On November 10, 1998, the Company acquired a 50% general partnership interest in Children's Home Services, a partnership established to engage in the sale and distribution of human growth hormone and ancillary supplies to patients with growth hormone-related disorders, for a purchase price of $381,000.

     The difference in the purchase price and the Company's interest in the fair value of net tangible assets of these partnerships of $1,298,000 is being amortized over its estimated useful life of 40 years. Any additional payments made under the purchase agreement will be treated as additional purchase cost and amortized over the remaining useful life on the date of payment.

     The Company received fees for management services from these joint ventures of $362,000, $413,000 and $589,000 for the years ended June 30, 1997, 1998 and
1999, respectively, which are recorded as other revenues in the accompanying consolidated statements of operations.

     Summary financial information for affiliated joint ventures (20 percent to 50 percent owned) accounted for by the equity method is as follows as of and for the years ended June 30 (in thousands):

                                                               1997     1998     1999
                                                              ------   ------   ------
Current assets..............................................  $2,783   $2,322   $8,519
Property and equipment and other assets.....................      84       78       81
Current liabilities.........................................   1,546    1,133    3,101
Total revenues..............................................  12,736   10,215   17,512
Net income..................................................   2,050    2,315    3,866

10.  DEFINED CONTRIBUTION RETIREMENT PLAN

     The Company sponsors a qualified defined contribution retirement plan under
Section 401(k) of the Internal Revenue Code in which substantially all employees qualify for participation. The Company matches employee contributions, as defined in the plan. The Company made annual matching contributions of approximately $41,000, $43,000 and $70,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

                          ACCREDO HEALTH, INCORPORATED

11.  STOCKHOLDERS' EQUITY

COMMON STOCK

     In April 1999, the Company completed its initial public offering of 5,175,000 shares of common stock at an offering price of $10.67 per share. In connection with the offering, the Company's majority shareholder exchanged 1,650,000 shares of the Company's $.01 par value common stock for 1,650,000 shares of the Company's $.01 par value non-voting common stock. The net proceeds from the offering were used to redeem the outstanding balance of the Series A redeemable cumulative preferred stock plus accrued dividends, repay the Company's senior subordinated notes and reduce the balance of the outstanding revolving line of credit.

PREFERRED STOCK

     In April 1999, the Company's Board of Directors and Stockholders authorized the establishment of a new class of undesignated preferred stock.

12.  EMPLOYEE STOCK PURCHASE PLAN

     In April 1999, the Company's Board of Directors adopted and the stockholders approved, the Accredo Health, Incorporated 1999 Employee Stock Purchase Plan (the ESPP). Under the ESPP, employees may purchase shares of common stock at 85% of market price on the first day of an offering period (usually consisting of a six-month period beginning January 1 or July 1) or the last day of an offering period, whichever is lower. The shares are purchased at the end of each period with funds withheld from employees' pay during the period. A total of 202,500 shares of the Company's common stock have been reserved for issuance under the ESPP. Participation in the ESPP commenced on the effective date of the Company's initial public offering in April 1999 and the first date shares may be purchased is December 31, 1999.

13.  STOCK OPTION PLAN

     The Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan authorizes the grant of options to selected employees, officers and directors for up to 1,447,500 shares of the Company's common stock. All options granted have ten-year terms and vest and become fully exercisable over a period of 1 to 6 years of continued employment. Certain options granted with up to six year vesting terms also have provisions for accelerated vesting over the first 4 years if certain Company income targets are achieved during that period. Otherwise, these options become fully exercisable at the end of up to 6 years of continued employment.

     The Company's 1999 Long-Term Incentive Plan authorizes the grant of options to selected employees, officers and directors for up to 750,000 shares of the Company's common stock. No options have been granted under this plan.

     Pro forma information regarding net income is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. Significant assumptions used by the Company in the Black-Scholes option pricing model computations are as follows for the years ended June 30:

                                                     1997             1998             1999
                                                --------------   --------------   --------------
Risk-free interest rates......................  6.08% to 6.93%   5.48% to 6.22%   5.05% to 5.40%
Dividend yield................................        0%               0%               0%
Volatility factor.............................       .60              .60              .50
Weighted-average expected life................    4.50 years       4.45 years       4.47 years

                          ACCREDO HEALTH, INCORPORATED

13.  STOCK OPTION PLAN -- (CONTINUED)
     The Black-Scholes option model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended June 30 is as follows (in thousands, except share data):

                                                               1997      1998     1999
                                                              -------   ------   ------
Net income (loss) "as reported".............................  $(2,150)  $1,425   $3,128
Pro forma net income (loss).................................  $(2,358)  $1,119   $2,729
Pro forma basic earnings (loss) per share...................  $ (0.31)  $ 0.13   $ 0.29
Pro forma diluted earnings (loss) per share.................  $ (0.31)  $ 0.12   $ 0.26

     These pro forma disclosures are not necessarily representative of the effects of stock options on reported pro forma net income for future years.

     A summary of the Company's stock option activity and related information for the periods ended June 30 follows:

                                         1997                    1998                    1999
                                 ---------------------   ---------------------   ---------------------
                                             WEIGHTED-               WEIGHTED-               WEIGHTED-
                                              AVERAGE                 AVERAGE                 AVERAGE
                                             EXERCISE                EXERCISE                EXERCISE
                                  OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                 ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  period.......................    814,286     $2.00     1,006,287     $2.00     1,284,643     $2.44
Granted........................    195,001      2.00       279,642      4.00       130,715      6.84
Exercised......................         --        --            --        --        (3,750)     2.00
Forfeited......................     (3,000)     2.00        (1,286)     2.00       (10,500)     2.67
                                 ---------     -----     ---------     -----     ---------     -----
Outstanding at end of period...  1,006,287     $2.00     1,284,643     $2.44     1,401,108     $2.85
                                 =========     =====     =========     =====     =========     =====
Exerciseable at end of year....    174,000     $2.00       370,501     $2.11       608,628     $2.29
                                 =========     =====     =========     =====     =========     =====
Weighted-average fair value of
  options granted during the
  year.........................  $    1.09               $    1.74               $    3.32
                                 =========               =========               =========

     The range of exercise prices for the Company's stock options outstanding at June 30, 1999, is $2.00 to $10.67. The weighted-average remaining contractual life of those outstanding options is 7.5 years at June 30, 1999.

                          ACCREDO HEALTH, INCORPORATED

14.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended June 30 (in thousands, except share data):

                                                                                        (NOTE 15)
                                                                                        PRO FORMA
                                                                                       (UNAUDITED)
                                                  1997         1998         1999          1999
                                               ----------   ----------   -----------   -----------
Numerator for basic and diluted income (loss)
  per share to common stockholders:
  Income (loss) before extraordinary item....     $(2,150)      $1,425        $4,382        $5,296
  Extraordinary item.........................          --           --        (1,254)           --
  Preferred stock dividends..................      (2,043)      (2,043)       (1,617)           --
                                               ----------   ----------   -----------   -----------
          Net income (loss) to common
            stockholders.....................     $(4,193)       $(618)       $1,511        $5,296
                                               ==========   ==========   ===========   ===========
Denominator:
  Denominator for basic income (loss) per
     share to common
     stockholders-weighted-average shares....   7,710,879    8,349,422     9,501,806    13,610,367
  Effect of dilutive stock options...........     415,706      711,738       930,139       930,140
                                               ----------   ----------   -----------   -----------
  Denominator for diluted income (loss) per
     share to common stockholders-adjusted
     weighted-average shares.................   8,126,585    9,061,160    10,431,945    14,540,507
                                               ==========   ==========   ===========   ===========
Basic earnings per common share:
  Income (loss) before extraordinary item....      $(0.28)       $0.17         $0.46         $0.39
  Extraordinary item.........................          --           --         (0.13)           --
  Preferred stock dividends..................       (0.26)       (0.24)        (0.17)           --
                                               ----------   ----------   -----------   -----------
          Net income (loss) to common
            stockholders.....................      $(0.54)      $(0.07)        $0.16         $0.39
                                               ==========   ==========   ===========   ===========
Diluted earnings per common share:
  Income (loss) before extraordinary item....      $(0.28)       $0.17         $0.42         $0.36
  Extraordinary item.........................          --           --         (0.12)           --
  Preferred stock dividends..................       (0.26)       (0.24)        (0.16)           --
                                               ----------   ----------   -----------   -----------
          Net income (loss) to common
            stockholders(1)..................      $(0.54)      $(0.07)        $0.14         $0.36
                                               ==========   ==========   ===========   ===========

------------------------------

(1) Historical diluted loss per share amounts for 1997 and 1998 have been calculated using the same denominator as used in the basic loss per share calculation since the inclusion of dilutive securities in the denominator of the calculation would have an anti-dilutive effect.

15.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The pro forma consolidated statement of operations for the year ended June 30, 1999, gives effect to the sale of common stock in the Company's initial public offering and the application of the net proceeds thereof to the prepayment in full of all principal and accrued interest on the Company's outstanding Senior Subordinated Notes, the redemption of all outstanding shares of Series A Preferred Stock, including all accrued dividends thereon, and the reduction of $7,000,000

                          ACCREDO HEALTH, INCORPORATED

15. PRO FORMA FINANCIAL INFORMATION (UNAUDITED) -- (CONTINUED) in the balance of the Company's outstanding line of credit, as if all such transactions had been completed as of July 1, 1998, as follows:

          The elimination of interest expense (including original issue discount amortization) associated with the prepayment of the Senior Subordinated Notes and the reduction of the line of credit with a portion of the net proceeds of the offering, and the elimination of the related income tax benefit based on the combined federal and state statutory rate of 37.3%.

          The elimination of the dividends on the Series A Preferred Stock redeemed with a portion of the net proceeds of the Offering.

     In connection with the prepayment of the Senior Subordinated Notes, the Company incurred an extraordinary charge related to the early extinguishment of debt. This extraordinary charge of approximately $1,254,000, net of a $746,000 tax benefit, is due to the unamortized original issue discount remaining on the debt on the prepayment date. This charge is reflected as an extraordinary nonrecurring charge in the Company's financial results for the year ended June 30, 1999. This charge is not reflected in the pro forma statement of operations.

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years ended June 30, 1998 and 1999, is summarized below (in thousands, except share data):

                                                                            1999
                                                            -------------------------------------
                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Total revenues............................................  $57,348   $62,678   $66,881   $71,447
Operating income..........................................    2,709     2,747     2,922     3,170
Income before income taxes and extraordinary item.........    1,844     1,882     2,000     2,659
Income before extraordinary item..........................      915       948     1,020     1,499
Net income................................................      915       948     1,020       245
Net income to common stockholders.........................      405       437       509       160
Basic earnings per common share:
  Income before extraordinary item........................     0.11      0.11      0.12      0.12
  Net income..............................................     0.11      0.11      0.12      0.02
  Net income to common stockholders.......................     0.05      0.05      0.06      0.01
Diluted earnings per common share:
  Income before extraordinary item........................     0.10      0.10      0.11      0.11
  Net income..............................................     0.10      0.10      0.11      0.02
  Net income to common stockholders.......................     0.05      0.05      0.06      0.01

                          ACCREDO HEALTH, INCORPORATED

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED) -- (CONTINUED)

                                                                            1998
                                                            -------------------------------------
                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Total revenues............................................  $40,886   $44,700   $44,813   $50,559
Operating income..........................................    1,558     1,717     1,908     2,214
Income before income taxes................................      667       829       986     1,363
Net income................................................      175       253       378       619
Net income (loss) to common stockholders..................     (335)     (257)     (133)      107
Basic earnings per common share:
  Net income..............................................     0.02      0.03      0.05      0.07
  Net income (loss) to common stockholders................    (0.04)    (0.03)    (0.01)     0.01
Diluted earnings per common share:
  Net income..............................................     0.02      0.03      0.05      0.07
  Net income (loss) to common stockholders................    (0.04)    (0.03)    (0.01)     0.01

17.  SUBSEQUENT EVENTS

     The Company acquired all of the outstanding stock of Sunrise Health Management, Inc. ("Sunrise") from its shareholders effective December 1, 1999. Sunrise is headquartered in Norcross, Georgia and is a provider of pharmaceutical care for certain chronic, long-term patient populations, including those requiring intravenous immunoglobulin, clotting factor and growth hormone.

     The purchase price for Sunrise was approximately $13.7 million, plus a potential earn-out payment of up to $1.0 million if certain financial goals are achieved by Sunrise during the six-month period ending May 31, 2000. The Company also paid $500,000 as consideration for an agreement with the selling shareholders and a prior officer of Sunrise not to compete with the Company in certain product lines for ten years.

     On January 31, 2000, the Company announced a three-for-two stock split in the form of a 50% stock dividend for shareholders of record on February 11, 2000. Shareholders received one additional share of common stock on February 21, 2000 for every two shares held on the record date. The Company has adjusted earnings per share and all other share related information to reflect the stock split.

                          ACCREDO HEALTH, INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                               MARCH 31,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  8,500
  Accounts receivable, less allowance for doubtful accounts
     of $7,508 at March 31, 2000............................      62,054
  Due from affiliates.......................................       2,638
  Other accounts receivable.................................      12,893
  Inventories...............................................      31,869
  Prepaids and other current assets.........................         455
  Deferred income taxes.....................................       2,819
                                                                --------
          Total current assets..............................     121,228
Property and equipment, net.................................       5,270
Other assets:
  Joint venture investments.................................       5,127
  Goodwill and other intangible assets, net.................      69,767
                                                                --------
          Total assets......................................    $201,392
                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 79,403
  Accrued expenses..........................................       5,024
  Income taxes payable......................................          57
                                                                --------
          Total current liabilities.........................      84,484
Long-term notes payable.....................................      41,500
Deferred income taxes.......................................       1,184
Stockholders' equity:
  Undesignated Preferred Stock, 5,000,000 shares authorized,
     no shares issued.......................................          --
  Non-voting Common Stock, $.01 par value; 2,500,000 shares
     authorized; no shares issued and outstanding at March
     31, 2000...............................................          --
  Common Stock, $.01 par value; 30,000,000 shares
     authorized; 14,076,324 shares issued and outstanding at
     March 31, 2000.........................................         141
  Additional paid-in capital................................      66,365
  Retained earnings.........................................       7,718
                                                                --------
          Total stockholders' equity........................      74,224
                                                                --------
          Total liabilities and stockholders' equity........    $201,392
                                                                ========

     See accompanying notes to condensed consolidated financial statements.

                          ACCREDO HEALTH, INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                NINE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
                                                                   (UNAUDITED)
Net patient service revenue.................................  $176,816     $241,413
Other revenue...............................................     8,861       11,483
Equity in net income of joint ventures......................     1,230        1,722
                                                              --------     --------
          Total revenues....................................   186,907      254,618
Cost of services............................................   159,198      217,450
                                                              --------     --------
Gross profit................................................    27,709       37,168
General & administrative....................................    12,907       17,089
Bad debts...................................................     3,420        4,549
Depreciation and amortization...............................     3,003        2,404
                                                              --------     --------
Income from operations......................................     8,379       13,126
Interest expense, net.......................................     2,653        1,498
                                                              --------     --------
Income before income taxes..................................     5,726       11,628
Provision for income taxes..................................     2,843        4,580
                                                              --------     --------
Net income..................................................     2,883        7,048
Preferred stock dividends...................................    (1,532)          --
                                                              --------     --------
Net income to common shareholders...........................  $  1,351     $  7,048
                                                              ========     ========
Basic earnings per common share (Note 6 and 7):
  Net income................................................  $   0.34     $   0.51
  Preferred stock dividends.................................     (0.18)          --
                                                              --------     --------
Net income to common stockholders...........................  $   0.16     $   0.51
                                                              ========     ========
Diluted earnings per common share (Note 6 and 7):
  Net income................................................  $   0.31     $   0.48
  Preferred stock dividends.................................     (0.16)          --
                                                              --------     --------
Net income to common stockholders...........................  $   0.15     $   0.48
                                                              ========     ========

     See accompanying notes to condensed consolidated financial statements.

                          ACCREDO HEALTH, INCORPORATED

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (000'S OMITTED, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                           COMMON              ADDITIONAL   RETAINED        TOTAL
                                           STOCK      COMMON    PAID-IN     EARNINGS    STOCKHOLDERS'
                                           SHARES     STOCK     CAPITAL     (DEFICIT)      EQUITY
                                         ----------   ------   ----------   ---------   -------------
Balance at June 30, 1999...............  13,615,631    $136     $63,322      $  669        $64,127
Issuance of common stock:
  Exercise of stock options............     405,382       4         986          --            990
  Employee Stock Purchase Plan.........      55,333       1         501          --            502
  Adjustment for stock split fractional
     shares paid in cash...............         (22)     --          --          --             --
Tax benefit of disqualifying
  disposition..........................          --      --       1,469          --          1,469
Compensation resulting from stock
  transactions, net of income tax
  benefit..............................          --      --          87          --             87
Other                                            --      --          --           1              1
Net income.............................          --      --          --       7,048          7,048
                                         ----------    ----     -------      ------        -------
Balance at March 31, 2000..............  14,076,324    $141     $66,365      $7,718        $74,224
                                         ==========    ====     =======      ======        =======

     See accompanying notes to condensed consolidated financial statements.

                          ACCREDO HEALTH, INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
Net income..................................................  $  2,883   $  7,048
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     3,003      2,404
  Original issue discount amortization......................       184         --
  Provision for losses on accounts receivable...............     3,420      4,549
  Deferred income tax benefit...............................    (1,108)      (998)
  Compensation resulting from stock transactions............       138        138
Changes in operating assets and liabilities:
  Patient receivables and other.............................   (22,252)   (16,802)
  Due from affiliates.......................................    (1,204)    (1,110)
  Inventories...............................................    (2,699)   (11,477)
  Prepaids and other current assets.........................      (790)       (91)
  Recoverable income taxes..................................       151         --
  Accounts payable and accrued expenses.....................    15,193     22,749
  Income taxes payable......................................         3       (336)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    (3,078)     6,074
INVESTING ACTIVITIES:
Purchases of property and equipment.........................      (941)    (2,876)
Business acquisitions and joint venture investments.........    (1,298)   (22,490)
Change in joint venture investments, net....................      (808)    (1,712)
                                                              --------   --------
          Net cash used in investing activities.............    (3,047)   (27,078)
FINANCING ACTIVITIES:
Proceeds from long-term obligations.........................     2,000     21,000
Issuance of common stock....................................       212      2,962
                                                              --------   --------
          Net cash provided by financing activities.........     2,212     23,962
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............    (3,913)     2,958
Cash and cash equivalents at beginning of period............     5,087      5,542
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  1,174   $  8,500
                                                              ========   ========

     See accompanying notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 2000

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the condensed consolidated financial position, results of operations and cash flows of Accredo Health, Incorporated (the "Company" or "Accredo") have been included. Operating results for the nine-month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2000.

     For further information, refer to the consolidated financial statements and footnotes thereto included in this Registration Statement.

2.  ACQUISITIONS

     On October 20, 1999, the Company acquired, through an indirect subsidiary, the majority of the operating assets of the specialty pharmacy businesses operated by certain affiliates of Home Medical of America, Inc., of Cherry Hill, New Jersey ("HMA"). The assets acquired consist of two pharmacies, one located in Jacksonville, Florida and the other in Temecula, California, each of which are engaged in the pharmaceutical care of certain chronic, long-term patients, including those requiring growth hormone, hemophilia and intravenous gammaglobulin products and services.

     The purchase price for these assets consists of a cash payment of approximately $7.7 million, plus a potential earn-out payment of up to $1.2 million if certain revenue goals are achieved by the Company from this acquisition during the six-month period ending April 30, 2000. The Company also paid $500,000 as consideration for an agreement from HMA and some of its other affiliates not to compete for a period of five years. No indebtedness was assumed with this acquisition.

     This transaction was accounted for using the purchase method of accounting. The total value of tangible assets acquired was $234,000. The excess of the total purchase price of $7,765,000, including acquisition costs of $91,000, over the fair value of the tangible assets acquired, was allocated to goodwill and other identifiable intangible assets. The Company preliminarily recorded $7,181,000 in goodwill, $300,000 in acquired patient population, and $50,000 in other intangible assets. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill and 5 years for acquired patient population and other intangible assets. The $500,000 payment for the non-compete agreement is being amortized using the straight-line method over its five year life. The operating results of these pharmacies are included in the Company's consolidated statement of operations beginning October 21, 1999 but are not material to the results of the Company for the nine months ended March 31, 2000.

     The Company acquired, through a subsidiary, all of the outstanding stock of Sunrise Health Management, Inc. ("Sunrise") from its shareholders effective December 1, 1999. Sunrise is headquartered in Norcross, Georgia and is a provider of pharmaceutical care for certain chronic, long-term patient populations, including those requiring intravenous immunoglobulin, clotting factor and growth hormone.

     The purchase price for Sunrise was approximately $13.7 million, plus a potential earn-out payment of up to $1.0 million if certain financial goals are achieved by Sunrise during the six-month period ending May 31, 2000. The Company also paid $500,000 as consideration for an agreement

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

2.  ACQUISITIONS -- (CONTINUED)
with the selling shareholders and a prior officer of Sunrise not to compete with the Company in certain product lines for ten years.

     This transaction was accounted for using the purchase method of accounting. Total assets acquired and liabilities assumed were $1,903,000 and $875,000, respectively. The excess of the total purchase price of $13,731,000, including acquisition costs of $45,000, over the fair value of the net assets acquired of $1,028,000, was allocated to goodwill and other identifiable intangible assets. The Company preliminarily recorded $11,987,000 in goodwill, $646,000 in acquired patient population, and $70,000 in other intangible assets. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill and 5 years for acquired patient population and other intangible assets. The $500,000 payment for the non-compete agreement is being amortized using the straight-line method over its ten year life. The operating results of Sunrise are included in the Company's consolidated statement of operations beginning December 1, 1999.

     Pro forma amounts for the nine months ended March 31, 2000 and 1999, as if the acquisition of Sunrise had occurred on July 1, 1998, are as follows (in thousands, except per share data):

                                                                NINE MONTHS ENDED
                                                                     MARCH 31
                                                              ----------------------
                                                                1999          2000
                                                              --------      --------
Pro forma total revenues....................................  $192,363      $258,394
Pro forma net income........................................     3,117         7,240
Basic earnings per common share:
Pro forma net income........................................  $   0.37      $   0.53
Diluted earnings per common share:
Pro forma net income........................................  $   0.33      $   0.49

3.  INVESTMENT IN JOINT VENTURES

     On October 1, 1999, the Company entered into a joint venture agreement with Children's National Medical Center in Washington, DC, to market, sell, provide and distribute Synagis(R) and growth hormone and related services and supplies. The term of the joint venture is for a period of five years unless terminated at an earlier date pursuant to the terms of the agreement. Both companies contributed $50,000 in capital to the joint venture and will share equally in the assets, liabilities, profits and losses.

     In conjunction with the formation of this joint venture, the Company also entered into a management, service and sales agreement with the joint venture, whereby the Company will provide specialty pharmacy and management services to the joint venture in exchange for a monthly management fee and the reimbursement of certain expenses. The Company previously had a direct management agreement relationship with an affiliate of Children's National Medical Center.

     On January 1, 2000, the Company entered into a joint venture agreement with Specialized Pharmaceutical Services, Inc. ("SPS") to market, sell, provide and distribute intravenous immunoglobulin ("IVIG") products and related services and supplies in thirteen northeastern and eastern states. The term of the joint venture is for a period of six years unless terminated at an earlier date pursuant to the terms of the agreement. Both companies contributed an initial $200,000 in capital to the joint venture and will contribute an additional $300,000 within 120 days from its

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

3. INVESTMENT IN JOINT VENTURES -- (CONTINUED) formation. The companies will share equally in the assets, liabilities, profits and losses of the joint venture.

     In conjunction with the formation of the joint venture, the Company entered into management, service and sales agreements with the joint venture, whereby the Company will provide specialty pharmacy and management services to the joint venture in exchange for a monthly management fee and the reimbursement of certain expenses and will also sell IVIG products to the joint venture. SPS has also entered into a marketing and sales agreement to provide marketing and sales support to the joint venture in exchange for a monthly fee and reimbursement of certain expenses.

4.  COMMITMENTS

     In October 1999, the Company entered into a six-year lease agreement with its current landlord for approximately 30,570 square feet of additional office and warehouse space in Memphis, Tennessee, and a land lease for an expanded parking lot adjacent to the office and warehouse space. In conjunction with the acquisition of Sunrise Health Management, Inc. and the two pharmacy locations in Florida and California discussed in Note 2, the Company also assumed the leases for their facilities.

     Revised future minimum payments, by fiscal year and in the aggregate, under non-cancelable operating leases with initial terms of one year or more consist of the following after taking into account these most recent lease obligations (in thousands):

2000........................................................  $  745
2001........................................................     603
2002........................................................     579
2003........................................................     545
2004........................................................     225
Thereafter..................................................     236
                                                              ------
                                                              $2,933
                                                              ======

5.  STOCKHOLDERS' EQUITY

     During the nine months ended March 31, 2000, the Company's largest shareholder converted 1,650,000 shares of the Company's outstanding Non-voting Common Stock to 1,650,000 shares of voting Common Stock.

     During the nine months ended March 31, 2000, employees exercised stock options to acquire 405,382 shares of Accredo common stock for exercise prices ranging between $2.00 and $10.67 per share.

     Employees of the Company also acquired 55,333 shares of Accredo common stock during the nine months ended March 31, 2000 pursuant to the provisions of the Company's Employee Stock Purchase Plan at a price of approximately $9.07 per share. Shares acquired under the plan were purchased on December 31, 1999 from employee funds accumulated via payroll deductions from April through December, 1999.

     On January 31, 2000, the Company announced a three-for-two stock split in the form of a 50% stock dividend for shareholders of record on February 11, 2000. Shareholders received one additional share of common stock on February 21, 2000 for every two shares held on the record

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

date. The Company has adjusted earnings per share and all other share related information to reflect the stock split.

6.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share data):

                                                                 NINE MONTHS ENDED
                                                                      MARCH 31
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
Numerator for basic and diluted income per share to common
  stockholders:
  Net income................................................  $    2,883   $     7,048
  Preferred stock dividends.................................      (1,532)           --
                                                              ----------   -----------
          Net income to common stockholders.................  $    1,351   $     7,048
                                                              ==========   ===========
Denominator:
  Denominator for basic income per share to common
     stockholders -- weighted-average shares................   8,433,618    13,764,744
  Effect of dilutive stock options..........................     888,536       976,631
                                                              ----------   -----------
  Denominator for diluted income per share to common
     stockholders -- adjusted weighted-average shares.......   9,322,154    14,741,375
                                                              ==========   ===========
Basic earnings per common share
  Net income................................................  $     0.34   $      0.51
  Preferred stock dividends.................................       (0.18)           --
                                                              ----------   -----------
          Net income to common stockholders.................  $     0.16   $      0.51
                                                              ==========   ===========
Diluted earnings per common share
  Net income................................................  $     0.31   $      0.48
  Preferred stock dividends.................................       (0.16)           --
                                                              ----------   -----------
          Net income to common stockholders.................  $     0.15   $      0.48
                                                              ==========   ===========

7.  CONTINGENCY

     Recent revisions to how the average wholesale price (or AWP) is determined will result in reduced prices and profit margins for some drugs that the Company handles. Many government payors, including Medicare and Medicaid pay the Company directly or indirectly at the drug's AWP or at a percentage off AWP. The Company has also contracted with a number of private payors to sell drugs at AWP or at a percentage off AWP. AWP for most drugs is compiled and published by a private company, First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported AWP of many drugs, including some that the Company sells, is an appropriate or accurate measure of the market price of the drugs. As recently reported in the Wall Street Journal, there are also several whistleblower lawsuits pending against manufacturers of certain drugs. These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWP prices of certain drugs to First DataBank. Bayer AG, one of the Company's suppliers of clotting factor, announced on May 9, 2000, that is engaged in settlement discussions with the government regarding these charges. In February 2000, First DataBank published a Market Price Survey of 437 drugs. The First DataBank Survey significantly reduces

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

7.  CONTINGENCY -- (CONTINUED)
reimbursement to the Company for a number of the clotting factor products and IVIG the Company sells.

     A number of state Medicaid agencies now pay the Company for clotting factor at the prices shown on the Market Price Survey or at a percentage discount off those prices. Other states have not changed their pricing structure or have changed back to their pre-Market Price Survey reimbursement rates. Health Care Financing Administration has also announced that effective October 1, 2000 Medicare intermediaries should calculate the amount that they pay for clotting factor and 49 other drugs by using the lower prices on the First DataBank Market Price Survey. It is expected that all of the Medicare intermediares will adopt the lower pricing.

     The Company estimates that reimbursements by Medicare and state Medicaid agencies make up approximately 2% and 7%, respectively, of the Company's gross patient service revenues from drugs the Company handles that are covered by the Market Price Survey. The Company has seen an overall reduction in pricing and margins for clotting factor that the Company sells. However, management of the Company cannot predict the eventual results of the government investigations and the changes made by First DataBank. If the reduced average wholesale prices published by First DataBank for the drugs that the Company sells are ultimately adopted as the standard by which the Company is paid by government payors or private payors, this could have a material adverse effect on the Company's business, financial condition and results of operation, including reducing the pricing and margins on certain of the Company's products.

                          ACCREDO HEALTH, INCORPORATED

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     On October 20, 1999, the Company acquired, through an indirect subsidiary, the majority of the operating assets of the specialty pharmacy businesses operated by certain affiliates of Home Medical of America, Inc., of Cherry Hill, New Jersey ("HMA"). The assets acquired consist of two pharmacies, one located in Jacksonville, Florida and the other in Temecula, California, each of which are engaged in the pharmaceutical care of certain chronic, long-term patients, including those requiring growth hormone, hemophilia and intravenous gammaglobulin products and services.

     Effective December 1, 1999, Accredo Health, Incorporated (the "Company"), through its wholly-owned subsidiary Hemophilia Health Services, Inc., acquired all of the outstanding stock of Sunrise Health Management, Inc. ("Sunrise") pursuant to a Stock Purchase Agreement (the "Acquisition").

     The following unaudited pro forma condensed consolidated statements of income for the year ended June 30, 1999 and the nine months ended March 31, 2000, give effect to the acquisition of Sunrise as if such transaction had been completed as of July 1, 1998. The acquisition of HMA was not material to the historical results of operations of the Company.

     The unaudited pro forma condensed consolidated financial information presented herein does not purport to represent the results the Company would have obtained had the transaction, in fact, occurred at the beginning of the period presented or to project the Company's results of operations in any future period. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and are not necessarily indicative of the results that may be expected in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in this Registration Statement, the unaudited condensed consolidated financial statements of the Company included in this Registration Statement, and the audited financial statements of Sunrise Health Management, Inc. included in this Registration Statement.

                          ACCREDO HEALTH, INCORPORATED

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                        FOR THE YEAR ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                               (A)
                                            PRO FORMA    HISTORICAL
                             HISTORICAL    (UNAUDITED)    SUNRISE
                               ACCREDO       ACCREDO       HEALTH      PRO FORMA       PRO FORMA
                             HEALTH, INC   HEALTH, INC   MANAGEMENT   ADJUSTMENTS     CONSOLIDATED
                             -----------   -----------   ----------   -----------     ------------
Net patient service
  revenue..................  $   244,158   $  244,158      $7,631       $    --       $   251,789
Other revenue..............       12,277       12,277           2                          12,279
Equity in net income of
  joint ventures...........        1,919        1,919          --                           1,919
                             -----------   -----------     ------       -------       -----------
Total revenue..............      258,354      258,354       7,633                         265,987
Cost of services...........      220,517      220,517       3,988                         224,505
                             -----------   -----------     ------       -------       -----------
Gross profit...............       37,837       37,837       3,645                          41,482
General and administrative
  expenses.................       17,637       17,637       1,383                          19,020
Bad debts..................        4,739        4,739          99                           4,838
Depreciation and
  amortization.............        3,911        3,911          36           492(b)          4,439
                             -----------   -----------     ------       -------       -----------
Income from operations.....       11,550       11,550       2,127          (492)           13,185
Interest expense, net......        3,165        1,707          10         1,184(c)          2,901
                             -----------   -----------     ------       -------       -----------
Income before income taxes
  and extraordinary item...        8,385        9,843       2,117        (1,676)           10,284
Provision for income
  taxes....................        4,003        4,547          --           168(d)          4,715
                             -----------   -----------     ------       -------       -----------
          Net income before
            extraordinary
            item...........  $     4,382   $    5,296      $2,117       $(1,844)      $     5,569
                             ===========   ===========     ======       =======       ===========
Earnings per common share:
  Basic....................  $      0.46   $     0.39                                 $      0.41
  Diluted..................  $      0.42   $     0.36                                 $      0.38
Weighted average number of
  shares:
  Basic....................    9,501,806   13,610,367                                  13,610,367
  Diluted..................   10,431,945   14,540,507                                  14,540,507

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          ACCREDO HEALTH, INCORPORATED

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)

                                                        HISTORICAL
                                          HISTORICAL     SUNRISE
                                            ACCREDO       HEALTH      PRO FORMA       PRO FORMA
                                          HEALTH, INC   MANAGEMENT   ADJUSTMENTS     CONSOLIDATED
                                          -----------   ----------   -----------     ------------
Net patient service revenue.............  $   241,413     $3,776        $  --        $   245,189
Other revenue...........................       11,483         --                          11,483
Equity in net income of joint
  ventures..............................        1,722         --                           1,722
                                          -----------     ------        -----        -----------
Total revenue...........................      254,618      3,776                         258,394
Cost of services........................      217,450      2,027                         219,477
                                          -----------     ------        -----        -----------
Gross profit............................       37,168      1,749                          38,917
General and administrative expenses.....       17,089        739                          17,828
Bad debts...............................        4,549          5                           4,554
Depreciation and amortization...........        2,404         11          205(b)           2,620
                                          -----------     ------        -----        -----------
Income from operations..................       13,126        994         (205)            13,915
Interest expense, net...................        1,498         11          469(c)           1,978
                                          -----------     ------        -----        -----------
Income before income taxes..............       11,628        983         (674)            11,937
Provision for income taxes..............        4,580         --          117(d)           4,697
                                          -----------     ------        -----        -----------
          Net income....................  $     7,048     $  983        $(791)       $     7,240
                                          ===========     ======        =====        ===========
Earnings per common share:
  Basic.................................  $      0.51                                $      0.53
  Diluted...............................  $      0.48                                $      0.49
Weighted average number of shares:
  Basic.................................   13,764,744                                 13,764,744
  Diluted...............................   14,741,375                                 14,741,375

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          ACCREDO HEALTH, INCORPORATED

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INCOME STATEMENT PRO FORMA ADJUSTMENTS

     (a) The pro forma condensed consolidated statement of income of Accredo Health, Incorporated for the year ended June 30, 1999, gives effect to the sale of common stock in the Company's initial public offering and the application of the net proceeds thereof to the prepayment in full of all principal and accrued interest on the Company's outstanding Senior Subordinated Notes, the redemption of all outstanding shares of Series A Preferred Stock, including all accrued dividends thereon, and the reduction of $7,000,000 in the balance of the Company's outstanding line of credit, as if all such transactions had been completed as of July 1, 1998.

     The pro forma results included the elimination of interest expense (including original issue discount amortization) associated with the prepayment of the Senior Subordinated Notes and the reduction of the line of credit with a portion of the net proceeds of the offering, and the elimination of the related income tax benefit based on the combined federal and state statutory rate of 37.3%.

     This pro forma consolidated information should be read in conjunction with the audited consolidated financial statements of the Company included in this Registration Statement.

     (b) Adjustment to reflect the increase in amortization expense relating to the goodwill and other intangible assets recorded for the Acquisition under the purchase method. The Company preliminarily recorded $11,987,000 in goodwill, $500,000 in non-compete agreements, $646,000 in acquired patient population and $70,000 in acquired workforce. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill, 10 years for non-compete agreements, and 5 years for acquired patient population and workforce.

     (c) Adjustment to reflect the additional interest expense related to the debt used to finance the acquisition.

     (d) Adjustment to reflect (i) the income tax expense of Sunrise as if Sunrise was taxed as a C corporation rather than an S corporation during the period and (ii) the income tax benefit related to the additional amortization and interest expense as a result of the acquisition. A combined federal and state tax rate of 38% was used for the pro forma adjustment for the year ended June 30, 1999 and for the nine months ended March 31, 2000.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Sunrise Health Management, Inc.

     We have audited the accompanying balance sheet of Sunrise Health Management, Inc. (the Company) as of June 30, 1999, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Health Management, Inc. at June 30, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/Ernst & Young LLP

Memphis, Tennessee
November 19, 1999

                        SUNRISE HEALTH MANAGEMENT, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1999


ASSETS
Current assets:
  Cash and cash equivalents.................................   $   19,363
  Receivables:
     Patient accounts.......................................    1,679,194
     Allowance for doubtful accounts........................      (79,352)
                                                               ----------
                                                                1,599,842
     Other..................................................          662
                                                               ----------
                                                                1,600,504
  Inventories...............................................      264,084
                                                               ----------
          Total current assets..............................    1,883,951
Property and equipment, net of accumulated depreciation of
  $87,152...................................................       87,084
Other assets................................................        4,896
                                                               ----------
          Total assets......................................   $1,975,931
                                                               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  861,770
  Bank revolving line of credit.............................      214,000
  Accrued expenses..........................................       38,001
  Current portion of notes payable..........................        7,078
                                                               ----------
          Total current liabilities.........................    1,120,849
Long-term notes payable.....................................       13,195
Stockholders' equity:
  Common stock $0.01 par value; 1,250,000 shares authorized;
     892,915 shares issued and outstanding..................        8,929
  Additional paid-in capital................................      330,001
  Retained earnings.........................................      502,957
                                                               ----------
          Total stockholders' equity........................      841,887
          Total liabilities and stockholders' equity........   $1,975,931
                                                               ==========

                            See accompanying notes.

                        SUNRISE HEALTH MANAGEMENT, INC.

                              STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1999


Net patient service revenues................................         $7,631,187
Expenses:
  Cost of services..........................................          3,988,819
  General and administrative................................          1,382,893
  Bad debts.................................................             98,872
  Depreciation and amortization.............................             35,822
                                                                     ----------
          Total operating expenses..........................          5,506,406
                                                                     ----------
Operating income............................................          2,124,781
Other expense (income):
  Interest expense..........................................             13,990
  Interest income...........................................             (3,840)
  Other income..............................................             (2,424)
                                                                     ----------
                                                                          7,726
                                                                     ----------
          Net income........................................         $2,117,055
                                                                     ==========

                            See accompanying notes.

                        SUNRISE HEALTH MANAGEMENT, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK     ADDITIONAL
                                          ----------------    PAID-IN      RETAINED
                                          SHARES    AMOUNT    CAPITAL      EARNINGS        TOTAL
                                          -------   ------   ----------   -----------   -----------
Balance at July 1, 1998.................  889,443   $8,894    $326,647    $ 1,128,530   $ 1,464,071
  Net income............................       --      --           --      2,117,055     2,117,055
  Distributions to stockholders.........       --      --           --     (2,742,628)   (2,742,628)
  Issuance of common stock..............    3,472      35        3,354             --         3,389
                                          -------   ------    --------    -----------   -----------
Balance at June 30, 1999................  892,915   $8,929    $330,001    $   502,957   $   841,887
                                          =======   ======    ========    ===========   ===========

                            See accompanying notes.

                        SUNRISE HEALTH MANAGEMENT, INC.

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1999

OPERATING ACTIVITIES
Net income..................................................  $ 2,117,055
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       35,822
  Provisions for losses on patient accounts receivables.....       98,872
Changes in operating assets and liabilities:
  Patient accounts receivable...............................     (133,929)
  Inventories...............................................      221,544
  Other assets..............................................       (2,280)
  Accounts payable and accrued expenses.....................      473,173
                                                              -----------
          Net cash provided by operating activities.........    2,810,257
INVESTING ACTIVITIES
Purchases of property and equipment.........................      (49,902)
                                                              -----------
          Net cash used in investing activities.............      (49,902)
FINANCING ACTIVITIES
Proceeds from bank line of credit...........................      192,000
Repayment of notes payable..................................     (288,038)
Distributions to stockholders...............................   (2,742,628)
Issuance of common stock....................................        3,389
                                                              -----------
          Net cash used in financing activities.............   (2,835,277)
Decrease in cash and cash equivalents.......................      (74,922)
Cash and cash equivalents at beginning of year..............       94,285
                                                              -----------
Cash and cash equivalents at end of year....................  $    19,363
                                                              ===========
SUPPLEMENTARY CASH FLOW DISCLOSURES
Cash paid for interest......................................  $    13,990
                                                              ===========

                            See accompanying notes.

                        SUNRISE HEALTH MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            YEAR ENDED JUNE 30, 1999

1.  DESCRIPTION OF BUSINESS

     Sunrise Health Management, Inc. (the "Company"), is a specialty pharmacy that provides alternate-site, home-based therapies to patients with chronic diseases. The Company specializes in the provision of intravenous immunoglobulin
(IVIG) to patients suffering from a variety of immunodeficient and autoimmune disorders. The Company also provides blood clotting factor and other related pharmacy services to patients with hemophilia and provides certain other specialized home infusion therapy services. The Company operates in Georgia, Florida, Alabama and South Carolina.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Significant concentrations of patient accounts receivable are as follows at June 30, 1999:

Medicaid....................................................   14%
Medicare....................................................    8%

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's operations. The Company grants credit without collateral to its patients.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Provisions for depreciation are computed primarily by the straight-line method based on the estimated useful lives of the related assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, accounts payable, revolving line of credit and notes payable approximates fair value of these financial instruments at June 30, 1999.

STOCK-BASED COMPENSATION

     The Company has a Non-qualified Stock Option Plan (the "Plan") under which options for a maximum of 175,000 shares of common stock may be granted to employees for a period not to exceed 10 years at a price not less than fair market value on the date of grant. As of June 30, 1999, there were 8,862 options outstanding. The Plan provisions state that all outstanding options may be exercised upon the occurrence of the sale of the Company (See Note 8).

                        SUNRISE HEALTH MANAGEMENT, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     As allowed under the provisions of Financial Accounting Standard (FAS) No. 123, Accounting for Stock-Based Compensation, the Company applies the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock option plan. The pro forma income disclosures called for by FAS No. 123 would not differ materially from the amount reported on the statement of income.

REVENUE RECOGNITION

     Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third-party payors that provide for payments to the Company at amounts discounted from its established rates.

     Approximately 19% of gross patient service revenues for the year ended June 30, 1999, is from participation in the Medicare and state-sponsored Medicaid programs.

COMPREHENSIVE INCOME

     The Company had no items of other comprehensive income during fiscal 1999; accordingly, comprehensive income equals net income.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowance for doubtful accounts.

3.  NOTES PAYABLE

     The Company's revolving line of credit agreement allows for borrowings up to $750,000 and expires May 31, 2000. Amounts outstanding under the line of credit bear interest at rates varying from 8% to 10%, with an effective rate of 8% at June 30, 1999. Borrowings on the line of credit are secured by assets of the Company and personal assets of the Company's majority stockholders.

     The Company's other notes payable consists of bank notes bearing interest at 8.75% and 9.67%. The notes are secured by furniture and equipment of the Company and require monthly payments through October 2002.

     Future maturities of notes payable, by year and in the aggregate, consist of the following at June 30, 1999:

2000........................................................  $ 7,078
2001........................................................    5,309
2002........................................................    5,822
2003........................................................    2,064
                                                              -------
                                                              $20,273
                                                              =======

                        SUNRISE HEALTH MANAGEMENT, INC.

4.  OPERATING LEASES

     The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $52,000 for the year ended June 30, 1999.

     Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial terms of one year or more are as follows at June 30, 1999:

2000........................................................  $42,000
2001........................................................   29,000
2002........................................................    4,000
                                                              -------
                                                              $75,000
                                                              =======

5.  INCOME TAXES

     The Company, with the consent of its stockholders, has elected to be an S Corporation under the Internal Revenue Code and applicable Georgia State law. Instead of the Company's paying federal corporate income taxes, the stockholders are taxed individually on the Company's taxable income. Therefore, no provision for federal or state income taxes has been made.

6.  401(K) PLAN

     The Company sponsors a defined contribution plan (the "Plan") for employees who have completed one year of service. The Company may, at its discretion, make employer matching contributions to the Plan. However, no employer matching contributions were made to the Plan during the year ended June 30, 1999.

7.  YEAR 2000 READINESS (UNAUDITED)

     The Company has modified certain portions of its software, hardware and patient care equipment so that its systems and equipment will function properly with respect to dates in the Year 2000 and thereafter. Costs specifically associated with modifying software and equipment have been expensed as incurred and have not had a significant effect on the Company's operations. The Company has completed the Year 2000 project.

     The Company is vulnerable to certain third parties' failures to mitigate Year 2000 issues. The Company has identified its critical vendor relationships and has contacted each such vendor and has inquired directly as to the status of that vendor's Year 2000 readiness. Based on this process, the Company anticipates that all crucial vendors will achieve year 2000 compliance. However, there can be no assurance that all such third parties have provided accurate and complete information, or that all of their systems in fact will achieve full Year 2000 compliance. Therefore, the Company cannot provide assurances that the Company will not be adversely affected by the Year 2000 date change.

8.  SUBSEQUENT EVENT

     The Company has entered into negotiations to sell all the capital stock to Accredo Health, Incorporated.

                        SUNRISE HEALTH MANAGEMENT, INC.

                      CONDENSED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $   35,630
  Receivables:
     Patient accounts.......................................   1,777,956
     Allowance for doubtful accounts........................    (123,283)
                                                              ----------
                                                               1,654,673
     Other..................................................         662
                                                              ----------
                                                               1,655,335
  Inventories...............................................     470,430
                                                              ----------
          Total current assets..............................   2,161,395
Property and equipment, net of accumulated depreciation of
  $93,209...................................................      83,819
Other assets................................................       4,871
                                                              ----------
          Total assets......................................  $2,250,085
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  615,116
  Bank revolving line of credit.............................     647,000
  Accrued expenses..........................................      38,731
  Current portion of notes payable..........................       7,078
                                                              ----------
          Total current liabilities.........................   1,307,925
Long-term notes payable.....................................      11,009
Stockholders' equity:
  Common stock $0.01 par value; 1,250,000 shares authorized;
     892,915 shares issued and outstanding..................       8,929
  Additional paid-in capital................................     330,001
  Retained earnings.........................................     592,221
                                                              ----------
          Total stockholders' equity........................     931,151
          Total liabilities and stockholders' equity........  $2,250,085
                                                              ==========

           See accompanying notes to condensed financial statements.

                        SUNRISE HEALTH MANAGEMENT, INC.

                   CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
Net patient service revenues................................  $1,852,167   $2,272,005
Expenses:
  Cost of services..........................................     923,043    1,185,913
  General and administrative................................     316,224      431,416
  Bad debts.................................................      46,692       27,960
  Depreciation and amortization.............................       3,874        6,081
                                                              ----------   ----------
          Total operating expenses..........................   1,289,833    1,651,370
                                                              ----------   ----------
Operating income............................................     562,334      620,635
Other expense (income):
  Interest expense..........................................       5,016        2,371
  Interest income...........................................      (2,283)        (348)
  Other income..............................................          --         (222)
                                                              ----------   ----------
                                                                   2,733        1,801
                                                              ----------   ----------
          Net income........................................  $  559,601   $  618,834
                                                              ==========   ==========

           See accompanying notes to condensed financial statements.

                        SUNRISE HEALTH MANAGEMENT, INC.

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1999
                                                              ---------   ----------
OPERATING ACTIVITIES:
Net income..................................................  $ 559,601   $  618,834
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      3,874        6,081
  Provisions for losses on patient accounts receivables.....     46,692       43,931
Changes in operating assets and liabilities:
  Patient accounts receivable...............................      7,786      (98,762)
  Inventories...............................................    140,776     (206,346)
  Accounts payable and accrued expenses.....................    275,546     (245,924)
                                                              ---------   ----------
          Net cash provided by operating activities.........  1,034,275      117,814
INVESTING ACTIVITIES:
Purchases of property and equipment.........................    (12,563)      (2,791)
                                                              ---------   ----------
          Net cash used in investing activities.............    (12,563)      (2,791)
FINANCING ACTIVITIES:
Proceeds from (repayments of) bank line of credit...........   (302,000)     433,000
Repayment of notes payable..................................     (2,082)      (2,186)
Distributions to stockholders...............................   (614,355)    (529,570)
                                                              ---------   ----------
          Net cash used in financing activities.............   (918,437)     (98,756)
Increase in cash and cash equivalents.......................    103,275       16,267
Cash and cash equivalents at beginning of period............     94,285       19,363
                                                              ---------   ----------
Cash and cash equivalents at end of period..................  $ 197,560   $   35,630
                                                              =========   ==========

           See accompanying notes to condensed financial statements.

                        SUNRISE HEALTH MANAGEMENT, INC.

          NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying unaudited condensed balance sheet as of September 30, 1999 and the related unaudited condensed statements of income and cash flows for the three months ended September 30, 1999 and 1998 (interim financial statements) of Sunrise Health Management, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the interim results have been included.

     The interim unaudited condensed financial statements should be read in conjunction with the audited June 30, 1999 financial statements included herein. The results of the three months ended September 30, 1999 may not be indicative of the operating results expected for the year ended June 30, 2000.

SUBSEQUENT EVENT

     The company was acquired by Hemophilia Health Services, Inc., a wholly-owned subsidiary of Accredo Health, Inc., effective on December 1, 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Texas Health Pharmaceutical Resources

     We have audited the accompanying statements of income, partners' equity and cash flows of Texas Health Pharmaceutical Resources (the Partnership) for the year ended June 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Texas Health Pharmaceutical Resources for the year ended June 30, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Memphis, Tennessee
August 21, 1998

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                                 BALANCE SHEETS

                                                                      JUNE 30
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   53,979   $   91,371
  Receivables:
     Patient accounts.......................................     520,806      677,756
     Allowance for doubtful accounts........................    (170,160)     (93,005)
                                                              ----------   ----------
                                                                 350,646      584,751
     Due from affiliates....................................     192,096      236,967
     Other..................................................     124,765      183,604
                                                              ----------   ----------
                                                                 667,507    1,005,322
  Inventories...............................................     252,731      567,287
  Prepaids and other current assets.........................       1,159          533
                                                              ----------   ----------
          Total current assets..............................     975,376    1,664,513
Furniture and equipment, net of accumulated depreciation of
  $30,356 and $47,476 for 1998 and 1999, respectively.......      55,385       48,746
                                                              ----------   ----------
          Total assets......................................  $1,030,761   $1,713,259
                                                              ==========   ==========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  388,156   $  409,264
  Accrued expenses..........................................      29,281       47,694
  Due to partner............................................      13,896      265,622
                                                              ----------   ----------
          Total current liabilities.........................     431,333      722,580
Partners' equity............................................     599,428      990,679
                                                              ----------   ----------
          Total liabilities and partners' equity............  $1,030,761   $1,713,259
                                                              ==========   ==========

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                              STATEMENTS OF INCOME

                                                                    YEARS ENDED JUNE 30,
                                                           --------------------------------------
                                                              1997         1998          1999
                                                           ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Revenues:
  Net patient service revenue............................  $7,217,045   $3,840,253    $3,371,515
  Other revenue..........................................      43,315      718,469       506,804
                                                           ----------   ----------    ----------
          Total revenues.................................   7,260,360    4,558,722     3,878,319
Expenses:
  Cost of services.......................................   5,300,908    2,771,129     2,707,071
  General and administrative.............................     162,534      166,626       204,027
  Management, accounting and reimbursement fees..........     245,967      194,198       173,905
  Bad debts..............................................     283,357      177,351        20,733
  Depreciation...........................................      13,350       13,857        17,120
                                                           ----------   ----------    ----------
          Total operating expenses.......................   6,006,116    3,323,161     3,122,856
                                                           ----------   ----------    ----------
Operating income.........................................   1,254,244    1,235,561       755,463
Other income (expense):
  Interest income........................................      19,691       14,268        15,788
                                                           ----------   ----------    ----------
          Net income.....................................  $1,273,935   $1,249,829    $  771,251
                                                           ==========   ==========    ==========

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                         STATEMENTS OF PARTNERS' EQUITY

Balance at June 30, 1996....................................  $ 1,450,127
  Distributions to partners.................................   (1,950,000)
  Net income................................................    1,273,935
                                                              -----------
Balance at June 30, 1997....................................      774,062
  Distributions to partners (unaudited).....................   (1,424,463)
  Net income (unaudited)....................................    1,249,829
                                                              -----------
Balance at June 30, 1998 (unaudited)........................      599,428
  Distributions to partners (unaudited).....................     (380,000)
  Net income (unaudited)....................................      771,251
                                                              -----------
Balance at June 30, 1999 (unaudited)........................  $   990,679
                                                              ===========

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                            STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED JUNE 30,
                                                           ---------------------------------------
                                                              1997          1998          1999
                                                           -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)........................................  $ 1,273,935   $ 1,249,829    $ 771,251
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation...........................................       13,350        13,857       17,120
  Gain on sale of equipment..............................           --        (2,000)          --
  Provision for losses on patient accounts receivable....      283,357       177,351       20,733
  Changes in operating assets and liabilities:
     Patient receivables and other.......................      645,220      (133,423)    (313,677)
     Due from affiliates.................................     (107,636)       (8,857)     (44,871)
     Inventories.........................................       (1,104)      160,640     (314,556)
     Prepaids and other current assets...................        6,691         2,701          626
     Accounts payable and accrued expenses...............      333,754      (175,762)      39,521
     Due to partner......................................     (410,736)        6,045      251,726
                                                           -----------   -----------    ---------
          Net cash provided by operating activities......    2,036,831     1,290,381      427,873
INVESTING ACTIVITIES:
Purchases of furniture and equipment.....................       (6,335)      (12,667)     (10,481)
Proceeds from sale of equipment..........................           --         2,000           --
                                                           -----------   -----------    ---------
          Net cash used in investing activities..........       (6,335)      (10,667)     (10,481)
FINANCING ACTIVITIES:
Distributions to general partners........................   (1,950,000)   (1,424,463)    (380,000)
                                                           -----------   -----------    ---------
Increase (decrease) in cash and cash equivalents.........       80,496      (144,749)      37,392
Cash and cash equivalents at beginning of year...........      118,232       198,728       53,979
                                                           -----------   -----------    ---------
Cash and cash equivalents at end of year.................  $   198,728   $    53,979    $  91,371
                                                           ===========   ===========    =========

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                         NOTES TO FINANCIAL STATEMENTS
                        (UNAUDITED AS TO 1998 AND 1999)
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1.  ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION

     Texas Health Pharmaceutical Resources (the Partnership) is a general partnership formed on July 1, 1994. The Partnership has two general partners, Nova Factor, Inc. (NFI) and Alternative Care Systems, Inc. (ACS), each of which has a 50% ownership interest and shares equally in the profits and losses of the Partnership. Under the partnership agreement, the partnership term will end on March 31, 2004, unless extended by mutual agreement of the partners.

DESCRIPTION OF BUSINESS

     The purpose of the Partnership is to provide specialized contract pharmacy services beneficial to patients with certain costly chronic diseases. The Partnership markets, sells and distributes drugs such as growth hormone and provides hemophilia therapy services and supplies.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

PATIENT ACCOUNTS RECEIVABLE

     The Partnership's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Partnership manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible accounts. Significant concentrations of gross patient accounts receivable are as follows at June 30:

                                                                 1998          1999
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Medicare....................................................       14             5%
Medicaid....................................................       32            36%

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors, and could be adversely affected by the geographic service area of the business which, under the partnership agreement, is the area encompassed within the 50-mile radius of Dallas, Texas, and within the city limits of Lubbock, Texas. The Partnership grants credit without collateral to its patients.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables and accounts payable approximates fair value of these financial instruments.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Provisions for depreciation are computed by the straight-line method based on the estimated useful lives of the related assets of three to seven years.

REVENUE RECOGNITION

     Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Partnership has agreements with certain third-party payors that provide for payments to the Partnership at amounts discounted from its established rates. Approximately 63%, 63% (unaudited) and 64% (unaudited) of gross patient service revenues for the years ended June 30, 1997, 1998 and 1999, respectively, are from participation in the Medicare and state-sponsored Medicaid programs.

     Other revenues primarily consist of management fees. Management fees are primarily based upon the amount of patient service revenues generated by a hospital program managed by the Partnership.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowances for doubtful accounts.

3.  OPERATING LEASES

     The Partnership leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $15,000, $15,000 (unaudited) and $15,000 (unaudited), for the years ended June 30, 1997, 1998 and 1999, respectively.

     Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more, consist of the following for the years ended June 30:

2000........................................................  $16,000
2001........................................................   16,000
2002........................................................   15,000
                                                              -------
                                                              $47,000
                                                              =======

4.  RELATED PARTIES

     Due from affiliates of $192,096 (unaudited) and $236,967 (unaudited) at June 30, 1998 and 1999, respectively, consists of accounts receivable from other entities affiliated with NFI.

     The Partnership receives certain services provided by NFI that include cash management, tax reporting, risk management, executive management, computer processing, and accounting and reimbursement services. For these services, the Partnership pays management, reimbursement and accounting fees to NFI. Management, accounting and reimbursement fees were $245,967, $194,198 (unaudited), and $173,905 (unaudited) for the years ended June 30, 1997, 1998 and 1999, respectively.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

4.  RELATED PARTIES -- (CONTINUED)

     The Partnership received management fees of approximately $708,000 (unaudited) from an affiliate of ACS for the year ended June 30, 1998.

5.  INCOME TAXES

     No provision is made in the accounts of the Partnership for federal and state income taxes, as such taxes are liabilities of the partners. The Partnership's tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes, the portion of the Partnership's income or loss reported by the partners may also change.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Children's Memorial Home Hemophilia Services

     We have audited the accompanying statements of income, partners' equity and cash flows of Children's Memorial Home Hemophilia Services (the Partnership) for the year ended June 30, 1997, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Children's Memorial Home Hemophilia Services for the year ended June 30, 1997, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Memphis, Tennessee
March 19, 1999

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                                 BALANCE SHEETS

                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1999
                                                              --------   ----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $306,029   $   30,375
  Receivables:
     Patient accounts.......................................   420,159    1,065,725
     Allowance for doubtful accounts........................   (29,446)    (114,312)
                                                              --------   ----------
                                                               390,713      951,413
                                                              --------   ----------
          Total current assets..............................   696,742      981,788
Furniture and equipment, net of accumulated depreciation of
  $29 and $115 for 1998 and 1999, respectively..............       404          318
                                                              --------   ----------
          Total assets......................................  $697,146   $  982,106
                                                              ========   ==========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $163,909   $    5,247
  Due to partner............................................   288,149      495,505
                                                              --------   ----------
          Total current liabilities.........................   452,058      500,752
Partners' equity............................................   245,088      481,354
                                                              --------   ----------
          Total liabilities and partners' equity............  $697,146   $  982,106
                                                              ========   ==========

                            See accompanying notes.

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                              STATEMENTS OF INCOME

                                                                    YEARS ENDED JUNE 30
                                                           --------------------------------------
                                                              1997         1998          1999
                                                           ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Revenues:
  Net patient service revenues...........................  $2,572,296   $2,826,371    $3,853,643
Expenses:
  Cost of services.......................................   1,701,032    1,839,937     2,631,201
  General and administrative.............................       2,347        1,043         1,461
  Management, accounting and reimbursement fees..........      22,473      106,810       187,841
  Bad debts..............................................     181,713      212,452       209,299
  Depreciation...........................................          --           29            86
                                                           ----------   ----------    ----------
          Total operating expenses.......................   1,907,565    2,160,271     3,029,888
                                                           ----------   ----------    ----------
Operating income.........................................     664,731      666,100       823,755
Other income:
  Interest income........................................       6,732        9,094        12,511
                                                           ----------   ----------    ----------
Net income...............................................  $  671,463   $  675,194    $  836,266
                                                           ==========   ==========    ==========

                            See accompanying notes.

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                         STATEMENTS OF PARTNERS' EQUITY

Balance at June 30, 1996....................................  $ 378,431
  Distributions to partners.................................   (610,000)
  Net income................................................    671,463
                                                              ---------
Balance at June 30, 1997....................................    439,894
  Distributions to partners (unaudited).....................   (870,000)
  Net income (unaudited)....................................    675,194
                                                              ---------
Balance at June 30, 1998 (unaudited)........................    245,088
  Distributions to partners (unaudited).....................   (600,000)
  Net income (unaudited)....................................    836,266
                                                              ---------
Balance at June 30, 1999 (unaudited)........................  $ 481,354
                                                              =========

                            See accompanying notes.

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                            STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED JUNE 30
                                                           -------------------------------------
                                                             1997         1998          1999
                                                           ---------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income...............................................  $ 671,463    $ 675,194     $ 836,266
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................         --           29            86
  Provision for losses on patient receivables............    181,713      212,452       209,299
  Changes in operating assets and liabilities:
     Patient receivables.................................    (96,815)     (37,796)     (769,999)
     Accounts payable and accrued expenses...............     12,501        7,956      (158,662)
     Due to partner......................................         31       66,275       207,356
                                                           ---------    ---------     ---------
          Net cash provided by operating activities......    768,893      924,110       324,346
INVESTING ACTIVITIES
Purchases of furniture and equipment.....................         --         (433)           --
FINANCING ACTIVITIES
Distributions to general partners........................   (610,000)    (870,000)     (600,000)
                                                           ---------    ---------     ---------
Increase (decrease) in cash and cash equivalents.........    158,893       53,677      (275,654)
Cash and cash equivalents at beginning of year...........     93,459      252,352       306,029
                                                           ---------    ---------     ---------
Cash and cash equivalents at end of year.................  $ 252,352    $ 306,029     $  30,375
                                                           =========    =========     =========

                            See accompanying notes.

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                         NOTES TO FINANCIAL STATEMENTS
                        (UNAUDITED AS TO 1998 AND 1999)
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1.  ORGANIZATION AND NATURE OF OPERATIONS

     Children's Memorial Home Hemophilia Services (the Partnership) is a general partnership formed on October 27, 1992. The Partnership has two general partners, Nova Factor, Inc. (NFI) and CM Healthcare Resources, Inc. (CMH), each of which has a 50% ownership interest and shares equally in the profits and losses of the Partnership. Under the partnership agreement, the partnership term initially ended on October 31, 1997, with automatic extensions of six months each, unless terminated by mutual agreement of the partners.

DESCRIPTION OF BUSINESS

     The purpose of the Partnership is to market, sell and provide Hemophilia therapy services and supplies to pediatric patients in a home setting or on an inpatient or outpatient basis.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

PATIENT ACCOUNTS RECEIVABLE

     The Partnership's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Partnership manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible accounts. Significant concentrations of gross patient accounts receivable are as follows at June 30:

                                                                 1998          1999
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Medicaid....................................................      19%           49%
Cigna.......................................................      18%           32%

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors, and could be adversely affected by the geographic service area of the business which, under the partnership agreement, encompasses the counties of McHenry, Cook, Du Page, Lake, Will, Kendall and Kane located in the State of Illinois. The Partnership grants credit without collateral to its patients.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables and accounts payable approximates fair value of these financial instruments.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Provisions for depreciation are computed by the straight-line method based on the estimated useful lives of the related assets of three to seven years.

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

REVENUE RECOGNITION

     Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Partnership has agreements with certain third-party payors that provide for payments to the Partnership at amounts discounted from its established rates. Approximately 12%, 10% and 26% of gross patient service revenues for the years ended June 30, 1997, 1998 (unaudited) and 1999 (unaudited), respectively, are from participation in the state-sponsored Medicaid program.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowances for contractual adjustments and bad debts.

3.  RELATED PARTIES

     The Partnership receives certain services provided by NFI that include cash management, tax reporting, risk management, executive management, computer processing, and accounting and reimbursement services. For these services, the Partnership pays management, reimbursement and accounting fees to NFI. Management, accounting and reimbursement fees were $22,473, $106,810 (unaudited), and $187,841 (unaudited) for the years ended June 30, 1997, 1998 and 1999, respectively.

4.  INCOME TAXES

     No provision is made in the accounts of the Partnership for federal and state income taxes, as such taxes are liabilities of the partners. The Partnership's tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes, the portion of the Partnership's income or loss reported by the partners may also change.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Accredo Health, Incorporated

     We have audited the consolidated financial statements of Accredo Health, Incorporated as of June 30, 1998 and 1999, and for each of the three years in the period ended June 30, 1999, and have issued our report thereon dated August 9, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule of the Company listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Memphis, Tennessee
August 9, 1999

                          ACCREDO HEALTH, INCORPORATED

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

             COLUMN A                COLUMN B           COLUMN C           COLUMN D        COLUMN E
----------------------------------  ----------   ----------------------   -----------     ----------
                                                       ADDITIONS
                                                 ----------------------
                                                               CHARGED
                                                                 TO
                                    BALANCE AT   CHARGED TO     OTHER                     BALANCE AT
                                    BEGINNING    COSTS AND    ACCOUNTS-   DEDUCTIONS-       END OF
           DESCRIPTION              OF PERIOD     EXPENSES    DESCRIBE     DESCRIBE         PERIOD
----------------------------------  ----------   ----------   ---------   -----------     ----------
Year ended June 30, 1997:
  Allowance for doubtful
     accounts.....................  $2,710,000   $2,977,000      $--      $1,885,000(1)   $3,802,000
Year ended June 30, 1998:
  Allowance for doubtful
     accounts.....................   3,802,000   3,165,000        --       3,537,000(1)    3,430,000
Year ended June 30, 1999:
  Allowance for doubtful
     accounts.....................   3,430,000   4,739,000        --       2,869,000(1)    5,300,000

------------------------------

(1) Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Texas Health Pharmaceutical Resources

     We have audited the statements of income, partners' equity and cash flows of Texas Health Pharmaceutical Resources for the year ended June 30, 1997, and have issued our report thereon dated August 21, 1998 (included elsewhere in this Registration Statement). Our audit also included the information for the year ended June 30, 1997, in the financial statement schedule of the Partnership listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein for the year ended June 30, 1997.

                                          /s/ Ernst & Young LLP

Memphis, Tennessee
August 21, 1998

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D       COLUMN E
-----------------------------------------  ----------   ------------------------   -------------   ----------
                                                               ADDITIONS
                                                        ------------------------
                                                                     CHARGED TO
                                           BALANCE AT   CHARGED TO      OTHER                      BALANCE AT
                                           BEGINNING    COSTS AND    ACCOUNTS --   DEDUCTIONS --     END OF
               DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE       DESCRIBE        PERIOD
-----------------------------------------  ----------   ----------   -----------   -------------   ----------
Year ended June 30, 1997:
  Allowance for doubtful accounts........   $113,286     $283,357        $--        $273,640(1)     $123,003
Year ended June 30, 1998 (unaudited):
  Allowance for doubtful accounts........    123,003      177,351         --         130,194(1)      170,160
Year ended June 30, 1999 (unaudited):
  Allowance for doubtful accounts........    170,160       20,733         --          97,888(1)       93,005

------------------------------

(1) Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Children's Memorial Home Hemophilia Services

     We have audited the statements of income, partners' equity and cash flows of Children's Memorial Home Hemophilia Services for the year ended June 30, 1997, and have issued our report thereon dated March 19, 1999 (included elsewhere in this Registration Statement). Our audit also included the information for the year ended June 30, 1997, in the financial statement schedule of the Partnership listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein for the year ended June 30, 1997.

                                          /s/ Ernst & Young LLP

Memphis, Tennessee
March 19, 1999

                  CHILDREN'S MEMORIAL HOME HEMOPHILIA SERVICES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

             COLUMN A                COLUMN B           COLUMN C            COLUMN D        COLUMN E
----------------------------------  ----------   -----------------------   -----------     ----------
                                                        ADDITIONS
                                                 -----------------------
                                                              CHARGED TO
                                    BALANCE AT   CHARGED TO     OTHER                      BALANCE AT
                                    BEGINNING    COSTS AND    ACCOUNTS-    DEDUCTIONS-       END OF
           DESCRIPTION              OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE         PERIOD
----------------------------------  ----------   ----------   ----------   -----------     ----------
Year ended June 30, 1997:
  Allowance for doubtful
     accounts.....................    $15,000     $181,713     $    --      $192,252(1)     $  4,461
Year ended June 30, 1998
  (unaudited):
  Allowance for doubtful
     accounts.....................      4,461      212,452          --       187,467(1)       29,446
Year ended June 30, 1999
  (unaudited):
  Allowance for doubtful
     accounts.....................     29,446      209,299          --       124,433(1)      114,312

------------------------------

(1) Uncollectible accounts written off, net of recoveries.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                       ACCREDO HEALTH, INCORPORATED LOGO
                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                                   CHASE H&Q
                         SUNTRUST EQUITABLE SECURITIES
                         BANC OF AMERICA SECURITIES LLC
                          FIRST UNION SECURITIES, INC.

                             ---------------------
                                          , 2000
                             ---------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by Accredo in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. Accredo is paying all of these expenses in connection with the issuance and distribution of the securities.

SEC Registration Fee........................................  $ 20,797
NASD Filing Fee.............................................     8,378
Nasdaq National Market Listing Fee..........................    17,500
Accountants' Fee and Expenses...............................   200,000
Legal Fees and Expenses.....................................   300,000
Printing and Engraving Costs................................   175,000
Transfer Agent and Registrar Fees...........................    10,000
Miscellaneous...............................................    18,325
                                                              --------
          Total.............................................  $750,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Accredo's Amended and Restated Certificate of Incorporation provides that Accredo shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify its officers and directors.

     Section 145 permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Accredo's Amended and Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Accredo has purchased a policy of director's and officer's insurance that would in certain instances provide the funds necessary for Accredo to meet its indemnification obligations under its Amended and Restated Certificate of Incorporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In order to finance the acquisition of Hemophilia Health Services, Inc., formerly known as Horizon Health Systems, Inc., and to provide working capital, Accredo issued $10.0 million in Senior Subordinated Notes to Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates on June 4, 1997. In connection with the issuance of the Senior Subordinated Notes, Accredo issued an aggregate of 600,000 shares of Common Stock to the holders of the Senior Subordinated Notes. Furthermore, as a condition to the acquisition of Hemophilia Health Services and the appointment of Kyle J. Callahan to Accredo's Board of Directors, Mr. Callahan acquired 62,501 shares of the Accredo's Common Stock for $250,002 on October 1, 1997.

     In connection with the appointment of Kenneth J. Melkus to the Accredo's Board of Directors, Lauren Melkus acquired 62,501 shares of Common Stock for $250,002 on October 27, 1997.

     In connection with the appointment of Kenneth R. Masterson to Accredo's Board of Directors, Accredo sold 51,000 shares of Common Stock to Mr. Masterson for $204,000 on July 24, 1998 pursuant to a subscription agreement entered into by Mr. Masterson in April 1998.

     In connection with Accredo's initial public offering of Common Stock effective as of April 15, 1999, Welsh, Carson, Anderson & Stowe VII, L.P. exchanged 1,650,000 shares of unregistered Common Stock of Accredo for 1,650,000 shares of unregistered Non-Voting Common Stock of Accredo. During Accredo's first fiscal quarter ended September 30, 1999, Welsh, Carson, Anderson & Stowe VII, L.P. exchanged its 1,650,000 shares of unregistered Non-Voting Common Stock of Accredo for 1,650,000 shares of unregistered Common Stock of Accredo.

     Except as otherwise noted, all issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. All share numbers discussed above reflect a three-for-two stock split of Accredo's common stock in the form of a 50% stock dividend issued to stockholders on February 21, 2000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 1.1   --   Form of Underwriting Agreement
 2.1   --   Stock Purchase Agreement, dated December 1, 1999, among
            Margo Grbinich-Hunt, Mark B. Epstein, Hemophilia Health
            Services, Inc. and Sunrise Health Management, Inc.(2)
 3.1   --   Amended and Restated Certificate of Incorporation of the
            Accredo Health, Incorporated(1)
 3.2   --   Amended and Restated Bylaws of Accredo Health,
            Incorporated(1)
 4.1   --   Form of Common Stock Certificate(1)
 5.1   --   Opinion of Alston & Bird LLP
23.1   --   Consent of Alston & Bird LLP (included in Opinion filed as
            Exhibit 5.1)
23.2   --   Consent of Ernst & Young LLP
24.1   --   Power of Attorney (contained on the signature page)

------------------------------

(1) Incorporated by reference to Accredo Health, Incorporated's Registration Statement on Form S-1 (Reg. No. 333-62679) effective as of April 15, 1999.

(2) Incorporated by reference to Accredo Health, Incorporated's Current Report on Form 8-K filed on December 16, 1999 (SEC File No. 000-25769).

     (b) Financial Statement Schedules

     Accredo Health, Incorporated
          Schedule II -- Valuation and Qualifying Accounts

     Texas Health Pharmaceutical Resources
          Schedule II -- Valuation and Qualifying Accounts

     Children's Memorial Home Hemophilia Services
          Schedule II -- Valuation and Qualifying Accounts

     Schedules other than those listed above are omitted because they are not required or are not applicable, or the required information is shown in the respective financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 27, 2000.

                                          ACCREDO HEALTH, INCORPORATED

                                          By:     /s/ DAVID. D STEVENS
                                            ------------------------------------
                                              David D. Stevens
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Stevens and Joel R. Kimbrough, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of common stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 27, 2000.

                  SIGNATURE                    TITLE
                  ---------                    -----

            /s/ DAVID D. STEVENS               Chief Executive Officer and Chairman of the
---------------------------------------------    Board of Directors
              David D. Stevens

              /s/ JOHN R. GROW                 President and Director
---------------------------------------------
                John R. Grow

            /s/ JOEL R. KIMBROUGH              Senior Vice President, Chief Financial
---------------------------------------------    Officer and Treasurer (Principal Financial
              Joel R. Kimbrough                  and Accounting Officer)

            /s/ KYLE J. CALLAHAN               Senior Vice President and Director
---------------------------------------------
              Kyle J. Callahan

                                               Director
---------------------------------------------
              Patrick J. Welsh

                  SIGNATURE                    TITLE
                  ---------                    -----

             /s/ ANDREW M. PAUL                Director
---------------------------------------------
               Andrew M. Paul

            /s/ KENNETH J. MELKUS              Director
---------------------------------------------
              Kenneth J. Melkus

          /s/ KENNETH R. MASTERSON             Director
---------------------------------------------
            Kenneth R. Masterson

             /s/ KEVIN L. ROBERG               Director
---------------------------------------------
               Kevin L. Roberg

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  1.1    --   Form of Underwriting Agreement
  2.1    --   Stock Purchase Agreement, dated December 1, 1999, among
              Margo Grbinich-Hunt, Mark B. Epstein, Hemophilia Health
              Services, Inc. and Sunrise Health Management, Inc.(2)
  3.1    --   Amended and Restated Certificate of Incorporation of the
              Accredo Health, Incorporated(1)
  3.2    --   Amended and Restated Bylaws of Accredo Health,
              Incorporated(1)
  4.1    --   Form of Common Stock Certificate(1)
  5.1    --   Opinion of Alston & Bird LLP
 23.1    --   Consent of Alston & Bird LLP (included in Opinion filed as
              Exhibit 5.1)
 23.2    --   Consent of Ernst & Young LLP
 24.1    --   Power of Attorney (contained on the signature page)

------------------------------

(1) Incorporated by reference to Accredo Health, Incorporated's Registration Statement on Form S-1 (Reg. No. 333-62679) effective as of April 15, 1999.

(2) Incorporated by reference to Accredo Health, Incorporated's Current Report on Form 8-K filed on December 16, 1999 (SEC File No. 000-25769).